As Filed with the Securities and Exchange Commission on May 8, 1998
                                           REGISTRATION NO. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                         -----------------------------
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         -----------------------------
                              HIBERNIA CORPORATION
             (Exact name of registrant as specified in its charter)


Louisiana                           6711                      72-0724532
(State or other               (Primary Standard             (I.R.S. Employer
jurisdiction of                Industrial                   Identification No.)
                               incorporation or             Classification
                               organization)                Code Number)

                              313 Carondelet Street
                          New Orleans, Louisiana 70130
                                 (504) 533-5332
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          -----------------------------

                                  Gary L. Ryan
                   Senior Vice President and Corporate Counsel
                              Hibernia Corporation
                              313 Carondelet Street
                          New Orleans, Louisiana 70130
                                 (504) 533-5560

(Name,  address,   including  zip code,  and  telephone  number,  including area code of agent for service)

             ------------------------------------------------------

                                   COPIES TO:



       Patricia C. Meringer                        Cheryn L. Netz
       Senior Vice President and                   Watkins Ludlam
        Corporate Counsel                           Winter & Stennis P.A.
       Hibernia Corporation                        633 North State Street
       313 Carondelet Street                       Jackson, Mississippi  39202
       New Orleans, Louisiana 70130                (601) 949-4900
       (504) 533-2486


             -----------------------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:

     As soon as practicable after this registration statement is declared effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.



                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------

Title of each   Amount to be     Proposed     Proposed     Amount of
class of        registered       maximum      maximum      registration
securities to                    offering     aggregate    fee (1)
be registered                                 price per    offering
                                              share (1)    price (1)
--------------------------------------------------------------------------

Class A         3,937,353        $7.52        $29,612,644     $8,736
Common Stock,    shares
no par value
-----------------------------------------------------------------

(1) Based upon the book value of the securities to be received by the registrant or canceled in the exchange or transaction as of December 31, 1997 of $29,612,644 pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                OF
                      PEOPLES HOLDING CORPORATION
                       ________ __, 1998

     You are hereby notified that a special meeting of Peoples Holding Corporation will be held at the main office of Peoples Bank and Trust Company, 618 Main Street, Minden, Louisiana 70155-3327 on June 16, 1998 at 2:00 P.M. The following matters will be considered and voted upon at this meeting:

        1. A proposal to approve the Agreement and Plan of Merger dated February 10, 1998 between Peoples and Hibernia Corporation. The Merger Agreement provides that Peoples will be merged into Hibernia, and Hibernia will survive the Merger. As a result of the Merger, each outstanding share of common stock, $10.00 per share par value, of Peoples will be converted into at least 9.5 but no more than
10.5 shares of Hibernia Common Stock.

        2. A proposal to approve the Merger between Peoples and Hibernia.

        Both the Agreement and the Merger are described in more detail in the accompanying Proxy Statement Prospectus.

        Any other business that is properly brought before the Special Meeting will be acted upon at the Meeting.

        Each shareholder who is the owner of record of Peoples Common Stock at the close of business on May 1, 1998 is entitled to vote on the matters presented at the Special Meeting. Those shareholders are also entitled to receive notice of the Special Meeting. If there is any adjournment or postponement of the Special Meeting, those shareholders of record also will be entitled to vote at the adjournment or postponement as well.

        Each share of Peoples Common Stock will entitle its holder to one vote on all matters that come before the Special Meeting. A majority of the issued and outstanding shares of Peoples must be present in person or by proxy to constitute a quorum for purposes of the Meeting. If a quorum is present, the vote of a majority of the shares represented at the Meeting will be required to approve the Merger.

        If the Merger is approved by a vote of less than 80% of the issued and outstanding shares of Peoples Stock, you may have the right to receive the fair value of your Peoples Stock in cash. In order to receive cash, however, you must comply with the procedures required by Louisiana law, and you must vote your shares against the Merger.

        THE PEOPLES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AGREEMENT AND THE MERGER.

        Your vote is important, even if you do not plan to attend the Special Meeting. Also, even if you own a small number of shares, please take a moment to complete, date and sign the enclosed proxy card.

Your proxy may be revoked in three ways:
-   by  notice to the Secretary  of  Peoples  prior to the  date of the  Special
    Meeting,
-   by attending the Special Meeting and voting in person or
- by executing and delivering a later dated proxy to the Secretary prior to the Special Meeting.

                                        By Order of the Board of Directors,

                                        Ralph S. Williams
                                        President and Chief Executive Officer



                                PROXY STATEMENT


                          PEOPLES HOLDING CORPORATION
                        SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 16, 1998


                                   PROSPECTUS

                              HIBERNIA CORPORATION

                              3,937,353 SHARES OF
                              CLASS A COMMON STOCK
                                 (NO PAR VALUE)


        We are furnishing you this Proxy Statement-Prospectus because you are a holder of Peoples Common Stock. The Board of Directors of Peoples is soliciting proxies for use at the Special Meeting and at any adjournments or postponements of the Meeting. The Special Meeting will be held at 2:00 P.M., local time, on June 16, 1998, at the office of Peoples, 618 Main Street, Minden, Louisiana 71055.

        At the Special Meeting, holders of record of Peoples Common Stock as of the close of business on the Record Date will vote upon a proposal to approve the Merger Agreement and the Merger. If the Merger is approved, each outstanding share of Peoples Common Stock (with a few exceptions, discussed below) will be converted into shares of Hibernia Common Stock. Shares of Peoples Common Stock owned by Hibernia or its subsidiaries and shares as to which dissenters' rights have been exercised and perfected will not be converted into Hibernia Stock. If the Merger is approved, holders of Peoples Common Stock will receive between 9.5 and 10.5 shares of Hibernia Common Stock. (The exact number of shares to be issued is discussed further below.) Fractional shares will not be issued. Anyone entitled to a fraction of a share of Hibernia Common Stock will instead receive cash for that portion of a share. The Merger Agreement is included in its entirety as Appendix A to this Proxy Statement-Prospectus. It is also described in more detail under the heading "PROPOSED MERGER."

        This Proxy Statement-Prospectus is also a prospectus of Hibernia for the shares of Hibernia Common Stock to be issued if the Merger is consummated.

        The outstanding shares of Hibernia Common Stock are listed on the NYSE. The reported last sale price of Hibernia Common Stock on the NYSE Composite Transactions Reporting System on May __, 1998 was $______ per share. (The value of 10 shares of Hibernia Common Stock on that day was $____ based on this price.)

        This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of Peoples on or about May 14, 1998.

        No one is authorized to give any information or to make any representations other than those contained in this Proxy Statement-Prospectus. If any other information or representations are given or made, you may not rely upon them as having been made by Hibernia or Peoples.


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE SHARES OF HIBERNIA COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this Proxy Statement-Prospectus is May 8, 1998.



                               TABLE OF CONTENTS

INTRODUCTION.............................................................
AVAILABLE INFORMATION....................................................
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................
CERTAIN DEFINITIONS......................................................
SUMMARY..................................................................
        The Proposed Merger..............................................
        Management and Operations After the Merger.......................
        Recommendation of the Board of Directors.........................
        Basis for the Terms of the Merger................................
        Advice and Opinion of financial Advisor..........................
        Quorum and Vote Required.........................................
        Conditions; Abandonment; Amendments..............................
        Interests of Certain Persons in the Merger.......................
        Employee Benefits................................................
        Material Tax Consequences........................................
        Dissenters' Rights...............................................
        Differences in Shareholders' Rights..............................
        Accounting Treatment.............................................
        Merger Activity..................................................
THE PARTIES TO THE MERGER................................................
        Hibernia.........................................................
        Selected Financial Data..........................................
        Peoples..........................................................
        Peoples Selected Financial Data..................................
        Pro Forma Combined Selected Financial Information (Unaudited)....
        Comparative Per Share Information (Unaudited)....................
MEETING INFORMATION......................................................
        Solicitation and Revocation of Proxies...........................
        Quorum and Vote Required.........................................
        Recommendation...................................................
PROPOSED MERGER..........................................................
        General..........................................................
        Background of and Reasons for the Merger.........................
        Terms of the Merger..............................................
        Opinion of Financial Advisor.....................................
        Closing Date and Effective Date of the Merger....................
        Employee Benefits................................................
        Surrender and Exchange of Stock Certificates.....................
        Expenses.........................................................
        Representations and Warranties...................................
        Conditions to the Merger; Waiver.................................
        Regulatory and Other Approvals...................................
        Business Pending the Merger......................................
        Termination......................................................
        Management and Operations after the Merger.......................
        Certain Differences in the Rights of Shareholders................
        Interests of Certain Persons in the Merger.......................
        Material Tax Consequences........................................
        Resale of Hibernia Common Stock..................................
        Rights of Dissenting Shareholders................................
        Accounting Treatment.............................................
CERTAIN REGULATORY CONSIDERATIONS........................................
        General..........................................................
        Payment of Dividends.............................................
        Restrictions on Extensions of Credit.............................
PRO FORMA FINANCIAL INFORMATION..........................................
CERTAIN INFORMATION CONCERNING PEOPLES AND THE BANK......................
        Description of Principal Business................................
        Supervision and Regulation.......................................
        Competition......................................................
        Seasonality of Business and Customers............................
        Employees........................................................
        Properties.......................................................
        Legal Proceedings................................................
        Stock Prices and Dividends.......................................
        Security Ownership of Principal Shareholders and Management......
PEOPLES CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
        AS OF AND FOR DECEMBER 31, 1997 AND DECEMBER 31, 1996 (Audited).. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
        RESULTS OF  OPERATIONS  OF PEOPLES  HOLDING  CORPORATION  FOR THE TWELVE
        MONTHS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996....
RELATIONSHIP WITH INDEPENDENT AUDITORS...................................
VALIDITY OF SHARES.......................................................
EXPERTS..................................................................
APPENDICES
        APPENDIX A  AGREEMENT AND PLAN OF MERGER
        APPENDIX B FAIRNESS OPINION OF PROFESSIONAL BANK SERVICES, INC. APPENDIX C PROVISIONS OF LOUISIANA LAW RELATING TO DISSENTERS' RIGHTS APPENDIX D TAX OPINION OF ERNST & YOUNG LLP


                                  INTRODUCTION

        This Proxy Statement-Prospectus describes a proposed merger between Peoples and Hibernia and the Special Meeting at which shareholders of Peoples will VOTE upon the Merger. It also contains information about the parties to the Merger and other information of interest to Peoples' shareholders.

        If the Merger is completed, Peoples will be merged into Hibernia, and Hibernia will be the corporation surviving the Merger. In that case, shareholders of Peoples who do not exercise and perfect their dissenters' rights under Louisiana law will receive between 9.5 and 10.5 shares of Hibernia Stock for each share of Peoples Stock they own at the time the Merger is effective. The precise number of shares to be issued and the formula for determining that number is described elsewhere in this Proxy Statement. No fractional shares of Hibernia Stock will be issued. Shareholders of Peoples entitled to receive a fraction of a share will be paid cash instead of that fractional share. See "PROPOSED MERGER - Terms of the Merger."

        The maximum number of shares of Hibernia Stock that Hibernia will issue to the shareholders of Peoples in the Merger is 3,937,353. This number of shares is registered on this Registration Statement.

        Shareholders of Peoples will be asked to approve the Merger Agreement and Merger at the Special Meeting which will be held on June 16, 1998. The proxy statement relating to the Special Meeting is included in this Proxy Statement-Prospectus.

        The terms of the Merger are described in this Proxy Statement-Prospectus (see "Proposed Merger"). Also, a copy of the Merger Agreement is attached as Appendix A.

                              AVAILABLE INFORMATION

        Hibernia is a public company and is required to file certain reports with the SEC. You may review and copy these reports, proxy statements and other information at the following places:

- the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 (copies may be made at prescribed rates),

- at the SEC's Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10007

- at the SEC's Regional Office located 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511

- at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        The SEC maintains a web site on the Internet that contains reports, proxy and information statements and other information about public companies. The address of that site is http://www.sec.gov. Certain recent reports filed with the SEC are also available at Hibernia's web site at http:/www.hiberniabank.com. Hibernia's Internet web site also includes news releases and product and service information about Hibernia.

        Hibernia has filed a registration statement on Form S-4 with the SEC that registers the Hibernia Common Stock included in this Prospectus. This Proxy Statement-Prospectus does not contain all of the information in the Registration Statement. Please refer to the Registration Statement for further information about Hibernia and the Hibernia Common Stock to be exchanged in the Merger. Statements contained in this Proxy Statement-Prospectus concerning the provisions of certain documents included in the Registration Statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the Registration Statement. You may obtain copies of all or any part of the Registration Statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC and the NYSE listed above.

        All information contained in this Proxy Statement-Prospectus relating to Hibernia and its subsidiaries has been supplied by Hibernia. All information relating to Peoples and its subsidiaries has been supplied by Peoples.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by Hibernia with the SEC are incorporated by reference in this Proxy Statement- Prospectus:

* its Annual Report on Form 10-K for the year ended December 31, 1997;
* its definitive Proxy Statement filed with the SEC on March 20, 1998 relating to its 1998 Annual Meeting of Shareholders held on April 21, 1998 (except for the information contained therein under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "Executive Compensation -- Stock Performance Graph", which are expressly excluded from incorporation in this Registration Statement);
* the Description of Capital Stock included in its Current Report on Form 8-K dated November 2, 1994;
*  and " a Current  Report on Form 8-K dated January 12, 1998.

        All documents filed by Hibernia with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the termination of the offering of Hibernia Common Stock made hereby will be deemed to be incorporated by reference in this Proxy Statement-Prospectus from the date they are filed. No statement made in this Proxy Statement-Prospectus modifies or supersedes any statement contained in a document incorporated or deemed to be incorporated by reference. Any statement so modified or superseded will not be deemed to constitute a part of this Proxy Statement-Prospectus, except as so modified or superseded.

        If you are a beneficial owner of Peoples Common Stock and would like a copy of any of the information incorporated by reference in this Proxy Statement-Prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Hibernia will provide it to you without charge. If you would like to receive any of that information, please call or write to Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana 70130, Attention: Assistant Secretary, Telephone (504) 533-3411. You should make your request made before __________, 1998 in order to receive the information prior to the Meeting.

                              CERTAIN DEFINITIONS

        We have used certain defined terms and abbreviations throughout the Proxy Statement-Prospectus for ease of reference and consistency. These defined terms and their definitions are included below:

Advisor or PBS -- Professional Bank Services, Inc., the financial advisor to Peoples

Code  or Internal Revenue Code -- the Internal Revenue Code of 1986, as amended

Effective Date -- the date on which the Merger becomes effective, as specified in Section 14 of the Merger Agreement

ESOP -- Hibernia Corporation's Employee Stock Ownership Plan, as amended to date

Exchange Act -- the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under it

Exchange Rate -- the number of shares of Hibernia Common Stock to be exchanged for each share of Peoples Common Stock in the Merger, as determined in accordance with Section 3.8 of the Merger Agreement

Fairness Opinion -- the opinion of Professional Bank Services, included as Appendix B to the Proxy Statement- Prospectus

Federal Reserve or Federal Reserve Board -- the Board of Governors of the Federal Reserve System

Hibernia -- Hibernia Corporation, a Louisiana corporation and the holding company of Hibernia National Bank and Hibernia National Bank of Texas

Hibernia Common Stock or Hibernia Stock -- the Class A Common Stock, no par value, of Hibernia, which will be exchanged for Peoples Common Stock in the Merger if the Merger is approved

HNB -- Hibernia National Bank, a national bank and wholly-owned subsidiary of Hibernia

LBCL -- the Louisiana Business Corporation Law, La. Rev. Stat. Section 12:1 et al.

Merger -- the merger of Peoples Holding Corporation with and into Hibernia Corporation described herein and in the Merger Agreement

Merger Agreement or Agreement -- the Agreement and Plan of Merger between Hibernia and Peoples dated as of February 10, 1998, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A

NYSE -- New York Stock Exchange, Inc.

OCC -- Office of the Comptroller of the Currency, the federal regulatory agency for national banks

OFI -- Office of Financial Institutions, the primary regulatory of state banks organized in Louisiana

Peoples -- Peoples Holding Corporation, a Louisiana corporation and the holding company of Peoples Bank and Trust Company

Peoples Bank or the Bank -- Peoples Bank & Trust Company, a Louisiana banking corporation and a wholly-owned subsidiary of Peoples

Peoples Common Stock or Peoples Stock -- the common stock, par value $10.00 of Peoples, which will be surrendered in exchange for Hibernia Common Stock if the Merger is approved

Record Date -- May 1, 1998, the date on which an individual or company must be a shareholder of Peoples in order to vote at the Special Meeting

Registration Statement -- the registration statement filed with the SEC by Hibernia, including all amendments and exhibits to it, relating to the Hibernia Common Stock to be exchanged in the Merger

SEC -- the Securities and Exchange Commission

Securities Act -- the Securities Act of 1933, as amended, and the rules and regulations promulgated under it

Special Meeting or Meeting -- the special meeting of shareholders of Peoples scheduled to be held at 2:00 p.m. on June 16, 1998 at which shareholders of Peoples will vote on the Merger and the Agreement

Tax Opinion -- the opinion of Ernst & Young LLP, attached to the Proxy Statement-Prospectus as Appendix D, relating to certain federal tax implications of the Merger



                                     SUMMARY

        We have prepared this summary to assist shareholders of Peoples in their review of this Proxy Statement-Prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this Proxy Statement-Prospectus. This summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the Appendices and the documents incorporated herein by reference. We urge shareholders of Peoples to read all of those documents in their entirety prior to the Special Meeting.

The Proposed Merger

        The shareholders of Peoples will consider and vote upon the Agreement and the Merger at the Special Meeting. If the shareholders of Peoples approve the Agreement and the Merger and the other conditions to completing the
Merger are satisfied, the Merger will be consummated on a date thereafter chosen by the parties. See "PROPOSED MERGER -- Representations and Warranties" and "Conditions to the Merger; Waiver" for more information about the conditions to completing the Merger. Shareholders of Peoples ( other than those who exercise and perfect dissenters' rights under Louisiana law) will receive at least 9.5, but no more than 10.5 shares of Hibernia Common Stock in exchange for each share of Peoples Common Stock they own. The precise number of shares to be exchanged will be determined as follows:

[$69,375,000 -:- 375,000] -:- $X

where X = the Average Market Price of Hibernia Common Stock at the Closing. The Average Market Price for this purpose is the average of the closing prices of Hibernia Common Stock on the NYSE for the 10 business days prior to the last trading day prior to the Closing. If the Average Market Price is higher than $19.47, then the Exchange Rate will be 9.5 shares of Hibernia Stock for each share of Peoples Stock. If the Average Market Price is less than $17.62 then the Exchange Rate will be 10.5 shares of Hibernia Stock for each share of Peoples Stock.

        Peoples shareholders who would otherwise receive a fraction of a share of Hibernia Stock will receive cash instead of that fractional share.

Management and Operations After the Merger

        Peoples and the Bank will cease to exist after the Merger. The business of the Bank will be conducted through Hibernia National Bank after the Merger. The Boards of Directors of Hibernia and HNB will not change as a result of the Merger.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS OF PEOPLES HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE MERGER AND BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE PEOPLES SHAREHOLDERS. THE PEOPLES BOARD RECOMMENDS THAT YOU VOTE FOR THE MERGER AND THE AGREEMENT. (See "MEETING INFORMATION.") The Board of Directors has received a fairness opinion from Professional Bank Services that the terms of the Merger are fair, from a financial point of view, to the shareholders of Peoples. See "PROPOSED MERGER -- Opinion of Financial Advisor." The Peoples Board believes that the Merger will provide significant value to all Peoples shareholders. In recommending the Merger to the shareholders, the Peoples Board considered, among other factors:

*  the financial terms of the Merger,
*  the liquidity the Merger will afford  Peoples  shareholders;
* and the business earnings and potential for future growth of Peoples and Hibernia.
See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Basis for the Terms of the Merger

        The Peoples Board considered a number of factors in approving the terms of the Merger, including:

* information concerning the financial condition, results of operations and prospects of Hibernia, Peoples, HNB and the Bank;

* Peoples' ability to compete in its relevant banking markets and to face additional competitive pressures due to changes in the regulatory environment;

*  the market price of Hibernia Common Stock;

*  the absence of an active trading market for Peoples Common Stock;

* the consideration to be received by Peoples shareholders in relation to Peoples earnings and book value;

* the anticipated tax-free nature of the Merger to Peoples shareholders for federal income tax purposes;

* and the financial terms of other recent business combinations in the banking industry.

See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Advice and Opinion of Financial Advisor

        Professional Bank Services has rendered an opinion to Peoples that the terms of the Merger are fair, from a financial point of view, to the shareholders of Peoples. The opinion is based on and subject to the procedures, matters and limitations described in it and other matters that Professional Bank Services considered relevant. The Fairness Opinion is attached to this Proxy Statement - Prospectus as Appendix B. We urge you to read the entire opinion, which includes a description of the procedures followed, matters considered, and limitations on the reviews undertaken by Professional Bank Services. See "PROPOSED MERGER -- Opinion of Financial Advisor."

Quorum and Vote Required

        A majority of the issued and outstanding shares of Peoples Stock must be present in person or by proxy at the Meeting in order for a quorum to be present. If a quorum is not present, the Meeting will be adjourned, and no vote will be taken until and unless a quorum is present. The affirmative vote of the holders of a majority of the shares of Peoples Common Stock present at the Meeting is required to approve the Merger. Votes may be cast in person or by proxy at the Special Meeting. (See "MEETING INFORMATION.") Those shareholders who own Peoples Stock at the close of business on May 1, 1998 will be entitled to vote at the Special Meeting. Directors and executive officers of Peoples own 60,044 shares of Peoples Common Stock. These individuals have the right to vote
16.01 of the Peoples Common Stock issued and outstanding as of the Record Date. See "CERTAIN INFORMATION CONCERNING PEOPLES AND THE BANK -- Security Ownership of Principal Shareholders and Management." The directors of Peoples have agreed to vote the stock over which they have voting power in favor of the Merger and the Agreement at the Special Meeting (except in certain limited circumstances). See "MEETING INFORMATION" and "CERTAIN INFORMATION CONCERNING PEOPLES AND THE BANK -- Security Ownership of Principal Shareholders and Management." Hibernia shareholders are not required to approve the Merger under Louisiana law.

Conditions; Abandonment; Amendment

        A number of conditions must be met in order for the Merger to be completed. These conditions include, among others:

* approval of the Agreement by the required vote of the shareholders of Peoples;

* approval of the proposed transactions by the Federal Reserve and the OCC;

* holders of no more than 9.8% of the Peoples Common Stock exercise and perfect dissenters' rights.

The Merger may not be consummated until at least 15 days after approval of the Merger by the Federal Reserve Board is obtained. Once the Federal Reserve has approved the Merger, it must be completed within 90 days. See "PROPOSED MERGER -- Representations and Warranties" and "-- Conditions to the Merger; Waiver" and "PROPOSED MERGER -- Regulatory and Other Approvals."

        Nearly all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created. (Shareholder and regulatory approvals may not be waived.) Also, the Agreement may be amended or supplemented at any time by written agreement of Peoples and Hibernia. No waiver, amendment or supplement executed after approval of the Agreement by Peoples shareholders may reduce the Exchange Rate to be issued in the Merger. Any other material change to the Agreement after the date of the Special Meeting would require, however, a resolicitation of Peoples shareholders for the purpose of voting on the Merger. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "PROPOSED MERGER -- Representations and Warranties" and "--Conditions to the Merger; Waiver" and "PROPOSED MERGER -- Closing Date and Effective Date of the Merger; Termination."

Interests of Certain Persons in the Merger

        The executive officers and directors of Peoples have interests in the Merger that are in addition to their interests as shareholders of Peoples. These benefits include, among others:


* the  continuation  of  certain  employee  benefits,  and

* provisions in the Agreement relating to the indemnification of officers, directors and employees of Peoples for certain liabilities up to certain aggregate limitations.

In addition, Ralph Williams has agreed to a two-year employment contract with Hibernia at his current salary. See "PROPOSED MERGER -- Employee Benefits" and -- "Interests of Certain Persons in the Merger."

Employee Benefits

        Hibernia has agreed to offer to all former employees of Peoples and/or the Bank who become employees of Hibernia or its subsidiaries the same employee benefits as those offered by Hibernia and HNB to their employees, with certain exceptions. Hibernia will also give Peoples employees full credit for their years of service (for both eligibility and vesting) with Peoples for purposes of Hibernia's 401(k) plan and its ESOP to the extent permitted under the terms of those plans. See "PROPOSED MERGER---Employee Benefits."

Material Tax Consequences

        The Merger Agreement requires the parties to obtain an opinion regarding the federal tax consequences of the Merger. The parties have received an opinion of Ernst & Young LLP to the following effects:

* the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code,

* the exchange of Peoples Stock to the extent exchanged for Hibernia Common Stock will not give rise to gain or loss to the shareholders of Peoples with respect to such exchange,

* the basis of Hibernia Stock to be received by the holders of Peoples Stock will be, in each instance, the same as the basis in their stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of gain, if any, recognized in the exchange, and

* the holding period of the Hibernia Stock received by holders of Peoples Stock in the Merger will include in each instance the period during which the Peoples Stock surrendered in exchange therefor was held as a capital asset on the date of surrender.

Ernst & Young serves as independent auditors for Hibernia. A copy of the tax opinion is attached hereto as Appendix D. See "PROPOSED MERGER -- Material Tax Consequences."

        Tax laws are complex, and the tax consequences of the Merger may vary depending upon a holder's individual circumstances or tax status. For these reasons, we recommend that you consult your tax advisor concerning the federal (and any applicable state, local or other) tax consequences of the Merger to you.

Dissenters' Rights

        If you object to the Merger and perfect your rights to dissent from the Merger, and if the Merger is approved by less than 80% of the outstanding shares of Peoples Stock, you will be entitled to the rights and remedies of dissenting shareholders provided in the LBCL, 12: 131 et seq.. Appendix C includes the relevant provisions of the LBCL regarding dissenters' rights. However, if dissenters' rights are exercised and perfected with respect to 9.8% or more of the outstanding shares of Peoples Common Stock, Hibernia may abandon the Merger. See "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Differences in Shareholders' Rights

        Shareholders of Peoples who receive shares of Hibernia Stock in the Merger will become shareholders of Hibernia. Their rights as shareholders then will be governed by Hibernia's Articles of Incorporation and Bylaws. The rights of shareholders of Hibernia are different in certain respects from the rights of shareholders of Peoples. See "PROPOSED MERGER -- Certain Differences in Rights of Shareholders."

Accounting Treatment

        The parties intend the Merger to be treated as a pooling of interests for financial accounting purposes. A number of things could prevent the Merger from qualifying for this accounting treatment. Among those factors are the number of shareholder of Peoples who exercise and perfect dissenters' rights. Hibernia may abandon the Merger if it does not qualify for pooling-of-interests accounting treatment. See "PROPOSED MERGER -- Accounting Treatment."

Merger Activity

        The following table shows certain information about two recently completed merger transactions:

Name            Location           Date of         Assets          Shareholders            Shares of
                                   Merger                               Equity              Hibernia
                                                                                              Stock
                                                                                             Issued

ArgentBank      Thibodaux, LA      2/1/98          $758 million    $86 million             13,317,236

Firstshares of  Marshall, Texas    3/15/98         $254 million    $24.8 million            3,690,615
  Texas, Inc.
(First National
  Bank)


THE PARTIES TO THE MERGER

Hibernia

        Hibernia is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended. As of December 31, 1997, Hibernia had total consolidated assets of approximately $11 billion and shareholders' equity of approximately $1.1 billion. As of that time, Hibernia was ranked, on the basis of total assets, as the largest bank holding company headquartered in Louisiana.

        As of December 31, 1997, Hibernia had two banking subsidiaries: Hibernia National Bank and Hibernia National Bank of Texas. Hibernia National Bank provides retail and commercial banking services through approximately 202 banking offices throughout Louisiana. Hibernia National Bank of Texas provides retail and commercial banking services through approximately 22 banking offices in four Texas counties. As of December 31, 1997, HNB was the largest bank headquartered in Louisiana.

        From time to time, Hibernia investigates and holds discussions and negotiations in connection with possible mergers or similar transactions with other financial institutions. On January 1, 1998, Hibernia completed its merger with Northwest Bancshares of Louisiana, Inc. in northwest Louisiana. On February 1, 1998, Hibernia completed its merger with ArgentBank, a bank headquartered in Thibodaux, Louisiana. On March 15, 1998, Hibernia completed its merger with Firstshares of Texas, Inc., the holding company of First National Bank
(Marshall),  headquartered  in  Marshall,  Texas.  On the  date  of  this  Proxy
Statement-Prospectus, Hibernia's Merger Agreement with Peoples is the only definitive agreement relating to a merger to which Hibernia is a party. See "Summary -- Merger Activity."

        Hibernia expects to pursue other possible acquisition opportunities and intends to continue to pursue such opportunities in the near future. Any transactions may be entered into before or after the Merger. The terms of any future transactions cannot be predicted at this time. Also, future transactions would be subject to regulatory approval and the approval of shareholders of the acquired institution if required by law.

     The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-5532. For additional information concerning the business and financial condition of Hibernia, please refer to Hibernia's reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

Selected Financial Data

        The closing market price per share of Hibernia Common Stock on the NYSE on February 9, 1998 was $20.50 ( That day was the business day prior Hibernia's and Peoples' announcement of their proposed Merger.) The parties do not know what the market price of Hibernia Common Stock will be on the Closing Date.

Selected  Financial Data of Hibernia

     The following table sets forth certain consolidated financial information for Hibernia. This information is based on the consolidated financial statements and related notes of Hibernia contained in its Annual Report on Form 10-K for the year ended December 31, 1997. See "Incorporation of Certain Documents by Reference."

HIBERNIA CORPORATION
SELECTED FINANCIAL INFORMATION

                                                                     Year Ended December 31
-------------------------------------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)
                                                1997             1996            1995            1994            1993
-------------------------------------------------------------------------------------------------------------------------
Net interest income ..................   $   427,757      $   375,633     $   328,316     $   308,025     $   302,547
Income from continuing operations ....       137,389          112,818         131,412         103,658          74,821
Per common share:
   Income from continuing operations .          1.00             0.85            1.01            0.79            0.57
   Income from continuing operations -
     assuming dilution ...............          0.98             0.84            1.00            0.78            0.57
   Cash dividends ....................          0.33             0.29            0.25            0.19            0.03
   Book value ........................          7.24             6.53            6.00            4.93            4.62


SELECTED PERIOD-END BALANCES

Debt .................................       506,548           57,192          36,069          23,461          42,020
Total assets .........................    11,023,038        9,560,320       7,933,816       7,464,192       7,279,001


Peoples

        Peoples is a Louisiana corporation and a registered bank holding company under the BHCA which owns all of the issued and outstanding shares of stock of Peoples Bank & Trust Company, a banking corporation organized under Louisiana law. As of December 31, 1997, Peoples had total consolidated assets of $228 million and shareholders' equity of $29.6 million. The Bank has nine offices in three parishes in Northwest Louisiana. The Bank engages in retail and commercial banking services, including taking deposits and extending secured and unsecured credit.

        The principal offices of Peoples are located at 618 Main Street, Minden, Louisiana 71055 and its telephone number is (318) 377-6366. Additional information concerning the business of Peoples and its financial condition is included below under the heading "CERTAIN INFORMATION CONCERNING PEOPLES", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES" and "PEOPLES CONSOLIDATED FINANCIAL INFORMATION."

Selected Financial Data of Peoples Holding Corporation

        The following selected financial information of Peoples with respect to each year in the three-year period ended December 31, 1997 has been derived from the financial statements of Peoples. The information set forth below should be read in conjunction with Peoples' financial statements, the notes thereto, and Peoples' Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1997 and 1996 appearing elsewhere in this Proxy Statement-Prospectus.

PEOPLES HOLDING CORPORATION
SELECTED FINANCIAL INFORMATION

                                                  Year Ended December 31
--------------------------------------------------------------------------------
($ in thousands, except per share amounts)
                                             1997          1996          1995
--------------------------------------------------------------------------------
Net interest income ..................   $  8,924      $  8,131      $  6,834
Income from continuing operations ....      3,811         3,228         3,362
Per common share:
   Income from continuing operations .      10.15          8.56          8.88
   Income from continuing operations -
     assuming dilution ...............      10.15          8.56          8.88
   Cash dividends ....................       2.00          1.60          1.60
   Book value ........................      78.97         88.64         79.72


SELECTED PERIOD-END BALANCES

Debt .................................          -             -             -
Total assets .........................    228,005       228,235       180,198

PEOPLES HOLDING CORPORATION

QUARTERLY INCOME RESULTS
------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)
------------------------------------------------------------------------------------------
                             3/31/97         6/30/97         9/30/97        12/31/97
------------------------------------------------------------------------------------------
Interest income ....          $3,905          $3,994          $3,987          $4,048
Net interest income            2,127           2,218           2,243           2,336
Net income .........             908             993             964             946
Net income per share            2.42            2.64            2.57            2.52



------------------------------------------------------------------------------------------
                             3/31/96         6/30/96         9/30/96        12/31/96
------------------------------------------------------------------------------------------

Interest income ....          $3,746          $3,743          $3,830          $3,900
Net interest income            1,966           1,958           2,019           2,188
Net income .........             819             775             859             775
Net income per share            2.19            2.05            2.27            2.05

Pro Forma Combined Selected Financial Information (Unaudited)

        The following tables sets forth certain unaudited pro forma combined selected financial information for Hibernia. The pro forma information, which reflects the Merger, is presented for information purposes only. The results shown there are not necessarily indicative of the actual results that might have occurred if the Merger had been completed at the beginning of the periods presented. Also, this information is not necessarily indicative of results that might be achieved in the future if the Merger is completed. See "Pro Forma Financial Information" contained elsewhere herein.

PRO FORMA HIBERNIA CORPORATION*
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION


                                                            Year Ended December 31
---------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)
                                                  1997               1996              1995
---------------------------------------------------------------------------------------------
Net interest income ..................     $   436,681        $   383,764       $   335,150
Income from continuing operations ....         141,200            116,046           134,774
Per common share:
   Income from continuing operations .            1.00               0.85              1.01
   Income from continuing operations -
     assuming dilution ...............            0.98               0.85              1.00
   Cash dividends ....................            0.33               0.29              0.25
   Book value ........................            7.27               6.55              6.03


SELECTED PERIOD-END BALANCES

Debt .................................         506,548             57,192            36,069
Total assets .........................      11,251,134          9,788,555         8,114,014
-----------
*  Includes Hibernia Corporation and Peoples Holding Corporation

Comparative Per Share Information (Unaudited)

        The following tables sets forth for Hibernia Common Stock and Peoples Common Stock certain unaudited pro forma combined and unaudited pro forma equivalent per share financial information for the years ended December 31, 1997, 1996 and 1995. Information under the column titled "Hibernia Corporation" is based on Hibernia's Annual Report on Form 10-K for the year ended December 31, 1997. Information under the column titled "Peoples Holding Corporation" is based on, and should be read in conjunction with, the historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations of Peoples contained elsewhere in this Proxy Statement-Prospectus.

        Information under the column entitled "Pro Forma Hibernia Corporation (with Peoples Holding Corporation)" is based upon the pro forma financial statements and related notes contained elsewhere herein. Such pro forma combined information, which reflects the Merger, is presented for informational purposes only and should be construed as indicative of the actual operations that would have occurred had the Merger been consummated at the beginning of the periods indicated or that may be obtained in the future. The pro forma combined information gives effect to the issuance, in each of the period presented, of
9.5 shares of Hibernia Common Stock for each outstanding shares of Peoples Common Stock. (The actual Exchange Rate may differ. See "PROPOSED MERGER -- Terms of the Merger.") The pro forma combined information assumed the Average Market Price of Hibernia Common Stock will be $20.00 per share.

        The information under the column entitled "Peoples Holding Corporation Pro Forma Equivalent" is derived by multiplying the amounts contained in the column titled "Pro Forma Hibernia Corporation (with Peoples Holding Corporation)" by 9.5 (the assumed Exchange Rate for purposes of this pro forma presentation).


HIBERNIA CORPORATION AND PEOPLES HOLDING CORPORATION

COMPARATIVE PER SHARE INFORMATION
-----------------------------------------------------------------------------------------------
Unaudited
                                                            PRO FORMA            PEOPLES
                                                             HIBERNIA            HOLDING
                                               PEOPLES    CORPORATION        CORPORATION
                               HIBERNIA        HOLDING (WITH PEOPLES HOLDING   PRO FORMA
                            CORPORATION    CORPORATION    CORPORATION)        EQUIVALENT
-----------------------------------------------------------------------------------------------
Per Common Share:
Income from continuing operations:
  For the year ended December 31,
                1997          $   1.00       $   10.15       $   1.00       $    9.50
                1996              0.85            8.56           0.85            8.08
                1995              1.01            8.88           1.01            9.60

Income from continuing operations -
assuming dilution:
  For the year ended December 31,
                1997          $   0.98       $   10.15       $   0.98       $    9.31
                1996              0.84            8.56           0.85            8.08
                1995              1.00            8.88           1.00            9.50

Cash dividends:
  For the year ended December 31,
                1997          $   0.33       $    2.00       $   0.33       $    3.14
                1996              0.29            1.60           0.29            2.76
                1995              0.25            1.60           0.25            2.38

Book Value:
  At December 31, 1997        $   7.24       $   78.97       $   7.27       $   69.07



                       MEETING INFORMATION

You have received this Proxy Statement-Prospectus because the Peoples Board is soliciting your proxy for the Special Meeting. Each copy of this Proxy Statement-Prospectus mailed to holders of Peoples Common Stock is accompanied by a proxy card for use at the Special Meeting and at any adjournment of the Special Meeting. The Special Meeting is scheduled to be held at 2:00 P.M., local time, on June 16, 1998, at the main office of Peoples, 618 Main Street, Minden, Louisiana 70155. Only holders of record of Peoples Common Stock at the close of business on the Record Date are entitled to vote at the Special Meeting. At the Special Meeting, shareholders will consider and vote upon the Agreement and the Merger. Any other matters that are properly brought before the Special Meeting or any adjournment of the Meeting will also be voted upon.

PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

Solicitation and Revocation of Proxies

If you have delivered a proxy for the Meeting, you may revoke it any time before it is voted by attending the Special Meeting and voting in person. You may also give notice in writing to the Secretary of Peoples prior to the date of the Special Meeting that you are revoking your proxy. Finally, you may submit a signed proxy card bearing a date later than your initial proxy, and if it is received before the Special Meeting, the later-dated proxy will be voted. Proxy cards received at or prior to the Special Meeting and not subsequently revoked will be voted as directed. If instructions are not given, executed proxy cards will be voted FOR approval of the Agreement and Merger. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the proxy card will have discretionary authority to vote on those matters. The Peoples Board is not aware of any matter to be presented at the Special Meeting other than the proposal to approve the Merger and the Agreement.

The cost of soliciting proxies from Peoples' shareholders will be borne by Peoples, except that Hibernia will bear all expenses incurred in printing this Proxy Statement-Prospectus. The solicitation will be made by mail but also may be made by telephone or other means of telecommunications or in person by the directors, officers and employees of Peoples. If these individuals solicit votes in that manner, they will receive no additional compensation for doing so.

PEOPLES SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS APPROVED, SHAREHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR STOCK CERTIFICATES AFTER THE MERGER HAS BEEN CONSUMMATED.

Quorum and Vote Required

A majority of the outstanding shares of Peoples Common Stock constitutes a quorum for purposes of the Special Meeting. The affirmative vote of the holders of a majority of the shares of Peoples Common Stock actually present, in person or by proxy, at the Meeting is required to approve the Merger and the Agreement. Votes may be cast in person or by proxy for the Special Meeting. The Record Date is May 1, 1998. Shareholders of record as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Meeting. As of the Record Date, there were 374,986 shares of Peoples Common Stock outstanding and entitled to vote at the Special Meeting. Each share of Peoples Stock is entitled to one vote at the Special Meeting.

An abstention will be considered present for quorum purposes, but will have the same effect as a vote against the proposal to be considered at the Special Meeting. Because a quorum is determined based on the total number of shares outstanding, a broker non-vote would make it more difficult to obtain a quorum, because the shares would not be present for quorum purposes.

As of the Record Date, the directors and executive officers of Peoples beneficially owned a total of 60,044 shares, or approximately 16.01% of the outstanding shares of Peoples Common Stock. These individuals have agreed to vote their stock in favor of the Merger and the Agreement. However, if the Fairness Opinion is withdrawn or if any of these individuals are legally required to abstain from voting or to vote against the Merger and the related Agreement in the opinion of their counsel, they are not required to vote in favor of the Merger.

Recommendation

The Board of Directors of Peoples has unanimously approved the Agreement and believes the Merger is in the best interests of Peoples and its shareholders. The Peoples Board recommends that holders of Peoples Common Stock vote FOR approval of the Agreement and Merger. In making its recommendation to shareholders, the Peoples Board considered, among other things, the Fairness Opinion, which concludes that the terms of the Merger are fair to Peoples' shareholders from a financial point of view. See "Background of and Reasons for the Merger" and "Opinion of Financial Advisor" under "PROPOSED MERGER", below.

PROPOSED MERGER

        This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description is not intended to include each aspect of the Merger, but rather contains only the significant terms of the Merger. This discussion is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. We urge you to read the Agreement carefully and in its entirety.

General

        If the shareholders of Peoples approve the Agreement and the Merger and the other conditions to the consummation of the Merger are satisfied, Peoples will be merged with and into Hibernia. At that time, the separate existence of Peoples will cease. Simultaneously with the Merger, the Bank will be merged into HNB, and the separate existence of the Bank will also cease. As soon as practicable following the Effective Date, the operations previously conducted by the Bank will be conducted under the name of HNB.

        Hibernia will exchange shares of Hibernia Common Stock, plus cash instead of any fractional share, for each outstanding share of Peoples Common Stock as to which dissenters' rights have not been perfected and exercised. Each share of Hibernia Common Stock outstanding immediately prior to the effective date of the Merger will remain outstanding and unchanged as a result of the Merger. See "Terms of the Merger", below, for a discussion of Exchange Rate.

Background of and Reasons for the Merger

        Background of the Merger. During the last several years there have been significant developments in the banking industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion. Peoples and its Board of Directors concluded that they could best serve their shareholders, employees, customers and communities by combining with a regional banking organization, provided that Peoples could obtain a fair price for its shareholders. Accordingly, in early 1998, representatives of Peoples and Hibernia entered into extensive negotiations which ultimately led to the execution of the Merger Agreement dated as of February 10, 1998.

        Reasons of Peoples for the Merger. In deciding to enter into the Agreement, the Board of Directors of Peoples, after considering various alternatives, concluded that the Agreement was in the best interests of Peoples and its shareholders because it would permit shareholders to exchange on favorable terms their ownership interest in Peoples for participation in the ownership of a banking organization operating on a regional basis.

        The Board of Directors also concluded that the shareholders of Peoples would benefit from the Merger by obtaining greater liquidity in their investment by obtaining shares of stock of a corporation whose securities are more widely held and significantly more actively traded on a national exchange.

        Among the factors considered by the Board of Directors of Peoples in deciding to approve and recommend the terms of the Merger were:

        (i) The liquidity of Hibernia Common Stock, as well as the premium over the estimated market value of Peoples Stock represented by the Exchange Rate;

        (ii) The opportunity to provide additional products and services which will enhance competitiveness in the markets currently served by Peoples;

        (iii) The parties' respective earnings and dividend records, financial conditions, historical stock prices and managements;

        (iv) The position of each in the financial institutions industry;

        (v)  The outlook for each in the financial institutions industry;

        (vi) The financial terms of the Merger, including the relationship of the consideration to be paid in the Merger to the market value, book value and earnings per share of the Peoples Stock; and

        (vii) The opinion rendered by Professional Bank Services, Inc. (the "Advisor"), Peoples' financial advisor, to the effect that based upon and subject to certain procedures, matters and limitations, the terms of the Agreement are fair from a financial point of view, to the holders of Peoples Stock.

        Peoples Board did not assign a specific or relative weight to the foregoing factors in its considerations. Peoples Board believes that the Merger will provide significant value to all Peoples shareholders and will enable them to participate in opportunities for growth that Peoples Board believes the Merger make possible.

Terms of the Merger

        If the shareholders of Peoples approve the Agreement and the Merger and the other conditions to the consummation of the Merger are satisfied, the Merger will be completed on the Effective Date. (See "PROPOSED MERGER--Representations and Warranties; Conditions to the Merger; Waiver" for a discussion of the other conditions to completing the Merger.)

        Peoples shareholders will receive at least 9.5 shares of Hibernia Common Stock, but no more than 10.5 shares of Hibernia Stock, for each share of Peoples Stock they own. If the Average Market Price of Hibernia Stock is $17.62 or greater per share but less than or equal to $19.47 per share, the Exchange Rate will be determined as follows:

[$69,375,000 divided by 375,000] divided by the Average Market Price.

For example, if the Average Market Price is $18.00, then the Exchange Rate will be 10.28 shares of Hibernia Stock for each share of Peoples Stock. If the Average Market Price is less than $17.62, the Exchange Rate will be 10.5 to 1; if the Average Market Price is higher than $19.47, the Exchange Rate will be 9.5 to 1.

        On the Closing Date each outstanding share of Peoples Common Stock, other than shares held by shareholders who exercise and perfect dissenters' rights, will automatically convert to the number of shares of Hibernia Common Stock described above. Peoples shareholders will automatically be entitled to all of the rights and privileges afforded to Hibernia shareholders at that time. However, the exchange of Peoples stock certificates for certificates representing Hibernia Common Stock will occur after the Closing Date.

YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO PEOPLES OR HIBERNIA AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF YOUR CERTIFICATES FOR HIBERNIA STOCK.

     For a discussion of the rights of dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Opinion of Financial Advisor to Peoples

     Professional Bank Services, Inc. ("PBS") was engaged by Peoples to advise the Peoples' Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by Hibernia to Peoples' shareholders as set forth in the Agreement.

        Professional Bank Services, Inc. is a bank consulting firm with offices in Louisville, Atlanta, Chicago, Nashville, and Washington, D.C. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, employee benefit plans and other transactions. Neither PBS nor any of its affiliates has a material financial interest in Peoples or Hibernia. PBS was selected to advise Peoples Board of Directors based upon their familiarity with Louisiana financial institutions and knowledge of the banking industry as a whole.

        PBS performed certain analyses described herein and presented the range of values for Peoples resulting from such analyses to the Board of Directors of Peoples in connection with its advice as to the fairness of the consideration to be paid by Hibernia.

        A Fairness Opinion of PBS was delivered to the Board of Directors of Peoples and has been updated as of the date of this Proxy Statement-Prospectus. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix B to this Proxy Statement-Prospectus and should be read in its entirety.

        In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to Peoples and Hibernia. PBS considered certain financial and stock market data of Peoples and Hibernia, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions in the states of Louisiana, Mississippi, Alabama, and Georgia that have recently been effected. PBS also considered such other information, financial studies, analyses and investigations, financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of Peoples or Hibernia.

        As part of preparing the Fairness Opinion, PBS performed a due diligence review of Hibernia. As part of the due diligence, PBS reviewed the following items: Quarterly Financial Statements filed with the Securities and Exchange Commission for 1997; Annual Audited Financial Statements filed with the Securities and Exchange Commission for 1995, 1996, and 1997; Annual Reports of the corporation for 1995, 1996, and 1997; Proxy Statements issued to Hibernia's shareholders for 1996 and 1997; Consolidated Reports of Condition and Income filed by Hibernia with the FDIC; and the Uniform Bank Performance Report as of September 30, 1997. The historical common stock trading activity of Hibernia was also reviewed and analyzed.

        PBS reviewed and analyzed the historical performance of Peoples contained in: Audited Annual Reports dated December, 1995, 1996 and 1997 of Peoples; December 31, 1997 Consolidated Reports of Condition and Income filed by Peoples with the FDIC; the Uniform Bank Performance Report of Peoples as of September 30, 1997; historical common stock trading activity of Peoples; and the premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

        In connection with rendering the Fairness Opinion and preparing its written presentation to Peoples' Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Peoples' or Hibernia's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

        Acquisition  Comparison  Analysis:  In  performing  this  analysis,  PBS reviewed all bank acquisition transactions in the states of Louisiana, Mississippi, Alabama and Georgia (the "Regional Area") since 1990. There were 312 bank acquisition transactions in the Regional Area announced since 1990 for which detailed financial information is available. The purpose of the analysis is to obtain an evaluation range based on these Regional Area bank acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions are utilized in obtaining a range for the acquisition value of Peoples. In addition to reviewing recent Regional Area bank transactions, PBS performed separate comparable analyses for acquisitions of banks which, like Peoples, have an equity-to-asset ratio between 11.00% and 13.00%, have total assets between $200 - $300 million, have a return on average assets ("ROAA") between 1.50% and 1.75%, are located in Louisiana, and bank transactions that have occurred in the Regional Area since January 1, 1996.

The median values for the 312 Louisiana acquisitions expressed as multiples of both book value and earnings are 1.79 and 15.99, respectively. The median multiples of book value and earnings for acquisitions in the Regional Area which, like Peoples, had an equity-to-asset ratio between 11.00% and 13.00% are
1.61 and 17.07, respectively. For acquisitions of Regional Area banks with assets between $200 - $300 million the median multiples are 2.11 and 17.78. For acquisitions of Regional Area banks with a ROAA between 1.50% and 1.75%, the median multiples are 1.95 and 13.32, respectively. The median multiples of book value and earnings for acquisitions of banks located in Louisiana are 2.08 and 15.87, respectively. For Regional Area bank acquisitions since January 1, 1996, the median multiples of book value and earnings are 2.04 and 17.79.

In the proposed transaction, Peoples shareholders will receive 9.5 shares of Hibernia common stock for each share of Peoples common stock, subject to adjustment, as further defined in the Agreement and Plan of Merger Between Hibernia and Peoples. Utilizing a Hibernia common stock price of $21.56 per share, and an aggregate number of Peoples common shares outstanding of 374,986, the aggregate value would equal $76,813,538 or $204.84 per Peoples common share. This represents a multiple of December 31, 1997 book value and multiple of 1997 adjusted earnings of 2.59 and 20.38, respectively.

        The percentile ranking of the proposed transaction's market value was prepared and analyzed with respect to the above Regional Area comparable group. Compared to all Regional Area bank transactions, the acquisition value ranked in the 90th percentile as a multiple of book value and in the 77th percentile as a multiple of earnings. Compared to Regional Area bank transactions where the acquired institution had an equity-to-asset ratio between 11.00% and 13.00%, the acquisition value ranked in the 100th percentile as a multiple of book value and the 78th percentile as a multiple of earnings. For Regional Area bank acquisitions where the acquired institution had between $200 - $300 million in assets, the acquisition value ranked in the 90th percentile as a multiple of book value and in the 80th percentile as a multiple of earnings. For Regional Area bank transactions where the acquired institution had a ROAA between 1.50% and 1.75%, the acquisition value ranked in the 96th percentile as a multiple of book value and the 100th percentile as a multiple of earnings. For bank transactions in the State of Louisiana, the acquisition value ranked in the 85th percentile as a multiple of book value and in the 81st percentile as a multiple of earnings. For Regional Area transactions effected since January 1, 1996, the acquisition value ranked in the 79th percentile as a multiple of book value and in the 69th percentile as a multiple of earnings.

        Adjusted Net Asset Value Analysis: PBS reviewed Peoples' balance sheet data to determine the amount of material adjustments required to the stockholders' equity of Peoples based on differences between the market value of Peoples' assets and the value reflected on Peoples' financial statements. PBS determined that two adjustments were warranted. Equity was increased $103,000 to reflect the after tax appreciation in Peoples' held to maturity securities portfolio. Equity was reduced by $1,792,000, to reflect total intangible assets on Peoples' balance sheet. PBS also reflected a value of the non-interest bearing demand deposits of approximately $7,661,000. The aggregate adjusted net asset value of Peoples was determined to be $35,585,000 or $94.90 per Peoples common share.

        Discounted Earnings Analysis: A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of Peoples was determined by adding (i) the present value of estimated future dividend streams that Peoples could generate over a five-year period and (ii) the present value of the "terminal value" of Peoples' earnings at the end of the fifth year. The "terminal value" of Peoples' earnings at the end of the five-year period is determined by applying a multiple of 15.87 times the projected terminal year's net income. The 15.87 multiple represents the median multiple of earnings for all bank transactions in the state of Louisiana since 1990.

        Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Peoples' common stock. The aggregate value of Peoples, determined by adding the present value of the total cash flows, was $57,424,000 or $153.14. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 6.0% and a return on assets increasing from 1.70% in year one to 2.00% by year seven and remaining in effect throughout the analysis. Dividends were assumed to remain constant at 30% of net income for years 1-5 and 70% of net income beginning in year six. This long-term projection resulted in a aggregate value of $53,295,000 or $142.12 per share.

        Specific Acquisition Analysis: PBS valued Peoples based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay in aggregate $49,439,000, or $131.84 per share, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 7.5% adjusted for taxes, amortization of the acquisition premium over 15 years and a December 31, 1997 adjusted earnings level of $3,769,000. This analysis was repeated assuming a potential acquiror would attain non-interest expense reductions of 10% in the transaction. Based on this analysis an acquiring institution would pay in aggregate $52,094,000 or $138.92 per Peoples share.

        Pro Forma Merger Analysis: PBS compared the historical performance of Peoples to that of Hibernia and other regional holding companies. This analysis included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of Peoples and Hibernia to the income statement and balance sheet of the pro forma combined company was analyzed.

        The effect of the affiliation on the historical and pro forma financial data of Peoples was prepared and analyzed. Peoples' historical financial data was compared to the pro forma combined historical and projected earnings, book value and dividends per share.

        The Fairness Opinion is directed only to the question of whether the consideration to be received by Peoples' shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Peoples shareholder to vote in favor of the affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Peoples.

        Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Peoples' shareholders under the Agreement is fair and equitable from a financial perspective to the shareholders of Peoples.

        PBS will receive fees in the amount of $12,500 for all services performed in connection with the sale of Peoples and the rendering of the Fairness Opinion. In addition, Peoples has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' acts or decisions made in good faith and in the best interest of Peoples.

Closing Date and Effective Date of the Merger

        The parties may choose a Closing Date that is convenient for them under the Agreement. The Agreement otherwise provides for a Closing Date that is 15 days after the last required regulatory approval of the Merger is obtained, or 5 days after the Special Meeting, whichever is later. Any other date chosen by the parties may not be more than 60 days after the date otherwise provided for in the Agreement. The parties will chose an Effective Date on which the Merger will be effective. The Effective Date will be set forth in the Certificate of Merger issued by the Secretary of State of Louisiana relating to the Merger. It is expected that the Effective Date will occur shortly after the Closing Date. The parties currently anticipate an Effective Date of July 1, 1998.

        The necessary shareholder and regulatory approvals may not be obtained. Other conditions precedent to the Merger also may not be satisfied. These conditions are not all within the control of Hibernia and/or Peoples, and the parties cannot assure you that they will be obtained. However, as of the date of this Proxy Statement-Prospectus, the parties are not aware of any condition or approval that cannot or will not be met or obtained.

        Hibernia and Peoples anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated in the third quarter of 1998. However, delays in the consummation of the Merger could occur.

        The Board of Directors of either Hibernia or Peoples may terminate the Agreement if the Merger is not consummated by March 31, 1999 or any condition to the consummation of the Merger cannot be satisfied by March 31, 1999 and will not be waived by the party or parties entitled to waive it. See "PROPOSED MERGER -- Conditions to Consummation of the Merger" and "PROPOSED MERGER --Waiver, Amendment, and Termination of the Agreement."

Employee Benefits

        Former employees of Peoples and the Bank who become employed by Hibernia or its subsidiaries as of the Effective Date will be entitled to the same employee benefits as those offered by Hibernia and HNB to their employees. However, employees of Peoples and the Bank will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan (including its medical and dental coverage). Hibernia will also give Peoples' employees full credit for their years of service (for both eligibility and vesting) with Peoples for purposes of Hibernia's 401(k) plan and its ESOP (to the extent permitted under the terms of those plans). If, however, Hibernia decides that it cannot merge any benefit plan of Peoples into a comparable benefit plan of Hibernia or HNB without creating material potential liability for Hibernia's or HNB's plans, then Hibernia may freeze the existing benefit plan of Peoples and prohibit participation by former employees of Peoples in Hibernia's or HNB's plans for the period of time required by applicable law to ensure that Hibernia's and HNB's plans are not deemed to be successor plans of the Peoples plan in question.

Surrender and Exchange of Stock Certificates

        Chase Mellon Shareholder Services, will act as Exchange Agent for purposes of the exchange of Peoples Stock for Hibernia Stock. Shortly after the Effective Date, a letter of transmittal will be mailed to all non-dissenting shareholders of Peoples. This letter of transmittal will include instructions for the exchange of their Peoples Common Stock certificates for certificates representing Hibernia Common Stock. Each certificate representing Peoples Common Stock outstanding immediately prior to the Effective Date will be deemed for all purposes to evidence ownership of the number of shares of Hibernia Common Stock into which such shares have been converted on the Effective Date, regardless when they are actually exchanged.

        PEOPLES SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

        When the Exchange Agent receives certificates for Peoples Common Stock, together with a properly completed letter of transmittal, it will issue and mail to each holder of Peoples Common Stock who surrendered those items a certificate representing the number of shares of Hibernia Common Stock to which such holder is entitled. If the holder would otherwise be entitled to receive a fraction of a share of Hibernia Stock, the Exchange Agent will mail the holder a check representing cash paid instead of the fractional share.

        Holders of record of Peoples Common Stock on the Effective Date will be entitled to vote at any meeting of Hibernia shareholders if the record date for the Hibernia meeting is after the Effective Date of the Merger. In that case, holders of Peoples Common Stock would be able to vote the number of shares of Hibernia Common Stock into which their Peoples Common Stock has been converted regardless of whether such shareholders have surrendered their stock certificates. Dividends or other distributions payable after the Effective Date on Hibernia Stock will be paid only after you surrender your Peoples stock certificate. When you surrender your Peoples stock certificate for exchange, the Exchange Agent will send to you all undelivered dividends and other distributions on your Hibernia stock. You will not receive interest on those distributions for any period during which Hibernia holds them awaiting the exchange of your Peoples stock. Also, taxes may be deducted from those distributions.

        If you cannot locate your Peoples Stock certificate(s), please contact Ralph Williams prior to the Special Meeting. Peoples will issue new certificates to shareholders who have misplaced their certificates only if (a) the shareholders sign an affidavit certifying that the certificates cannot be located, and (b) shareholders agree to indemnify Peoples and Hibernia against any claim that may be made against either of them by the owner of the lost certificate(s). Peoples or Hibernia may require a shareholder to post a bond in an amount sufficient to support the shareholder's indemnification obligation. If you have misplaced your stock certificates or if you hold certificates in names other than your own, we encourage you to resolve those matters before the Effective Date of the Merger. This will help to avoid delays in exchanging your Peoples Common Stock.

Expenses

        Hibernia will pay all expenses of printing and distributing this Proxy Statement-Prospectus. The parties otherwise will pay all of their own expenses related to negotiating and completing the Merger.

Representations and Warranties

        Peoples and Hibernia have made certain representations and warranties to each other as part of the Agreement. Peoples' representations and warranties relate to, among other things:

*  its   organization   and   authority   to  enter  into  the   Agreement,
*  its  capitalization,  properties, and financial statements,
*  pending and threatened  litigation  against  Peoples,   and
*  Peoples'   contractual   obligations  and  contingent liabilities.

Peoples representations and warranties are generally contained in Section 7 of the Merger Agreement.

Hibernia's  representations  and warranties  relate to, among other things:

*  its  organization  and authority to enter into the Agreement,
*  its  capitalization,
*  its financial statements and
*  its public reports.

Hibernia's representations and warranties are generally contained in Section 8 of the Merger Agreement.

        The representations and warranties of the parties generally will not survive the Effective Date. Consequently, the parties' only recourse in the event of a breach of a representation or warranty by the other party is to re-negotiate the Merger or to terminate the Agreement. Once the Merger is completed, the parties will have no basis for litigation against each other based on the Agreement.

Conditions to the Merger; Waiver

     The Agreement contains a number of conditions to completing the Merger. The conditions must either be met or waived (if they are waivable) in order for the Merger to occur. The conditions to completing the Merger include, among other things:
* the Agreement and Merger must be approved by Peoples  shareholders;

* necessary regulatory approvals must be obtained (particularly the approval of the Federal Reserve and the OCC);

*  the Tax Opinion must be issued;

* the Registration Statement must become effective under the Securities Act and there may not be a stop order suspending its effectiveness;

* there may not be an order, decree or injunction enjoining or prohibiting completion of the Merger;

* the representations and warranties set forth in the Agreement must be accurate as of the Closing Date;

* the Hibernia Common Stock to be issued in the Merger must be approved for listing on the NYSE;

*  the  Merger must qualify for  pooling-of-interests  accounting  treatment;

*  certain  opinions of counsel  must be received by the  parties;  and

* Peoples must have received updated Fairness Opinions within five days of the scheduled mailing of this Proxy Statement and within five days of the Closing Date.

        Most of the conditions to completing the Merger may be waived at any time by the party for whose benefit they were created. Regulatory and shareholder approvals may not be waived, however. Also, the Agreement may be amended or supplemented at any time by written agreement of the parties. Nevertheless, no waiver, amendment or supplement executed after the Agreement has been approved by Peoples shareholders may reduce the Exchange Rate. Also, any material change in the terms of the Merger after the Special Meeting would require a resolicitation of votes from Peoples shareholders.

Regulatory and Other Approvals

        Hibernia is a registered bank holding company and is regulated by the Federal Reserve Board. The Federal Reserve Board must approve the Merger in order for the parties to complete the Merger. Also, the Merger must be completed within 90 calendar days after the Federal Reserve's approval of it.

     HNB is regulated by the OCC. The merger of the Bank with and into HNB must be approved by the OCC before it may be completed.

        Peoples and Hibernia must wait at least 15 days after the date of the Federal Reserve Board approval before they may complete the Merger. During this 15-day period, the Department of Justice may object to the Merger on antitrust grounds.

        The exchange of shares of Hibernia Stock for Peoples Stock in the Merger has been registered with the SEC. The transaction will not be registered in any state due an exemption from state regulation.

        The regulatory approvals required to complete the Merger may be obtained or denied prior to or after the Special Meeting. The vote on the Merger at the Special Meeting does not depend upon and is not conditioned upon receipt of any regulatory approvals before the Special Meeting. Even if the Merger is approved at the Special Meeting, it may not be consummated. The Agreement will terminate if the requisite regulatory approvals are not obtained.

Business Pending the Merger

        The Agreement requires Peoples to continue to operate its business in the ordinary course pending the Merger. Among other things, Peoples or the Bank may not, without Hibernia's consent:

* create or issue any additional shares of capital stock or any options or other rights to purchase or acquire shares of capital stock;

* enter into employment contracts with directors, officers or employees or otherwise agree to increase the compensation of such persons (except in accordance with past practices or existing agreements);

* pay or agree to pay any bonus or severance payment to directors, officers or employees (except in accordance with existing agreements or past practices);

*  enter into or substantially modify any employee benefits plans;

*  amend their Articles of Incorporation or Association or Bylaws;

* establish or add additional automatic teller machines or branch or other banking offices;

* make any capital expenditure(s) in excess of $25,000, except in the ordinary course of business consistent with past practices;

* merge with any other company or bank or liquidate or otherwise dispose of its assets;

* acquire another company or bank (except in connection with foreclosures of bona fide loan transactions); or

* in the case of Peoples, and not the Bank, make, declare, set aside or pay any dividend or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of Peoples Common Stock (other than in a fiduciary capacity), except that Peoples may make, declare, set aside and pay regular quarterly dividends not to exceed $.50 per share of Peoples Common Stock per calendar quarter for each quarter completed prior to the Effective Date, consistent in timing with past practices during the preceding three years.

Peoples may not solicit bids or other transactions that would result in a merger of Peoples or the Bank with an entity other than Hibernia or HNB except in certain very limited circumstances. The Bank may pay normal and customary dividends prior to the Closing Date.

        Section 6 of the Merger Agreement contains the significant restrictions on Peoples' conduct of the Bank's business pending the Merger.

Termination

        Either party may terminate the Agreement prior to the Effective Date for certain reasons. A party may terminate the Agreement for these reasons even after the Agreement and the Merger is approved by Peoples shareholders. These reasons include, among others:

* a breach by the other party of any covenant, representation or warranty in the Agreement, if the facts constituting the breach reflect a material and adverse change in the financial condition, results of operations, business or prospects taken as a whole, of the breaching party;

* any application for any required federal or state regulatory approval is denied, and the time for all appeals of the denial has expired;

* the shareholders of Peoples fail to approve the Merger at the Special Meeting;

* the Merger is not consummated by March 31, 1999 or any condition to the Merger cannot be satisfied by that date and will not be waived by the party entitled to waive it.

* at any time by the mutual consent of the parties;

* by Hibernia, if the holders of more than 9.8% of the outstanding Peoples Common Stock exercise statutory rights of dissent and appraisal;

* by Peoples, if after December 31, 1997 a material adverse change occurs in the financial condition, results of operations, business or prospects of Hibernia or HNB (excluding changes in laws or regulations affecting banking institutions generally);

* by Hibernia, if after December 31, 1997 a material adverse change occurs in the financial condition, results of operations, business or prospects of Peoples and the Bank (excluding changes in laws or regulations affecting banking institutions generally);

* by Hibernia, if it shall determine in good faith that the Merger does not qualify as a pooling-of-interests for accounting purposes; or

* by Peoples, if Peoples does not receive an updated Fairness Opinion dated within five days of the date of scheduled mailing of this Proxy Statement-Prospectus to its shareholders, and updated to within five days of the Closing Date.

Certain  provisions  of  the  Agreement,   including   provisions   relating  to
indemnification and confidentiality, survive both the Merger and a termination of the Agreement without the Merger having been completed.

Management and Operations After the Merger

        If the conditions to the Merger are met or waived, Peoples will be merged with and into Hibernia on the Effective Date. At that time, Peoples will cease to exist as a separate company. Simultaneously with the Merger, the Bank will be merged into HNB. The separate existence of the Bank also will cease at that time. HNB will continue to operate as a wholly-owned subsidiary of Hibernia after the Merger and will offer banking services similar to those offered prior to the Merger.

        The Boards of Directors of Hibernia and HNB will not change as a result of the Merger. If you would like more information about the directors of Hibernia, you may request a copy of Hibernia's Annual Report to Shareholder for 1997 and/or its proxy statement for its 1998 annual meeting of shareholders. Both of these documents are incorporated herein by reference. See "AVAILABLE INFORMATION."

Certain Differences in Rights of Shareholders

        If the Merger is completed, all shareholders of Peoples, other than those who exercise and perfect dissenters' rights, will become shareholders of Hibernia. Their rights as shareholders will then be governed by Hibernia's Articles of Incorporation and Bylaws rather than Peoples' Articles of Incorporation and Bylaws. The following is a summary of the significant differences between the rights of Peoples shareholders and Hibernia shareholders not described elsewhere in this Proxy Statement-Prospectus.

        Stock. The total number of shares of all classes of stock which Hibernia has authority to issue is four hundred million. Three hundred million shares are designated as Class A Common Stock of no par value and one hundred million shares are designated as Preferred Stock, without par value. The rights, preferences and privileges with respect to shares of preferred stock may be determined by the Hibernia Board of Directors. Consequently, shares of preferred stock could be issued in circumstances in which it would make an attempted acquisition of Hibernia more difficult. Hibernia currently has 2,000,000 shares of preferred stock outstanding. The holders of those preferred shares are entitled to receive dividends on a quarterly basis and would have limited voting rights if the dividends on their stock were not paid for a certain period of time. If those voting rights were triggered, the preferred shareholders may be able to elect a director to the board of directors of Hibernia. Peoples is authorized to issue one class of stock. Common Stock, par value $10.00.
Peoples is authorized to issue 420,000 shares of Common Stock.

        Liquidity of Stock. There currently is no ready market for the shares of Peoples Stock, and such a market is not likely to develop in the future. The shares of Hibernia Stock, if issued in the Merger, will be registered under applicable securities laws and may therefore be freely resold by persons who are not "affiliates" of Peoples or Hibernia. See "Resale of Hibernia Stock." The Hibernia Stock also is listed on the NYSE and actively traded on that exchange. Current quotes of the market price of Hibernia Common Stock are available from brokerage firms and other securities professionals, as well as other sources, and are published in major newspapers on a daily basis.

     Directors' Qualifications. Hibernia maintains certain qualifications for its directors:

* they must be no more than 71 years old at the time they are elected (and must retire at the annual meeting following their having reached that age).

* they must own at least $1,000 of Hibernia stock at the time they are first elected as a director

* they may not be affiliated with any business  competitor of Hibernia,

* and they may not be affiliated  with any business  competitor of  Hibernia.

        Peoples  does  not  place  similar  limits  on  qualification   for  its
directors.

        Removal of Directors. Shareholders of Hibernia may remove a director for cause (defined as gross negligence or willful misconduct) by the vote of a majority of the total voting power and may remove a director without cause by a vote of two-thirds of the total voting power. Directors of Peoples may be removed at any time, with or without cause, at any meeting of the shareholders called expressly for that purpose. The affirmative vote of a majority of the shares entitled to vote on the matter is required to remove directors of Peoples.

        Amendment of Articles and Bylaws. Hibernia's Articles of Incorporation may be amended by a vote of a majority of the voting power present at any meeting called for that purpose. Peoples Articles of Incorporation do not have similar provisions; however, Louisiana law requires the affirmative vote of two-thirds of the voting power present at the meeting at which the amendment is considered.

        The Bylaws of Hibernia may be amended or repealed by a vote of two-thirds of the total voting power outstanding or by a vote of two-thirds of the "continuing directors" of the company, as defined in the Bylaws. A "continuing director" for this purpose is generally a director who was nominated for election by a majority of the existing directors. Peoples Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by the Board, at any meeting of the Board at which a quorum is present, by the affirmative vote of a majority of the directors present. Bylaws adopted by the Peoples Board will be subject to repeal or change by action of the shareholders at any meeting of the shareholders at which a quorum is present, by the affirmative vote of a majority of the shareholders present.

        Special Meetings of Shareholders. Special meetings of the shareholders of Hibernia may be called by the Chairman of the Board, the President, the Chief Executive Officer, the Treasurer, or the Board of Directors. In addition, shareholders holding one-fifth or more of the total voting power of Hibernia may request a special meeting of shareholders and, upon receipt of such request, the Secretary of Hibernia is required to call a special meeting of the shareholders. A special meeting of shareholders of Peoples may be called at any time by the President, the Board of Directors, or the holders of not less than ten percent (10%) of all shares entitled to vote at the meeting.

        Shareholder Proposals. Hibernia's Bylaws contain certain provisions expressly allowing shareholders to submit shareholder proposals and to nominate individuals for election as directors, under certain circumstances and provided the shareholder complies with all of the conditions set forth in those provisions. Peoples Bylaws do not contain any provisions addressing shareholder proposals.

        Vacancy on Board of Directors. Hibernia's Bylaws permit the Board to fill any vacancy on the board, however created. Peoples Bylaws only allow the board to fill vacancies created by death, resignation or removal; any vacancy resulting from an increase in the size of the Board must be filled by a vote of Peoples' shareholders.

        Merger or Consolidation. Hibernia's Articles allow an agreement of merger or consolidation to be approved by a majority vote of the voting shares issued and outstanding, taken at a meeting called for the purpose of such approval. A merger of Peoples may be approved by a majority of the shares present at the meeting, as long as a quorum is present.

        Dissenting Shareholder's Rights. Each Peoples shareholder who objects to the Merger is entitled to the rights and remedies of dissenting shareholders provided by Louisiana law if the Merger is approved by less than 80% of the total shares of Peoples Stock outstanding. See "PROPOSED MERGER -- Rights of Dissenting Shareholders." Louisiana law provides that a shareholder's right to dissent does not exist in the case of shareholders holding shares of any class of stock that are listed on a national securities exchange, such as Hibernia Common Stock, unless the articles of incorporation of the issuing corporation provide otherwise or the shares of such shareholders are not converted by the merger or consolidation solely into shares of the surviving or new corporation. In such event, a shareholder who votes against the merger shall have the right to dissent only if the shareholders authorize the merger by less than 80% of the total voting power.

Interests of Certain Persons in the Merger

        The Agreement protects the officers and directors of Peoples and the Bank from liability for actions arising while they served as officers and/or directors of Peoples or the Bank. Hibernia has also agreed to indemnify officers, directors and employees of Peoples and the Bank to the same extent as they would have been indemnified under the Articles of Incorporation and Bylaws of Hibernia in effect on February 10, 1998. Hibernia's aggregate liability for indemnification to those people is limited to $13 million. Also, each officer and director eligible for such indemnification must execute a joinder agreement in which he or she agrees to cooperate with Hibernia in any litigation or proceeding giving rise to a claim of indemnification.

        Hibernia also has agreed to indemnify Peoples' and the Bank's officers, directors and certain affiliates against liability under the Securities Act. In particular, Hibernia will provide indemnification if any liability is based on an actual or alleged untrue statement of a material fact (or the actual or alleged omission of a material fact) contained in this Proxy Statement-Prospectus. This indemnification does not apply to statements in the Registration Statement on which Hibernia relied upon information furnished by Peoples.

        Ralph Williams and Hibernia have agreed to a two-year employment agreement at Mr. Williams' current salary. The agreement also provides for the payment of a bonus to Mr. Williams to induce him to remain with Hibernia and in partial consideration of his agreement to forego any rights he may have under this change of control employment with Peoples.

Material Tax Consequences

        The following is a summary description of the material income tax consequences of the Merger. It is not intended to be a complete description of the federal income tax consequences of the Merger. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. In addition, we have not included information about the tax consequences of the Merger under state, local or other tax laws. We urge you to consult a tax advisor regarding the tax consequences of the Merger to you.

        The parties must receive the Tax Opinion in order to complete the Merger. The Tax Opinion is included as Appendix D to this Proxy Statement-Prospectus. We urge you to read the Tax Opinion and to discuss it with your tax and financial advisors so that you will understand the tax consequences of the Merger to your situation.

        The Tax Opinion is based upon representations made by Hibernia and Peoples about the terms of the Merger and certain other matters. Based upon the accuracy of those representations and certain other matters describe din the Tax Opinion, it concludes that:

* the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and that

* Peoples' shareholders who exchange Peoples Stock for Hibernia Stock in the Merger will not recognize gain or loss for federal income tax purposes in that exchange.

See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver."

        If the Merger constitutes a reorganization within the meaning of Section 368 of the Code, then:

* none of Peoples, the Bank, Hibernia or HNB will recognize any gain or loss by reason of the Merger;

* Peoples' shareholders will not recognize any gain or loss for federal income tax purposes to the extent they receive Hibernia Stock in exchange for Peoples Stock in the Merger;

* the tax basis in the Hibernia Common Stock received in the Merger will be the same as the tax basis in the Peoples Common Stock surrendered in exchange therefor; and

* the holding period, for federal income tax purposes, for Hibernia Stock received in exchange for Peoples Stock will include the period during which the shareholder held the Peoples Common Stock surrendered in the exchange (as long as the Peoples Stock was held as a capital asset at the Effective Date).

        Tax laws are complex, and the tax consequences to you may be affected by matters that are not discussed in the Tax Opinion. For these reasons, we recommend that you consult your own tax advisor concerning the applicable federal, state and local tax consequences of the Merger to you.

        Cash payments received in the Merger create different tax consequences than those discussed in this section. For more information about the federal income tax consequences of cash payments received by dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Resale of Hibernia Common Stock

        The shares of Hibernia Stock that will be exchanged for Peoples Stock in the Merger have been registered under the Securities Act. Those shares must also be approved for listing, upon official notice of issuance, on the NYSE as a condition to completing the Merger. Once those shares are listed on the NYSE, shareholders who are not "affiliates" of Peoples may freely trade them. The term "affiliate" generally means each person was an executive officer, directors and 10% shareholder of Peoples prior to the Merger.

        Those shareholders who are deemed to be affiliates of Peoples may only sell their Hibernia Stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act. Those shareholders may publicly resell Hibernia Common Stock received by them in the Merger if they register the resale of those shares or they comply with the restrictions of Rule 145 (unless they are "affiliates" of Hibernia). If you are or may be an affiliate of Peoples, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Hibernia Stock after the Merger. In addition, shares of Hibernia Stock issued to affiliates of Peoples in the Merger will not be transferable until financial results that include least 30 days of post-Merger combined operations of Hibernia and Peoples have been published. (This restriction is necessary in order to satisfy certain requirements for pooling-of-interests accounting treatment.)

        Peoples must identify those persons who may be deemed to be affiliates. Also, Peoples must use its best efforts to have each person it identifies as an affiliate deliver to Hibernia a written agreement relating to the transfer restrictions on their Hibernia Stock. In addition, Hibernia will place stop transfer instructions with its transfer agent regarding Hibernia Common Stock issued to affiliates of Peoples to ensure that transfers by those persons comply with Rule 145 and the terms of any applicable affiliate resale agreement with Hibernia.

Rights of Dissenting Shareholders

        IF YOU OBJECT TO THE MERGERS AND DESIRE TO PERFECT DISSENTERS' RIGHTS, YOU WILL LOSE THE RIGHT TO DISSENT FROM THE MERGERS IF YOU DO NOT TAKE THE FOLLOWING STEPS TIMELY. IF YOU LOSE YOUR RIGHT TO DISSENT, THE SHARES YOU OWN WILL BE CONVERTED INTO THE RIGHT TO RECEIVE HIBERNIA COMMON STOCK AND/OR CASH IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT.

        If the Merger is approved by the holders of at least 80% of the total shares of Peoples Stock outstanding, no shareholder of Peoples will be entitled to dissenters' rights. Otherwise, Section 131 of the LBCL allows a shareholder of Peoples who objects to the Merger and who complies with the provisions of that section to dissent from the Merger. If you properly dissent, you will be entitled to receive the fair value of your shares of Peoples Stock in cash. The fair value of your stock for this purpose will be determined in an agreement between you and Hibernia, unless you cannot agree with Hibernia as to the value. In that case, the state district court for the Parish of Webster will determine the value of your shares.

        To exercise your right of dissent, you must (i) object in writing to the Merger prior to or at the Meeting, (ii) file your objection with Peoples, and
(iii) vote your shares against the Merger at the Meeting. If you simply vote against the Merger or specify that your proxy should be voted against the Merger, this will not constitute the necessary written objection to the Merger. Also, if you (a) abstain from voting on the Merger, (b) vote in favor of the Merger, or (c) sign a proxy card relating to the Meeting without specifying how your proxy is to be voted, you will waive your right to receive the fair value of your shares in cash under 131 of the LBCL.

        If dissenters' rights apply to the Merger, Hibernia will notify each shareholder who filed a written objection to the Merger who also voted against the Merger. Hibernia will send this notice by registered mail after the Merger has been completed. If you receive this notice and wish to perfect your dissenters' rights, you must send Hibernia a written demand for payment of the fair value of your Peoples shares. The demand must be received by Hibernia within 20 days after the date on which Hibernia's notice was mailed to you. this demand must state the amount that your are demanding for you shares and a post office address to which Hibernia may reply to you. You must also deposit the certificate(s) representing your shares of Peoples Stock in escrow with a bank or trust company located in Webster Parish, Louisiana. You must also include with your demand to Hibernia the written acknowledgment of bank or trust company that holds your certificate(s) that it is holding the certificate(s) on the sole condition that the certificate(s) will be delivered to Hibernia upon payment of the value of the shares in accordance with 131. The certificate(s) must also be duly endorsed and transferred to Hibernia.

        YOU MUST DO ALL OF THE THINGS DESCRIBED ABOVE IN ORDER TO PRESERVE YOUR RIGHT TO DISSENT AND TO RECEIVE THE FAIR VALUE OF YOUR SHARES IN CASH. IF YOU DO NOT FOLLOW EACH OF THESE STEPS AS DESCRIBED, YOU WILL HAVE NO RIGHT TO RECEIVE CASH FOR YOUR SHARES.

     If Hibernia does not agree with the fair value that you demand, or does not agree that payment is due, Hibernia will notify you within 20 days after it receives your demand and acknowledgment. In that case, Hibernia's notice to you will include the value Hibernia is willing to pay for the shares or its belief that no payment is due. If you do accept the amount offered by Hibernia, you must file suit against Hibernia in the state district court for the Parish of Webster for a judicial determination of the fair cash value of the shares. This suit must be filed , within 60 days after you receive Hibernia's notice. Any shareholder who is entitled to file such a suit may intervene as a plaintiff in any suit filed against Hibernia by any other former Peoples shareholder for a judicial determination of the fair cash value of his shares. This intervention must occur , within the 60-day period allowed to the initial shareholder to bring his suit, and intervention may not occur thereafter. If you fail to bring or to intervene in such a suit within the applicable 60-day period, you will be deemed to have consented to accept Hibernia's position in its notice (either that no payment is due or that Hibernia owes you only the amount specified).

        If a suit is filed and Hibernia deposits with the court the amount, if any, that it specified in its notice of disagreement, then the costs (not including legal fees) of the suit will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest or costs, is equal to or less than the amount deposited by Hibernia. Otherwise, the costs (not including legal fees) will be taxed against Hibernia. The same rules apply to interventions in this instance as to the filing of the suit itself.

        If you file a demand for the value of your shares, you will cease to have any rights as a shareholder of Peoples or Hibernia except the rights created by 131. Your may voluntarily withdraw your demand at any time before Hibernia gives its notice of disagreement. If you wish to withdraw your demand after that time, you may only do so with the written consent of Hibernia. If you withdraw your demand or otherwise lose your dissenters' rights under Section 131, your rights as a shareholder will be restored as of the time you filed your demand for fair cash value.

        Prior to the Effective Date, any shareholders of Peoples who wishes to dissent should send any communications in that regard to Ralph S. Williams, President and Chief Executive Officer, Peoples Holding Corporation, 618 Main Street, Minden, Louisiana 71055-3327. On or after the Effective Date, dissenting shareholders should send any communications regarding their rights to Patricia
C. Meringer, Secretary and Corporate Counsel, Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana, 70130, accompanied by the surrender of their Peoples stock certificates. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of Peoples.

        Hibernia has the right to terminate the Agreements if the number of shares of Peoples Stock as to which holders are legally entitled to assert dissenters' rights constitutes 9.8% or more of the outstanding shares of Peoples Stock. See "THE MERGER -- Amendment; Termination."

        The  foregoing   summary  of  dissenters'   rights  under  the  LBCL  is
necessarily incomplete and is qualified in its entirety by reference to 131 of the LBCL, which is set forth in its entirety in this Proxy Statement-Prospectus as Appendix C.

Accounting Treatment

        Hibernia intends to account for the Merger as a pooling of interests. In order for the Merger to qualify for pooling-of-interests accounting treatment, among other things, 90% or more of the outstanding Peoples Common Stock must be exchanged for Hibernia Common Stock. Also, in order for the pooling-of-interests accounting method to apply, "affiliates" of Peoples cannot sell, transfer, pledge or otherwise alienate or encumber any shares of Hibernia Common Stock received in the Merger until the results of at least 30 days of post-Merger combined operations of Peoples and Hibernia have been published. Persons believed by Peoples to be "affiliates" have agreed to comply with these restrictions.

        Peoples has agreed to use its best efforts to permit the transaction to be accounted for as a pooling of interests. Hibernia is not obligated to consummate the Merger if the Merger does not qualify for pooling-of-interests accounting treatment under these circumstances.


                       CERTAIN REGULATORY CONSIDERATIONS

General

        Hibernia is regulated and supervised by the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. Bank holding companies also generally are prohibited from engaging under the BHCA in nonbanking activities (with certain exceptions).

        Hibernia's national banking subsidiaries are regulated, supervised and examined by the OCC. Hibernia's banking subsidiaries also are subject to various requirements and restrictions under federal and state law, including

*  requirements to maintain reserves against deposits,

*  restrictions on the types and amounts of loans that may be made,

*  restrictions  on the interest that may  be charged on loans,

* and limitations on the types of investments that may be made and the types of services that may be offered.

Various consumer laws and regulations also affect the operations of HNB and HNBT. Commercial banks such as HNB and HNBT also are affected by the Federal Reserve Board's attempts to control the money supply and credit availability in order to influence the economy.

Payment of Dividends

        Hibernia derives substantially all of its income from the payment of dividends by its banking subsidiaries. The ability of its banking subsidiaries to pay dividends affects Hibernia's ability to pay dividends to its shareholders. Various statutory restrictions apply to HNB's and HNBT's ability to pay dividends to Hibernia. As of December 31, 1997, Hibernia's banking subsidiaries had approximately $157 million (plus retained earnings in 1998) available to pay dividends to Hibernia.

        The OCC may prohibit a national bank from engaging in an unsafe or unsound practice. The OCC has indicated that it generally would be an unsafe and unsound practice to pay dividends if the payment of the dividend would deplete a bank's capital to an inadequate level. HNB's and HNBT's ability to pay dividends in the future is influenced by bank regulatory policies or agreements and by capital guidelines. The level of this influence could increase in the future. Additional information on this topic is available in some of the documents that are incorporated by reference herein. See "AVAILABLE INFORMATION."

        The Federal Reserve Board maintains a policy that requires bank holding companies to serve as a source of strength for their subsidiary banks. In furtherance of this policy, the Federal Reserve has stated that a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

Restrictions on Extensions of Credit

Federal law restricts HNB's and HNBT `s ability to

*  extend credit to affiliates (including Hibernia),

*  purchase assets of its affiliates,

* issue a guarantee, acceptance or letter of credit on behalf of its affiliates (including an endorsement or standby letter of credit), or

* purchase or invest in the stock or securities of an affiliate or to take that stock or securities as collateral for loans to any borrower.

Extensions of credit and issuances to affiliates generally must be secured by eligible collateral. In addition, all such transactions with a single affiliate are generally limited to 10% of HNB's and HNBT's capital and surplus and all such transactions with affiliates may not exceed 20% of HNB's and HNBT's capital and surplus.

        Hibernia's banking subsidiaries are also limited in the aggregate amount that may be loaned to a single borrower or a group of borrowers that are deemed to be affiliated with each other for purposes of these rules. These loans are limited to 15% of HNB's and HNBT's capital and surplus.

        The limitations described above in this section apply to all national banks.

PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma combined balance sheet of Hibernia as of December 31, 1997 and income statements of Hibernia for the years ended December 31, 1997, 1996 and 1995 give effect to the pending merger with Peoples. The statements also assume that the Merger is accounted for as a pooling of interests. The pro forma combined balance sheet treats the Merger as if it occurred on December 31, 1997; the pro forma combined income statements treat the Merger as if it had occurred on January 1, 1995.

        The information for the years ended December 31, 997, 1996 and 1995, in the column titled "Hibernia Corporation" is summarized from the consolidated financial statements of Hibernia contained in Hibernia's Annual Report on Form 10-K for the year ended December 31, 1997.

        The information contained in the column titled "Peoples Holding Corporation" is based on the financial statements and related notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations, of Peoples contained elsewhere in this Proxy Statement-Prospectus. We encourage you to read this column in conjunction with the other financial information about Peoples contained in this Proxy Statement-Prospectus.

        The Pro Forma Financial Statements are presented for information purposes only. The results shown in them are not necessarily indicative of the actual results that might have occurred if the Merger had been completed on January 1, 1995. Also, they are not necessarily indicative of results that might be achieved in the future if the Merger is completed.

Pro Forma Combined Balance Sheet (Unaudited)

        The following unaudited combined balance sheet combines the balance sheets of Hibernia and peoples as if the Merger had been effective on December 31, 1997. You should read this balance sheet in conjunction with the financial statements and related notes of Hibernia (which are contained in Hibernia's 1997 Annual Report and incorporated herein by reference) and the December 31, 1997 financial statements and related notes of Peoples (which are included elsewhere in this Proxy Statement-Prospectus).

PRO FORMA COMBINED BALANCE SHEET
Hibernia Corporation and Subsidiaries
December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       PEOPLES          PRO             PRO FORMA
                                                                        HIBERNIA       HOLDING         FORMA             HIBERNIA
Unaudited ($ in thousands)                                           CORPORATION   CORPORATION       ADJUSTMENTS      CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks .........................................  $   529,724     $   5,609                        $   535,333
  Short-term investments ..........................................      393,915        39,300                            433,215
  Securities available for sale ...................................    2,147,405             -      $ 101,693   (B)     2,249,098
  Securities held to maturity .....................................            -       101,553       (101,553)  (B)             -
  Loans, net of unearned income ...................................    7,580,251        78,401                          7,658,652
      Reserve for possible loan losses ............................     (107,540)       (1,980)                          -109,520
------------------------------------------------------------------------------------------------------------------------------------
          Loans, net ..............................................    7,472,711        76,421              -           7,549,132
------------------------------------------------------------------------------------------------------------------------------------
  Bank premises and equipment .....................................      173,906         1,025                            174,931
  Customers' acceptance liability .................................          144             -                                144
  Goodwill ........................................................      130,405         1,792                            132,197
  Other intangibles assets ........................................       23,908             -                             23,908
  Other assets ....................................................      150,920         2,305            (49)  (B)       153,176
------------------------------------------------------------------------------------------------------------------------------------
          TOTAL ASSETS ............................................  $11,023,038     $ 228,005      $      91         $11,251,134
====================================================================================================================================

LIABILITIES
  Deposits:
      Demand, noninterest-bearing .................................  $ 1,620,713     $  27,669                        $ 1,648,382
      Interest-bearing ............................................    7,012,616       165,115                          7,177,731
------------------------------------------------------------------------------------------------------------------------------------
          Total Deposits ..........................................    8,633,329       192,784                          8,826,113
------------------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings ...........................................      700,247         4,085                            704,332
  Liability on acceptances ........................................          144             -                                144
  Other liabilities ...............................................      132,456         1,523                            133,979
  Debt ............................................................      506,548             -                            506,548
------------------------------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES .......................................    9,972,724       198,392              -          10,171,116
------------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
  Preferred Stock .................................................      100,000             -                            100,000
  Common Stock ....................................................      255,362         3,832      $   3,008   (A)       262,202
  Surplus .........................................................      385,095            17         (3,497)  (A)       381,615
  Retained earnings ...............................................      314,600        26,253                            340,853
  Treasury stock ..................................................            -          (489)           489   (A)             -
  Unrealized gains (losses) on securities available for sale 12,644            -            91                  (B)        12,735
  Unearned compensation ...........................................      (17,387)            -                            (17,387)
------------------------------------------------------------------------------------------------------------------------------------
          TOTAL SHAREHOLDERS' EQUITY ..............................    1,050,314        29,613             91           1,080,018
------------------------------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..............  $11,023,038     $ 228,005      $      91         $11,251,134
====================================================================================================================================
----------------
See notes to Pro Forma Combined Balance Sheet.

HIBERNIA CORPORATION
NOTES TO PRO FORM COMBINED BALANCE SHEET
December 31, 1997

A. Based upon an assumed Exchange Rate of 9.5 shares of Hibernia Common Stock for each share of Peoples Stock, Hibernia plans to issue approximately 3,562,367 shares of Hibernia Common Stock in the Merger. At an assumed market value of $20.00, this results in an aggregate market value for the shares to be issued in the Merger of $71,247,340. The stated value of the Hibernia Common Stock is $1.92 per share.

        In accordance with the pooling-of-interests accounting method, the historical equities of the merged companies are combined for purposes of this pro forma combined balance sheet.

B. In accordance with Hibernia's investment policies, securities of $101,553,000 with a market value of $101,693,000, classified as held to maturity by Peoples, will be reclassified by Hibernia as securities available for sale. The impact on the equity of this mark-to-market, net of tax, is $91,000.

Pro Forma Combined Income Statements (Unaudited)

        The following unaudited pro forma combined income statements for the years ended December 31, 1997, 1996 and 1995 combined the income statements of Hibernia and Peoples as if the Merger had occurred on January 1, 1995. We encourage you to read pro forma income statements in conjunction with Hibernia's consolidated financial statements and notes contained in its Annual Report for 1997 (which is incorporated by reference into this Proxy Statement-Prospectus) and the financial statements and related notes for the years ended December 31, 1997 and 1996 for Peoples (contained elsewhere herein). The costs associated with the Merger, estimated to be $67,000, will be accounted for as a current period expense when incurred.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
December 31, 1997
--------------------------------------------------------------------------------------------------------------
                                                                                PEOPLES         PRO FORMA
                                                            HIBERNIA            HOLDING          HIBERNIA
Unaudited ($ in thousands, except per share data)        CORPORATION        CORPORATION       CORPORATION
--------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ...................     $     594,775      $       7,653     $     602,428
    Interest on securities available for sale ....           141,391              6,876           148,267
    Interest on securities held to maturity ......                 -                  -                 -
    Interest on short-term investments ...........            13,916              1,405            15,321
--------------------------------------------------------------------------------------------------------------
        Total interest income ....................           750,082             15,934           766,016
--------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .........................           286,338              6,846           293,184
    Interest on short-term borrowings ............            30,402                164            30,566
    Interest on debt .............................             5,585                  -             5,585
--------------------------------------------------------------------------------------------------------------
        Total interest expense ...................           322,325              7,010           329,335
--------------------------------------------------------------------------------------------------------------
Net interest income ..............................           427,757              8,924           436,681
    Provision for possible loan losses ...........               620                 30               650
--------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses ......................           427,137              8,894           436,031
--------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ..................            71,798              1,152            72,950
    Trust fees ...................................            14,757                 19            14,776
    Other service, collection and exchange charges            43,008                198            43,206
    Other operating income .......................            13,150                 92            13,242
    Securities gains (losses), net ...............             2,718                 74             2,792
--------------------------------------------------------------------------------------------------------------
        Total noninterest income .................           145,431              1,535           146,966
--------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...............           181,097              2,490           183,587
    Occupancy expense, net .......................            30,823                461            31,284
    Equipment expense ............................            27,815                186            28,001
    Data processing expense ......................            22,952                268            23,220
    Foreclosed property expense, net .............            (3,219)                 5            (3,214)
    Amortization of intangibles ..................            13,747                224            13,971
    Other operating expense ......................            88,729              1,039            89,768
--------------------------------------------------------------------------------------------------------------
        Total noninterest expense ................           361,944              4,673           366,617
--------------------------------------------------------------------------------------------------------------
Income before income taxes .......................           210,624              5,756           216,380
Income tax expense ...............................            73,235              1,945            75,180
--------------------------------------------------------------------------------------------------------------
Income from continuing operations ................     $     137,389      $       3,811     $     141,200
==============================================================================================================

Income from continuing operations
    applicable to common shareholders ............     $     130,489      $       3,811     $     134,300
==============================================================================================================

Pro forma weighted average common shares .........       130,795,276          3,562,367       134,357,643
==============================================================================================================

Pro forma weighted average common
    shares - assuming dilution ...................       133,325,407          3,562,367       136,887,774
==============================================================================================================

Pro forma income per common share from
    continuing operations ........................     $        1.00                        $        1.00
==============================================================================================================

Pro forma income per common share from
    continuing operations - assuming dilution ....     $        0.98                        $        0.98
==============================================================================================================
-------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
December 31, 1996
---------------------------------------------------------------------------------------------------------------
                                                                                PEOPLES         PRO FORMA
                                                            HIBERNIA            HOLDING          HIBERNIA
Unaudited ($ in thousands, except per share data)        CORPORATION        CORPORATION       CORPORATION
---------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ...................     $     487,918      $       6,800      $     494,718
    Interest on securities available for sale ....           142,457              7,329            149,786
    Interest on securities held to maturity ......                 -                  -                  -
    Interest on short-term investments ...........            11,065              1,190             12,255
---------------------------------------------------------------------------------------------------------------
        Total interest income ....................           641,440             15,319            656,759
---------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .........................           248,593              6,987            255,580
    Interest on short-term borrowings ............            15,288                201             15,489
    Interest on debt .............................             1,926                  -              1,926
---------------------------------------------------------------------------------------------------------------
        Total interest expense ...................           265,807              7,188            272,995
---------------------------------------------------------------------------------------------------------------
Net interest income ..............................           375,633              8,131            383,764
    Provision for possible loan losses ...........           (12,417)                 8            (12,409)
---------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses ......................           388,050              8,123            396,173
---------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ..................            59,488                992             60,480
    Trust fees ...................................            13,404                 17             13,421
    Other service, collection and exchange charges            34,647                155             34,802
    Gain on sale of business lines ...............               517                  -                517
    Other operating income .......................             9,794                195              9,989
    Securities gains (losses), net ...............            (5,306)                 5             (5,301)
---------------------------------------------------------------------------------------------------------------
        Total noninterest income .................           112,544              1,364            113,908
---------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...............           164,774              2,497            167,271
    Occupancy expense, net .......................            27,531                537             28,068
    Equipment expense ............................            29,178                217             29,395
    Data processing expense ......................            20,711                226             20,937
    Foreclosed property expense, net .............            (1,735)               (17)            (1,752)
    Amortization of intangibles ..................             7,441                224              7,665
    Other operating expense ......................            79,020              1,101             80,121
---------------------------------------------------------------------------------------------------------------
        Total noninterest expense ................           326,920              4,785            331,705
---------------------------------------------------------------------------------------------------------------
Income before income taxes .......................           173,674              4,702            178,376
Income tax expense ...............................            60,856              1,474             62,330
---------------------------------------------------------------------------------------------------------------
Income from continuing operations ................     $     112,818      $       3,228      $     116,046
===============================================================================================================

Income from continuing operations
    applicable to common shareholders ............     $     111,078      $       3,228      $     114,306
===============================================================================================================

Pro forma weighted average common shares .........       130,160,581          3,562,367        133,722,948
===============================================================================================================

Pro forma income per common share
    assuming dilution ............................       131,658,685          3,562,367        135,221,052
===============================================================================================================

Pro forma income per common share from
    continuing operations ........................     $        0.85                         $        0.85
===============================================================================================================

Pro forma income per common share from
    continuing operations - assuming dilution ....     $        0.84                         $        0.85
===============================================================================================================
-------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
December 31, 1995
---------------------------------------------------------------------------------------------------------------
                                                                                PEOPLES          PRO FORMA
                                                            HIBERNIA            HOLDING           HIBERNIA
Unaudited ($ in thousands, except per share data)        CORPORATION        CORPORATION        CORPORATION
---------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ...................     $     398,117      $       4,879      $     402,996
    Interest on securities available for sale ....            52,226                  -             52,226
    Interest on securities held to maturity ......           117,110              6,360            123,470
    Interest on short-term investments ...........             7,849              1,055              8,904
---------------------------------------------------------------------------------------------------------------
        Total interest income ....................           575,302             12,294            587,596
---------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .........................           231,349              5,244            236,593
    Interest on short-term borrowings ............            13,810                216             14,026
    Interest on debt .............................             1,827                  -              1,827
---------------------------------------------------------------------------------------------------------------
        Total interest expense ...................           246,986              5,460            252,446
---------------------------------------------------------------------------------------------------------------
Net interest income ..............................           328,316              6,834            335,150
    Provision for possible loan losses ...........             1,218                 74              1,292
---------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses ......................           327,098              6,760            333,858
---------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ..................            50,074                737             50,811
    Trust fees ...................................            12,506                 10             12,516
    Other service, collection and exchange charges            28,857                101             28,958
    Gain on divestiture of banking offices .......             2,361                  -              2,361
    Gain on sale of business lines ...............             3,402                  -              3,402
    Other operating income .......................             8,503                303              8,806
    Securities gains (losses), net ...............               227                  -                227
---------------------------------------------------------------------------------------------------------------
        Total noninterest income .................           105,930              1,151            107,081
---------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...............           139,465              1,905            141,370
    Occupancy expense, net .......................            26,955                429             27,384
    Equipment expense ............................            22,058                165             22,223
    Data processing expense ......................            19,731                157             19,888
    Foreclosed property expense, net .............              (693)              (161)              (854)
    Amortization of intangibles ..................             3,709                  -              3,709
    Other operating expense ......................            78,257              1,147             79,404
---------------------------------------------------------------------------------------------------------------
        Total noninterest expense ................           289,482              3,642            293,124
---------------------------------------------------------------------------------------------------------------
Income before income taxes .......................           143,546              4,269            147,815
Income tax expense ...............................            12,134                907             13,041
---------------------------------------------------------------------------------------------------------------
Income from continuing operations ................     $     131,412      $       3,362      $     134,774
===============================================================================================================

Income from continuing operations
    applicable to common shareholders ............     $     131,412      $       3,362      $     134,774
===============================================================================================================

Pro forma weighted average common shares .........       130,275,835          3,562,367        133,838,202
===============================================================================================================

Pro forma weighted average common
    shares - assuming dilution ...................       131,201,341          3,562,367        134,763,708
===============================================================================================================

Pro forma income per common share from
    continuing operations ........................     $        1.01                         $        1.01
===============================================================================================================

Pro forma income per common share from
    continuing operations - assuming dilution ....     $        1.00                         $        1.00
===============================================================================================================
-------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED INCOME STATEMENTS

A. Hibernia expects to achieve savings in the Merger by reducing operating costs. Most of these savings will occur when certain operations of the two companies are consolidated. The extent of any savings will depend, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and other external factors. There can be no assurance that any such savings will be realized. We have not adjusted the unaudited pro forma financial statements to reflect any anticipated cost savings.



                         CERTAIN INFORMATION CONCERNING
                              PEOPLES AND THE BANK


Principal Business

        Peoples Holding Corporation. Peoples was organized on January 19, 1982 and is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. At December 31, 1997. Peoples had total consolidated assets of approximately $228 million and shareholders' equity of approximately $29.6 million. Peoples is domiciled in Minden, Louisiana and its principal executive offices are located at 618 Main Street, Minden, Louisiana 71055 and its telephone number is (318) 377- 6366.

        Peoples Bank & Trust Company. Peoples Bank was organized on February 7, 1931. Peoples Bank is not a member of the Federal Reserve. Peoples Bank's deposits are insured by the FDIC. At December 31, 1997, Peoples Bank had total assets of approximately $228 million, total deposits of approximately $192.8 million and total shareholders' equity of approximately $29.4 million. Peoples Bank is domiciled in Minden, Louisiana and its principal executive offices are located at 618 Main Street, Minden, Louisiana 71055 and its telephone number is
(504) 377-6366. Peoples Bank currently operates a full service facility in Minden, Louisiana and eight additional branches in Minden, Haynesville, Homer, Sibley, Cotton Valley, and Plain Dealing, Louisiana.

        Peoples Bank conducts general commercial banking business throughout Claiborne, Webster and Bossier Parishes. Peoples Bank offers a variety of deposit products, including demand deposits, time deposits, and saving accounts, as well as a variety of loan products, including consumer loans, small mortgage residential real estate loans.

        The deposit services are delivered through nine branches that provide walk-in and drive-through teller services and also through two proprietary ATM's, as well as regional and national ATM networks.
Loan products are delivered through five branches.

     Peoples Bank competes actively with national and state banks in Northwestern Louisiana for all types of loans and deposits. In addition, Peoples Bank competes for funds with savings and loan associations, the U.S. Government, credit unions, and other financial service companies. It competes for loans with other financial service institutions, such as savings and loan associations, insurance companies, small loan companies, credit unions, mortgage companies, and certain government agencies. Peoples Bank's primary competitors in its service area are Bank One, Regions Bank, Minden Bank & Trust Company, Minden Building & Loan Association, Deposit Guaranty, First National Bank, Barksdale Federal Credit Union and Bossier Federal Credit Union.

        Peoples and Peoples Bank are extensively regulated under both federal and state laws. To the extent that the following information describes particular statutory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business and prospects of Peoples.

        Peoples is a bank holding company within the meaning of the BHCA, and, as such, is subject to the provisions of the BHCA and to regulation and supervision by the Board of Governors of the Federal Reserve System. Peoples is required to file with the Federal Reserve annual reports containing such information as the Board may require pursuant to the Act and is also subject to periodic examination by the Board.

        Both federal and state laws extensively regulate various aspects of the banking industry, including requirements regarding the maintenance of reserves against deposits, limitations on the rates that can be charged on loans, and restrictions on the nature and amounts of loans and investments that can be made.

     As a state bank, Peoples Bank is subject to the supervisory authority of the Louisiana Commissioner of Financial Institutions, whose office conducts periodic examinations of Peoples Bank. As a federally-insured bank, Peoples Bank is also subject to supervision and regulation by the Federal Deposit Insurance Corporation. The foregoing regulation is primarily intended to protect Peoples Bank's creditors and depositors rather than Peoples' shareholders.

Competition

        Peoples Bank has a main office in Minden and branch facilities in Claiborne, Webster and Bossier Parishes. The relevant geographic market for Peoples Bank consists of Claiborne, Webster and Bossier Parishes. Its main competitors in these parishes consist of: Bank One and Regions Bank in Claiborne Parish; Minden Bank & Trust Company, Minden Building & Loan Association in Webster Parish; and Bank One, Deposit Guaranty (now First American Bank), First National Bank in Benton, LA, Barksdale Federal Credit Union and Bossier Federal Credit Union in Bossier Parish.

Seasonality of Business and Customers

        Peoples Bank's deposits represent a cross-section of the area's economy. There is no material concentration of deposits from any single customer or group of customers. No significant portion of Peoples Bank's loans is concentrated within a single industry or group of related industries. Historically, the business of Peoples Bank has not been seasonal in nature's and management of the Bank does not anticipate any seasonal trends in the future. Peoples Bank does not rely on foreign sources of funds or income.

Employees

        Peoples and Peoples Bank employ 71 persons full-time and 4 persons part-time.

Properties

        The principal properties of Peoples and Peoples Bank are the main office located at 618 Main Street, Minden, Louisiana, and eight branches with two located in Minden, two in Haynesville and one each in Homer, Sibley, Cotton Valley and Plain Dealing, Louisiana. All facilities and the real properties upon which they are situated are owned and occupied by Peoples Bank. Management considers all of its buildings and premises to be in good condition.

Legal Proceedings

        Peoples and Peoples Bank are parties to various ordinary routine legal proceedings incidental to their business, after consulting with counsel, management of Peoples does not believe that any of these proceedings will have a material effect on the financial position or results of operations of either Peoples or Peoples Bank.


Stock Prices and Dividends

        There is no established trading market for the Peoples Stock. Based upon sales known to management, the prices paid for Peoples Stock have ranged from $56.00 per share from March 1996 through December 1997. You should note that management of Peoples is not necessarily aware of each sale of Peoples Stock or the price at which it occurred.

                                   Dividends
                      as of the end of each Fiscal Quarter

                                 Cash Dividends
                                 Paid (Restated)

1998:
March 31                                $.50

1997:
December 31                             $.50
September 30                            $67.00
June 30                                 $67.00
March 31                                $64.00

1996:
December 31                             $63.00
September 30                            $60.00
June 30                                 $56.00
March 31                                $56.00

*The figures presented have been restated to reflect the retroactive effect of a 25% stock split paid in February of 1997.

        On the Record Date, there were 371 shareholders of record of Peoples Stock.

Security Ownership of Principal Shareholders and Management

        The following table sets forth as of the Record Date certain information with respect to the beneficial ownership as defined in Rule 13d-3 of the Exchange Act for each person who is the beneficial owner of more than five percent of the Peoples Stock.

                                                                Percent
                                 Amount of Beneficial             of
Name and Address                      Ownership                  Class

R&J Family Limited Partnership        28,071                     7.49%
3 Bay Creek Road
Minden, LA 71055

FBT LLC                               22,700                     6.05%
P. O. Box 250
Minden, LA 71055

        The following table shows the number of shares of Peoples Common Stock beneficially owned by each director, and all of the directors and executive officers of Peoples as a group as of the Record Date. Except as otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

                                                                 Percent
                        Amount and Nature of                       of
Name                    Beneficial Ownership                      Class

Samuel K. Abshire            1,000                                  *
Ben Hunter                     625                                  *
J. Robert Kennerly             765                                  *
O. Bryant Lewis             2,2201                                  *
John B. McDaniel               900                                  *
George E. McInnis          38,4462                             10.25%
Luther W. Moore              1,325                                  *
Ronald E. Shuler             2,037                                  *
Claude O. West              2,9133                                  *
Ralph S. Williams            9,563                              2.55%
Michael W. Wise                250                                  *

11 Directors and
Executive Officers
as a Group                  60,423                             16.11%
-----------------------
*Less than one percent.


1 Includes 2,095 shares held by Lewis LA. Prop., L.L.C., as to which Mr. Lewis has sole voting and dispositive power.

2 Includes shared voting and investmentpowers with respect to 878 shares held by spouse, and shared voting and investment powers with respect to 7,019 shares held by McInnis Brothers Construction Company of which Mr. McInnis serves as Chairman of the Board. Also includes 28,071 shares held by R&J Family Limited Partnership as to which Mr. McInnis has shared voting and investment power.

3 Includes 1,313 shares held by trust of which Mr. West is the trustee and income beneficiary and as to which he has sole investment and voting power.

4 Includes 379 shares held by spouse as to which Mr. Williams has shared dispositive power.




                    PEOPLES CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996 (Audited)


                          Independent Auditors' Report



   The Board of Directors
   Peoples Holding Corporation:


   We have audited the accompanying consolidated balance sheets of Peoples Holding Corporation and Subsidiary (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Holding Corporation and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



   KPMG PEAT MARWICK LLP
   Shreveport, Louisiana
   January 16, 1998


                   PEOPLES HOLDING CORPORATION AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 1997 and 1996


                            Assets                                        1997               1996
-------------------------------------------------------------------------------------------------------
Cash and due from banks ....................................     $   5,608,899          7,305,405
Federal funds sold .........................................        39,300,000         28,730,000
-------------------------------------------------------------------------------------------------------
                  Total cash and cash equivalents ..........        44,908,899         36,035,405
-------------------------------------------------------------------------------------------------------

Securities available for sale ..............................                --          3,976,455
Securities held to maturity ................................       101,552,623        110,154,426
-------------------------------------------------------------------------------------------------------
Loans ......................................................        78,842,626         74,801,666
    Less:
      Allowance for loan losses ............................         1,980,212          2,025,248
      Unearned discount ....................................           441,763            408,311
-------------------------------------------------------------------------------------------------------
                  Loans, net ...............................        76,420,651         72,368,107
-------------------------------------------------------------------------------------------------------

Bank premises and equipment, net ...........................         1,025,529          1,075,744
Goodwill, less accumulated amortization ....................         1,792,011          2,016,011
Accrued interest and other assets ..........................         2,304,954          2,608,403
-------------------------------------------------------------------------------------------------------
                                                                 $ 228,004,667        228,234,551
=======================================================================================================

             Liabilities and Stockholders' Equity

Deposits:
    Demand .................................................     $  27,669,590         25,389,743
    Savings and interest-bearing transaction accounts ......        68,003,106         68,123,382
    Time ...................................................        97,111,414        102,203,070
-------------------------------------------------------------------------------------------------------
                  Total deposits ...........................       192,784,110        195,716,195
-------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase .............         4,085,167          3,830,168
Accrued interest, taxes, and expenses ......................         1,489,998          1,777,974
Other liabilities ..........................................            32,644            266,596
-------------------------------------------------------------------------------------------------------
                  Total liabilities ........................       198,391,919        201,590,933
-------------------------------------------------------------------------------------------------------
Stockholders' equity:
    Common stock, par value $10 per share; authorized
      420,000 shares; issued 383,244 and 308,053 shares ....         3,832,440          3,080,530
    Surplus ................................................            16,637            765,538
    Undivided profits ......................................        26,253,079         23,193,128
    Net unrealized gain on available for sale securities,
      net of tax ...........................................                --             41,579
    Less shares held in treasury, at cost; 8,257
      and 7,477 shares .....................................          (489,408)          (437,157)
-------------------------------------------------------------------------------------------------------
                  Total stockholders' equity ...............        29,612,748         26,643,618
-------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities                           $ 228,004,667        228,234,551
=======================================================================================================
------------
See accompanying notes to consolidated financial statements



                        Consolidated Statements of Income

                     Years ended December 31, 1997 and 1996



                                                                            1997            1996
-------------------------------------------------------------------------------------------------------
Interest income:
    Loans ......................................................    $  7,653,245       6,800,365
    Securities available for sale ..............................         137,175          68,689
    Securities held to maturity:
      Taxable ..................................................       6,593,375       7,030,062
      Tax-exempt ...............................................         145,217         230,149
    Federal funds sold .........................................       1,405,398       1,189,529
-------------------------------------------------------------------------------------------------------
                  Total interest income ........................      15,934,410      15,318,794
-------------------------------------------------------------------------------------------------------
Interest expense:
    Savings and interest-bearing transaction accounts ..........       1,849,731       1,798,740
    Time deposits ..............................................       4,996,250       5,188,252
    Securities sold under agreements to repurchase .............         164,466         200,895
-------------------------------------------------------------------------------------------------------
                  Total interest expense .......................       7,010,447       7,187,887
-------------------------------------------------------------------------------------------------------

                  Net interest income ..........................       8,923,963       8,130,907

Provision for loan losses ......................................          30,296           8,378
-------------------------------------------------------------------------------------------------------
                  Net interest income after provision
                    for loan losses ............................       8,893,667       8,122,529
-------------------------------------------------------------------------------------------------------
Noninterest income:
    Customer service charges ...................................       1,191,255       1,031,810
    Net realized gains on sales of available for sale securities          74,153           5,435
    Other ......................................................         269,369         326,656
-------------------------------------------------------------------------------------------------------
                  Total noninterest income .....................       1,534,777       1,363,901
-------------------------------------------------------------------------------------------------------
Noninterest expense:
    Salaries and benefits ......................................       2,489,954       2,496,323
    Net occupancy ..............................................         646,476         753,370
    Amortization of goodwill ...................................         224,000         224,000
    Other ......................................................       1,312,311       1,310,473
-------------------------------------------------------------------------------------------------------
                  Total noninterest expense ....................       4,672,741       4,784,166
-------------------------------------------------------------------------------------------------------

                  Income before income taxes ...................       5,755,703       4,702,264

Income taxes ...................................................       1,945,000       1,474,000
-------------------------------------------------------------------------------------------------------

                  Net income ...................................     $ 3,810,703       3,228,264
=======================================================================================================

Basic net income per share .....................................     $     10.15            8.56
=======================================================================================================
------------
See accompanying notes to consolidated financial statements.



                 Consolidated Statements of Stockholders' Equity

                     Years ended December 31, 1997 and 1996



                                                                             1997              1996
---------------------------------------------------------------------------------------------------------
Common stock:
    Balance, January 1 .........................................     $  3,080,530         3,080,530
      25% Stock split (75,144 shares) ..........................          751,440                --
      Net sale of fractional shares (47 shares) ................              470                --
---------------------------------------------------------------------------------------------------------
    Balance, December 31 .......................................        3,832,440         3,080,530
---------------------------------------------------------------------------------------------------------
Surplus:
    Balance, January 1 .........................................          765,538           765,538
      25% Stock split ..........................................         (751,440)               --
      Net sale of fractional shares ............................            2,539                --
---------------------------------------------------------------------------------------------------------
    Balance, December 31 .......................................           16,637           765,538
---------------------------------------------------------------------------------------------------------
Undivided profits:
    Balance, January 1 .........................................       23,193,128        20,567,841
      Net income ...............................................        3,810,703         3,228,264
      Cash dividends - $2.00 and $1.60 per share ...............         (750,752)         (602,977)
---------------------------------------------------------------------------------------------------------
    Balance, December 31 .......................................       26,253,079        23,193,128
---------------------------------------------------------------------------------------------------------
Net unrealized gain on available for sale securities, net of tax               --            41,579
---------------------------------------------------------------------------------------------------------
Treasury stock:
    Balance, January 1 .........................................         (437,157)         (283,923)
      Purchase of shares (791 and 2,133 shares) ................          (52,967)         (153,909)
      Sale of shares (11 and 9 shares) .........................              716               675
---------------------------------------------------------------------------------------------------------
    Balance, December 31 .......................................         (489,408)         (437,157)
---------------------------------------------------------------------------------------------------------
                  Total stockholders' equity ...................     $ 29,612,748        26,643,618
=========================================================================================================
-------------
See accompanying notes to consolidated financial statements.



                      Consolidated Statements of Cash Flows

                     Years ended December 31, 1997 and 1996



                                                                        1997              1996
----------------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income ............................................     $  3,810,703         3,228,264
    Adjustments to reconcile net income to net
      cash provided by operating activities:
        Provision for depreciation ........................          126,683           145,801
        Amortization of goodwill ..........................          224,000           224,000
        Provision for loan losses .........................           30,296             8,378
        Write-down of other real estate ...................            2,666             4,001
        Deferred income tax expense (benefit) .............         (210,137)          358,000
        Accretion of discounts on securities ..............         (177,147)         (230,223)
        Amortization of premiums on securities ............          801,695           817,526
        Net gain on sales of available for sale securities           (74,153)           (5,435)
        Net loss on sale of other real estate .............           10,850                --
        Decrease in accrued interest and other assets .....           81,923           303,303
        Increase (decrease) in other liabilities ..........         (233,952)          266,596
        Decrease in accrued interest, taxes, and expenses .          (56,421)         (162,810)
----------------------------------------------------------------------------------------------------
                  Net cash provided by operating activities        4,337,006         4,957,401
----------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Proceeds from sales of other real estate ..............          276,518           159,657
    Proceeds from maturities, paydowns and calls
      of securities held to maturity ......................       89,596,699       122,515,198
    Purchases of securities held to maturity ..............      (81,623,942)     (127,192,981)
    Proceeds from sales and paydowns of securities
      available for sale ..................................        3,992,109        17,438,869
    Purchases of securities available for sale ............               --        (3,929,702)
    Net increase in loans .................................       (4,151,348)       (9,560,941)
    Purchases of bank premises, equipment and other
      assets ..............................................          (76,468)         (169,546)
    Net cash paid to purchase assets and assume
      liabilities of acquired bank ........................               --        (5,081,843)
----------------------------------------------------------------------------------------------------
                  Net cash provided (used) by
                    investing activities ..................        8,013,568        (5,821,289)
----------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Net increase (decrease) in deposit accounts ...........     $ (2,932,085)        8,458,080
    Net increase in securities sold under agreements
      to repurchase .......................................          254,999           146,001
    Cash dividends paid ...................................         (750,752)         (602,977)
    Purchase of fractional shares .........................           (2,047)               --
    Proceeds from sale of fractional shares ...............            5,056                --
    Purchase of treasury stock ............................          (52,967)         (153,909)
    Proceeds from sales of treasury stock .................              716               675
----------------------------------------------------------------------------------------------------
                  Net cash provided (used) by financing
                    activities ............................       (3,477,080)        7,847,870
----------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents .....................        8,873,494         6,983,982
Cash and cash equivalents at January 1 ....................       36,035,405        29,051,423
----------------------------------------------------------------------------------------------------
Cash and cash equivalents at December 31 ..................     $ 44,908,899        36,035,405
====================================================================================================
Interest paid .............................................     $  7,029,722         7,145,735
====================================================================================================
Income taxes paid .........................................     $  2,200,000           920,000
====================================================================================================
------------
See accompanying notes to consolidated financial statements.

                          Notes to Financial Statements

                           December 31, 1997 and 1996



 (1)     Summary of Significant Accounting Policies

       Business -- Peoples Holding Corporation (the "Company") is a bank holding company in Minden, Louisiana. In November 1997, the Company merged its subsidiary banks, Peoples Bank and Trust Company (Peoples), Planters Bank and Trust Company of Claiborne Parish (Planters), and First State Bank and Trust Company, Plain Dealing, Louisiana (First State), into one bank under the name Peoples Bank and Trust Company (the "Bank"). The Bank provides a full range of banking services to customers in northwestern Louisiana. The Company and its subsidiary are subject to regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

       Principles of Consolidation -- The consolidated financial statements include the accounts of the Company and the bank. All significant intercompany balances have been eliminated in consolidation.

       The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from those estimates.

       Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties.

       Securities -- The Company classifies its debt and marketable equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

       Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

       A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to operations resulting in the establishment of a new cost basis for the security.

       Premiums and discounts are amortized or accreted either over the life of the related security as an adjustment to yield using the effective interest or straight-line method (which approximates the interest method.) Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

       Bank Premises and Equipment -- Bank premises and equipment are carried at cost less accumulated depreciation. Depreciation of bank premises and equipment is provided on straight-line and accelerated methods for both financial and tax purposes. Expenditures for major renewals and betterments of bank premises and equipment are capitalized, and those for maintenance and repairs are charged to expense as incurred.

       Loans and Allowance for Loan Losses -- Unearned discounts on installment loans are deferred and amortized into earnings by the sum-of-the-digits method, which approximates a level yield for the applicable loans. Interest on other loans is calculated using the simple interest method on daily balances of the principal amount outstanding.

       The accrual of income on loans is generally discontinued and all interest income previously accrued and unpaid is reversed when a loan becomes more than ninety days delinquent, or when certain factors indicate reasonable doubt as to the timely collectibility of all amounts due. A loan may remain on accrual status if it is in the process of collection and is either well secured or guaranteed. Generally, nonaccruing loans are returned to an accrual status only when none of the principal or interest is due and unpaid and the full collectibility of the outstanding loan balance is reasonably assured. Cash receipts on nonaccruing loans are generally applied to the principal balance until the remaining balance is considered fully collectible.

       A loan is considered impaired when based upon current information, it is probable that the Company will be unable to collect amounts due. If a loan is impaired, then impairment is measured by (1) the present value of expected future cash flows discounted at the loan's original effective interest rate, (2) the market price of impaired loans, or (3) the fair value of collateral.

       In determining the amount of the allowance for loan losses, management is required to make estimates and assumptions that affect the amount of the allowance on the balance sheet and related provision on the statement of income. These estimates are particularly susceptible to change. The allowance for loan losses is maintained at a level considered by management to be adequate to provide for potential loan losses. Management, in determining the adequacy of the allowance for loan losses, takes into consideration examinations conducted by bank supervisory authorities, results of internal review procedures, prior loan loss experience, and an assessment of current and anticipated future economic conditions on the loan portfolio. The allowance is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. All known losses have been charged off. Recoveries of amounts previously charged off are credited to the allowance.

       Other Real Estate -- Other real estate owned of $67,242 and $288,767 at December 31, 1997 and 1996, respectively, (included in accrued interest and other assets), represents property acquired through foreclosure or deeded to the bank in lieu of foreclosure on loans on which the borrowers have defaulted as to payment of principal and interest. Amounts are carried at the lower of the bank's cost of acquisition or the asset's fair value less estimated costs to sell. Reductions in the loan balance at the date of acquisition are charged to the reserve for loan losses. Any subsequent write-downs to reflect current fair value are charged to noninterest expense.

       Goodwill -- Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected period to be benefited, 10 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired assets. Accumulated amortization at December 31, 1997 and 1996 was $448,000 and $224,000, respectively.

       Income Taxes -- The Company and the Bank file a consolidated federal income tax return. Income taxes and benefits are allocated based upon each entity's separate income or loss.

       The Company utilizes the asset and liability method of accounting for income taxes whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of income in the period that includes the enactment date.

       Cash Equivalents -- For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods.

       Basic Net Income Per Share -- Basic net income per share is computed using the weighted average number of shares outstanding during each year presented. The weighted average outstanding common shares were 375,428 and 377,172 in 1997 and 1996, respectively.

       Reclassification -- Certain 1996 amounts have been reclassified to conform to 1997 presentation.

       (2) Securities

       Securities available-for-sale at December 31, 1996 consisted entirely of U.S. government agencies with an amortized cost of $3,913,457 and fair value of $3,976,455 with gross unrealized gains of $62,998. There were no available-for-sale securities at December 31, 1997.

       The carrying amounts of securities held-to-maturity and their approximate fair values at December 31 were as follows:


December 31, 1997
                                                                       Gross            Gross
                                 Amortized       Unrealized       Unrealized             Fair
                                      Cost            Gains           Losses            Value
----------------------------------------------------------------------------------------------------
U.S. Treasury ...........     $ 25,544,342           26,506            5,123       25,565,725
U.S. government agencies        73,768,273          128,941           28,625       73,868,589
State and municipal bonds        2,240,008           37,177              269        2,276,916
----------------------------------------------------------------------------------------------------
                              $101,552,623          192,624           34,017      101,711,230
====================================================================================================


December 31, 1996
                                                                       Gross            Gross
                                 Amortized       Unrealized       Unrealized             Fair
                                      Cost            Gains           Losses            Value
----------------------------------------------------------------------------------------------------
U.S. Treasury ...........     $ 28,442,430           50,471           34,821       28,458,080
U.S. government agencies        78,192,470          158,444           89,043       78,261,871
State and municipal bonds        3,519,526           50,587            9,475        3,560,638
----------------------------------------------------------------------------------------------------
                              $110,154,426          259,502          133,339      110,280,589
====================================================================================================

       The  amortized  cost  and  estimated   fair  value  of   held-to-maturity
securities at December 31, 1997, by contractual maturities, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                        Amortized             Fair
                                             Cost            Value
-----------------------------------------------------------------------
Due in one year or less ........     $ 61,617,930       61,661,003
Due from one year to five years        33,281,699       33,347,469
Due from five years to ten years        4,259,863        4,277,657
Due after ten years ............        2,393,131        2,425,101
-----------------------------------------------------------------------
                                     $101,552,623      101,711,230
=======================================================================

       Securities having a carrying value of $28,214,064 and $38,291,935 at December 31, 1997 and 1996, respectively, were either pledged to secure public deposits or securities sold under agreements to repurchase.

       (3) Bank Premises and Equipment

       Bank premises and equipment are summarized as follows:


                                     Estimated                December 31,
                                  Useful Lives             1997             1996
-----------------------------------------------------------------------------------
Land ........................              --       $   349,493          349,493
Banking house................       7-33 years        2,456,971        2,456,971
Furniture, fixtures, and
   equipment ................       2-7 years         2,095,074        2,043,645
-----------------------------------------------------------------------------------
               Total cost ...                         4,901,538        4,850,109

Less accumulated depreciation                        (3,876,009)      (3,774,365)
-----------------------------------------------------------------------------------
               Net book value                       $ 1,025,529        1,075,744
===================================================================================


       (4) Loans and Allowance for Loan Losses

       The Company's loans, classified according to type, were as follows:

                                                      December 31,
                                                  1997            1996
---------------------------------------------------------------------------
Commercial, industrial and agriculture     $15,732,735      17,736,708
Real estate:
    Construction and land development          509,862         263,105
    Residential properties ...........      26,726,754      24,766,724
    Nonresidential properties ........      17,290,313      12,628,503
    Farmland .........................         619,832       1,120,992
Installment loans to individuals .....      17,812,171      17,997,624
Other ................................         150,959         288,010
---------------------------------------------------------------------------
                                           $78,842,626      74,801,666
===========================================================================


       Some of the directors and executive officers of the Company and the Bank are customers of the bank, and some of the individuals are principals in entities which are customers of the bank. As such customers, they have had transactions in the ordinary course of business with the bank, including borrowings, all of which, in the opinion of management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the bank. As of December 31, 1997 and 1996, the aggregate indebtedness of those individuals and their interests as a group to the bank was $4,327,675 and $4,655,571, respectively. During 1997, new loans to such related parties amounted to $2,760,267 and repayments amounted to $3,088,163.

       Changes in the allowance for loan losses are summarized as follows:


                                                       1997             1996
--------------------------------------------------------------------------------
Balance, January 1 ........................     $ 2,025,248        1,360,548
Increase from bank acquisition ............              --          357,685
Provision charged to operating expense ....          30,296            8,378
--------------------------------------------------------------------------------
                                                  2,055,544        1,726,611
--------------------------------------------------------------------------------
Loans charged off .........................        (288,077)        (240,089)
Recoveries on loans .......................         212,745          538,726
--------------------------------------------------------------------------------
          Net loans recovered (charged off)         (75,332)         298,637
--------------------------------------------------------------------------------
Balance, December 31 ......................     $ 1,980,212        2,025,248
================================================================================

       At December 31, 1997 and 1996, the banks had discontinued the accrual of interest on loans aggregating $166,000 and $364,000, respectively. Net interest income would have been higher by approximately $17,000 in 1997 and $19,000 in 1996 had interest been accrued at contractual rates on these nonperforming loans. The total amount of the Company's impaired loans is not material.

       (5) Income Taxes

       Federal income tax expense (benefit) applicable to income for the years 1997 and 1996 was as follows:

                                                           1997             1996
                                                                                        ----              ----
Current .......................................     $ 2,155,137        1,116,000
Deferred (exclusive of items below) ...........         (60,420)         (20,983)
Change in beginning of year valuation allowance        (171,137)        (150,253)
Net operating loss carryforward utilized ......          21,420          529,236
-----------------------------------------------------------------------------------
                                                    $ 1,945,000        1,474,000
===================================================================================




       A reconciliation of the expected federal statutory tax rate to the effective tax rate applicable to pre-tax income follows:



                                                                 1997       1996

Federal statutory tax rate ..............................       34.0%      34.0
Change in the beginning of the year balance of the
    valuation allowance for deferred tax assets allocated
    to income tax expense ...............................       (3.0)      (2.7)
Tax-exempt income .......................................        (.9)      (1.5)
Goodwill amortization ...................................        1.3        1.6
Other, net ..............................................        2.3        (.1)
-------------------------------------------------------------------------------------
             Effective tax rate .........................       33.7%      31.3
=====================================================================================

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                                         1997           1996
---------------------------------------------------------------------------------------------------
Deferred tax assets:
       Net operating loss carryforwards of Company ............     $      --         21,420
       FDIC Discount ..........................................        32,400         33,500
       Depreciation of fixed assets ...........................       157,700        135,300
---------------------------------------------------------------------------------------------------
                Total gross deferred tax assets ...............       190,100        190,220
                Less valuation allowance ......................            --       (171,137)
---------------------------------------------------------------------------------------------------
                Net deferred tax assets .......................       190,100         19,083
---------------------------------------------------------------------------------------------------

Deferred tax liabilities:
       Allowance for loan losses ..............................      (300,500)      (301,000)
       Discount accretion on securities .......................       (57,600)      (101,400)
       Net unrealized gain on available for sale securities ...            --        (21,420)
       Other ..................................................       (31,182)       (26,001)
---------------------------------------------------------------------------------------------------
                Total gross deferred tax liabilities ..........      (389,282)      (449,821)
---------------------------------------------------------------------------------------------------
                Net deferred tax liability (included in accrued
                    interest, taxes, and expenses) ............     $(199,182)      (430,738)
===================================================================================================

       The net change in the total valuation allowance for deferred tax assets for 1997 and 1996 was a decrease of $171,137 and $150,253, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

       Income taxes receivable of approximately $24,000 and payable of approximately $192,000 are included in the accompanying balance sheets in accrued interest and other assets and accrued interest, taxes and expenses as of December 31, 1997 and 1996, respectively.

       (6) Deposits

       Included in time deposits at December 31, 1997 and 1996, respectively, are approximately $23,697,000 and $26,844,000 of certificates of deposit and IRA deposits in denominations of $100,000 or more. Interest expense related to time deposits of $100,000 or more was $1,331,000 in 1997 and $1,351,000 in 1996.

       At December 31, 1997, the scheduled maturities of time deposits are as follows:


1998          $87,101,013
1999            7,986,070
2000            1,612,357
2001              411,974
---------------------------
              $97,111,414

       Included in deposits at December 31, 1997 and 1996, respectively are approximately $2,473,000 and $1,570,000 in deposits of related parties.

       (7) Securities Sold Under Agreement to Repurchase

       Securities  sold under  agreements  to  repurchase  were  $4,085,167  and
$3,830,168 at December 31, 1997 and 1996, respectively. The securities underlying the agreements were under the control of the Company as they were held in the Company's name at another financial institution. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                    1997            1996
--------------------------------------------------------------------------------

Average balance during the year .........     $3,886,888      3,883,318
Maximum month-end balance during the year     $4,280,167      4,565,269

       (8) Stock Transactions

       In January 1997, the Company declared a 25% common stock split effected as a stock dividend. All share and per share amounts have been restated to retroactively reflect the stock split.

       (9) Employee Benefit Plans

       The Company has a defined contribution benefit plan covering substantially all employees. Contributions are made to the plan based on a percentage of participants' compensation (not to exceed 15%) to be determined by the board of directors. The contributions in 1997 and 1996 amounted to $102,311 and $101,723, respectively.

       (10) Regulatory Matters

       The prompt corrective actions of The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) place restrictions on any insured depository institution that does not meet certain requirements, including minimum capital ratios. The restrictions are based on an institution's FDICIA defined capital category and become increasingly more severe as an institution's capital category declines. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

       The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To be considered "well capitalized," an institution is required to have at least a 5% leverage ratio, a 6% Tier I risk-based capital ratio, and a 10% total risk-based capital ratio. However, the regulatory agencies may impose higher minimum standards on individual institutions or may downgrade an institution from one category because of safety and soundness concerns.

       At December 31, 1997, the Bank's leverage ratio was 10.26%, Tier I risk-based ratio was 24.79%, and total risk-based ratio was 26.04%.

       (11) Fair Value of Financial Instruments

       The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1997 and 1996.


                                               December 31, 1997                  December 31, 1996
------------------------------------------------------------------------------------------------------------
                                           Carrying            Fair          Carrying             Fair
                                             Amount           Value            Amount            Value
------------------------------------------------------------------------------------------------------------
Financial assets:
     Cash and due from banks
       and federal funds sold ....     $ 44,908,899       44,908,899       36,035,405       36,035,405
     Securities available-for-sale               --               --        3,976,455        3,976,455
     Securities held to maturity .      101,552,623      101,711,230      110,154,426
                                                                                           110,280,589
     Loans .......................       78,842,626       79,040,000       74,801,666       74,823,000
     Accrued interest receivable .        2,204,654        2,204,654        2,319,636        2,319,636

Financial liabilities:
     Deposits ....................      192,784,110      193,160,863      195,716,195      196,080,857
     Securities sold under
       agreements to repurchase ..        4,085,167        4,085,167        3,830,168        3,830,168
     Accrued interest payable ....          983,127          983,127        1,002,402        1,002,402
     Other liabilities ...........           32,644           32,644          266,596          266,596


       The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

       Securities Held to Maturity and Available for Sale -- The fair value of securities held to maturity and available for sale, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

       Loans -- Fair values are estimated for portfolio of loans that have similar financial characteristics. Loans are segregated by type and maturity for purposes of measurement. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

       The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For purposes of estimating fair value, loans with a remaining maturity of three months or less and adjustable rate loans are assumed to be carried at approximate fair value due to repricing at current market rates.

       Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

       Deposits -- The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, and interest-bearing transaction accounts is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

       Other Categories of Financial Instruments -- The carrying amount of cash and due from banks, federal funds sold, accrued interest receivable and payable, securities sold under agreements to repurchase, and other liabilities approximate fair value because of the short maturity of these instruments. The fair value of off-balance sheet instruments such as commitments to extend credit and standby letters of credit are not material.

       Limitations -- Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

       (12) Financial Instruments With Off-Balance Sheet Risk

       The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

       The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments and contingencies at December 31, 1997, is as follows:

                                                                          Contract
                                                                            Amount
-------------------------------------------------------------------------------------
Financial instruments whose contract amounts represent credit risk:
     Commitments to extend credit .................................     $3,219,154
     Standby letters of credit ....................................        522,360

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment and income-producing commercial properties.

       Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most guarantees expire in 1998. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

       (13) Concentration of Credit Risk

       The Company grants real estate, commercial, and installment loans to customers primarily in northwest Louisiana. Although the bank has a diversified loan portfolio, a substantial portion (approximately 57% of its gross loans), although not necessarily originated for the purposes of real estate acquisition, are secured by real estate, and their ability to fully collect those loans could depend upon the real estate market in this region. The Company typically requires collateral sufficient in value to cover the principal amount of the loan. Such collateral is evidenced by mortgages on property held and readily accessible to the Company.

       (14) Acquisition

       On January 19, 1996, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of First State Bank and Trust, Plain Dealing, Louisiana (First State). In addition to acquiring the assets and assuming the liabilities, the Company paid approximately $5,082,000 in cash, which was net of approximately $3,078,000 in cash held by First State at the time of acquisition. At January 19, 1996, First State had total assets of approximately $43,000,000 and total deposits of approximately $36,000,000. The purchase method of accounting was used to record the acquisition and the premium paid of approximately $2,240,000 is being amortized over ten years on a straight-line basis. Operations of First State subsequent to the effective date of acquisition are included in these consolidated financial statements.

       Other non-cash effects related to the acquisition of First State include: investments ($22,614,000), loans ($15,972,000), bank premises and equipment ($204,000), accrued interest receivable and other assets ($448,000) and accrued interest payable and other liabilities ($597,000).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                  PEOPLES HOLDING CORPORATION AND SUBSIDIARIES
                     DECEMBER 31,1997 AND DECEMBER 31,1996


The following discussion provides certain information concerning the financial condition and results of operations of Peoples Holding Corporation (PHC) and Subsidiaries (the "Banks"); Peoples Bank & Trust Company (Peoples), Planters Bank and Trust Company of Claiborne Parish (Planters), and First State Bank and Trust Company, Plain Dealing, Louisiana (First State) (all of the foregoing herein referred to as the "Company"). The financial position and results of operations of the Company are attributable to operations of the Banks located in Webster, Claiborne, and north Bossier Parishes in Northwest Louisiana. In November 1997, the PHC merged all of the Banks into one bank under the name of Peoples Bank & Trust Company (the "Bank"). Management's discussion should be read in conjunction with the Company's financial statements and accompanying notes presented elsewhere in this Proxy Statement-Prospectus.

OVERVIEW

The Company reported net income for 1997 of $3,810,703, an increase of 18% from net income of $3,228,264 for 1996. Returns on average assets and average equity for 1997 were 1.74% and 14.42% compared with 1.52% and 13.65% for 1996. The increase in net income for 1997 is due to improved net interest income and an increase in non-interest income coupled with substantially unchanged non-interest expense. The increase in net interest income for 1997 was primarily due to an increase in higher yielding earning assets (loans). The increase in non-interest income was primarily due to increased revenues from customer service charges.

The Company's total assets at December 31,1997 were $228,004,667, substantially unchanged from $228,234,551 at December 31,1996. Loans increased $4,040,960 from December 31,1996 to December 31,1997 due primarily to commercial and consumer loans secured by real estate. Total liabilities (including deposits) at December 31, 1997 of $198,391,919were down 1.6% when compared with December 31, 1996.

RESULTS OF OPERATIONS

Net Interest Income. Net interest income for 1997 was $8,923,963, which was a $793,056 or 9.75% increase from 1996. This increase was primarily due to an increase in earning assets. The following tables present certain information relating to net interest income and the changes therein. Table 1 presents certain information concerning the average daily balances , interest income, interest expense, and average rates on the Company's interest-earning assets and interest-bearing liabilities for the years for 1996 and 1997. Table 2 presents an analysis of the changes in net interest income by major interest-earning assets and interest-bearing liabilities attributable to changes in average volumes and average rates.

Table 1
                AVERAGE BALANCES, INTEREST INCOME/EXPENSE, RATES
                          COMPARISON OF 1997 AND 1996
                             (Dollars in Thousands)


                                        1997                                      1996
--------------------------------------------------------------------------------------------------------------

                                                       Average                                     Average
                                           Interest    Rates                          Interest     Rates
                                Average     Income/    Earned/            Average     Income /     Earned/
                                Balance    Expense     Paid               Balance     Expense      Paid


Earning assets:

   Loans (before allowance
     for loan losses)........   $  77,096  $7,653      9.93%              $  67,600   $6,800       10.06%

   Investment securities.....     116,322   6,876      5.91%                125,213    7,329        5.85%

   Federal funds sold and
     securities purchased
     under agreement to
     resell..................      26,176   1,405     5.37%                  22,291    1,190        5.34%
                                   ------   -----                            ------    -----

Total earning assets.........    $219,594 $15,934     7.26%                $215,110  $15,319        7.12%
                                 --------                                  --------


Interest-bearing liabilities:

   Interest-bearing deposits,
   Federal funds purchased,
   and securities sold under
   agreement to repurchase...    $172,082 $  7,010    4.07%                $171,143  $ 7,188        4.20%
                                 -------- --------                         --------  -------



Net interest income..........             $  8,924                                   $ 8,131
                                          --------                                   -------



Net yield on earning assets..                         4.06%                                         3.78%
                                                      -----                                         -----

Table 2
                         CHANGES IN NET INTEREST INCOME
                            1997 Compared with 1996
                             (Dollars in Thousands)


                                          Increase (Decrease) Due to Change in:

                                                Volume          Rate*   Total

Income  earned on:

Loans                                             $955          $(102)  $853

Investment Securities                             (524)            71   (453)

Short term investments                             208              8    216
                                                   ---              -    ---


        Total                                      639            (23)   616
                                                   ---            ----   ---


Interest paid on:

Deposits, Federal funds purchased,
and securities sold under agreement to
repurchase                                         (39)           216   177
                                                   ----           ---   ---



Change in net interest income                      600            193   793
________________________________                   ---            ---   ---
     *change not solely due to volume or rate changes are allocated to rate.

Provision for Loan Losses. The provision for loan losses is the amount that is added to the allowance for loan losses , by a charge against earnings, in order to maintain a balance in the allowance that is deemed by management to be adequate to absorb the inherent risk of future loan losses in the loan portfolio. The amount of the provision is dependent upon many factors, including management's evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance, reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers, their ability to repay the loan and the value and liquidity of collateral. The Company's 1997 and 1996 provisions for loan losses were $30,296 and $8,378 respectively. The allowance for loan losses of $1,980,212 was 2.53% of net loans outstanding at December 31,1997. The allowance for loan losses at December 31,1996 was $2,025,248 or 2.72% of net loans outstanding.

Non-Interest Income. The Company's non-interest income for 1997 increased 12.53% from 1996 due primarily to increased revenues from services charges to customers as a result of increased customer account activity.

Non-Interest Expense. Total non-interest expense decreased 2.33% from 1996 to 1997 with decreases in personnel and occupancy costs.

Income Taxes. The Company's ratio of taxable income to total income before taxes increased from 1996 to 1997, resulting in an increase in the effective tax rate from 31.3% in 1996 to 33.7% in 1997. The federal statutory rate for both years was 34%.


FINANCIAL CONDITION

Total Assets. At December 31,1997 total assets were $228,004,667. At December 31,1996 total assets were $228,234,551.


Investment Securities. The Company classifies its securities as either available for sale or held to maturity at the time they are purchased. Securities which the Company has the ability and intent to hold to maturity are classified as held to maturity and are stated at cost adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available for sale and are stated at fair value with net unrealized gains and losses reflected as a separate component of stockholder's equity, net of estimated income tax effects. Available for sale securities may be sold prior to maturity in response to liquidity needs, market interest rate changes, or other factors. The Company has no "trading" portfolio.

The following Tables 3 and 4 present the composition of investment securities by amortized cost and fair value at December 31,1997 and December 31,1996 and the amortized cost and fair value of investment securities at December 31,1997 by contractual maturities.


Table 3
                             INVESTMENT SECURITIES
                           December 31 1997 and 1996
                             (Dollars in Thousands)


                                                        1997                       1996
                                                --------------------       --------------------
                                                Amortized       Fair       Amortized       Fair
                                                   Cost        Value          Cost        Value
Available for Sale:

        U.S. government agencies                $     -        $     -     $   3,913      $   3,976
                                                -----------------------    ------------------------

Held to Maturity:

        U.S. Treasury                           $ 25,545       $ 25,565    $ 28,442       $ 28,458

        U.S.  government agencies                 73,768         73,869      78,192         78,262

        State and municipal bonds                  2,240          2,277       3,520          3,561
                                                -----------------------    -----------------------

Total Held to Maturity                          $101,553       $101,711    $110,154       $110,281
                                                -----------------------    -----------------------


Table 4

                             INVESTMENT SECURITIES
                           BY CONTRACTUAL MATURITIES*
                                December 31,1997
                             (Dollars in Thousands)


                                                    Amortized        Fair
                                                       Cost         Value


Due in one year or less                             $ 61,618        $ 61,661

Due after one year
     through five years                               33,282          33,347

Due after five years
     through ten years                                 4,260           4,278

Due after ten years                                    2,393           2,425
                                                    ------------------------

Total Investment Securities                         $101,553        $101,711
_______________________________                     ------------------------
    *Actual maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Loans. The Company engages in commercial and industrial, real estate (residential and non-residential), and consumer lending. Underwriting criteria for each major loan category is outlined in detail in a formal written loan policy that is approved by the board of directors. In general, each loan is evaluated based on such things as the character and repayment capacity of the borrower, the borrower's investment in a particular property (when applicable), cash flow, the nature and value of collateral, general market conditions for the borrower's business or project and prevailing economic trends. The Company's loan policy is changed periodically as considered appropriate to address regulatory changes and other changes considered necessary by management. Each change is approved by the board of directors before it becomes a part of the loan policy. The loan policy and underwriting criteria are regularly reviewed by management and external examiners to determine compliance with banking regulations and sound lending principles.


As of December 31, 1997, the Company had no major concentrations of its loan portfolio to any one customer or industry classification. Loans increased $4,040,960 or 5.4% from December 31,1996 to December 31,1997. This growth was primarily in real estate loans. Table 5 presents the dollar amount and percentage of total loans in each category at December 31, 1997 and 1996.

Table 5
                               Loans by Category
                           December 31,1997 and 1996
                             (Dollars in Thousands)


                                                        1997                    1996
                                                        -----                   ----
                                                Amount            %     Amount            %
                                                ------            -     ------            -
Commercial, industrial and agriculture          $15,733         19.95   $17,737         23.71

Real estate:

        Construction and land development           510           .65       263           .35

        Residential properties                   26,727         33.90    24,767         33.11

        Nonresidential properties                17,290         21.93    12,628         16.88

        Farmland                                    620           .79     1,121          1.50

Installment loans to individuals                 17,812         22.59    17,998         24.06

All other                                           151           .19       288           .39
                                                -------        ------   -------


Total                                           $78,843        100.00   $74,802        100.00
                                                -------        ------   -------        ------

The maturity schedule of the Company's loan portfolio has an impact on it's ability to meet liquidity demands. At December 31, 1997, approximately $45,924,000 or 58.24% of the loan portfolio was scheduled to mature within one year. Approximately $75,620,000 or 95.91% of the portfolio was scheduled to mature in less than five years. Normally borrowers are expected to meet contractual terms. In some cases, however, they are permitted to roll over obligations after appropriate review of credit quality and evaluation of the borrower's ability to repay. The information presented herein as to maturity of the loan portfolio is based on contractual obligations and does not consider anticipated rollovers. However, management does not believe such rollovers would materially reflect the information presented herein.


Non-performing assets. Non-performing assets include non-performing loans and foreclosed assets held for sale. Nonperforming loans include loans classified as non-accrual or renegotiated to provide a reduction or deferral of interest or principal and those past due 90 days or more on which interest is still being accrued. It is the general policy of the company to place loans on non-accrual status when, in the opinion of management, there exists sufficient uncertainty as to the collectibility of the contractual interest or principal. Placing a loan on non-accrual status causes an immediate charge against earnings for the interest accrued but uncollected in the current fiscal year and a charge against the loan loss reserve for accrued but uncollected interest attributable to prior periods. Interest earnings are not recognized on such loans until the principal is collected or until the loan is returned to performing status because it is well secured and in the process of collection.


At December 31,1997 total non-performing assets were $458,000 or .58% of total loans and foreclosed assets held for sale. Table 6 below shows the breakdown of non performing assets at December 31, 1997.


Table 6
                             Non-performing Assets
                                December 31,1997
                             (Dollars in Thousands)

                                                                     %
                                                             Total Loans and
                                             Amount          Foreclosed Assets
                                             ------          -----------------

Loans contractually 90 days or more past
        due and still accruing                $191                 .24

Loans accounted for on a non-accrual basis     166                 .23

Foreclosed assets                               89                 .11
                                              ----                 ---
Total non-performing assets                   $458                 .58
                                              ----                 ---



Interest income that would have been recognized on non-accrual loans in 1997 and 1996 had such loans been on an accrual basis was not significant. Management is not aware of any loans which have been classified for regulatory purposes and excluded from the above table which represent or result from trends or uncertainties that will materially impact the Company's future operating results, liquidity, or capital, or represent material loan relationships about which management is aware of any information which causes doubts as to the ability of such borrowers to comply with their loan repayment terms.


Allowance for Loan Losses. The Company charges to operating expense an amount (provision) that is considered necessary to maintain the allowance for loan losses at a level that it considers to be adequate to offset all anticipated loan losses. The adequacy of the allowance is determined by management based on many factors, including the historical loss experience in relation to outstanding loans, the current level of the allowance, loan quality reviews, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers and their ability to repay the loan and the value and liquidity of collateral. The amount of the allowance is reviewed quarterly by management and the board of directors to evaluate its adequacy and determine if additional provisions should be made.
Between such reviews, management generally assures that the level of the allowance is maintained at no less than the amount last approved by the board of directors.


The following table (Table 7) presents information relative to the allowance for loan losses for the years ended December 31, 1997 and 1996.

Table 7
                           Allowance for Loan Losses
                       Analysis and Selected Information
                           December 31, 1997 and 1996
                             (Dollars in Thousands)

                                                         1997            1996
                                                         ----            ----

Average total loans                                   $77,096         $67,600
                                                      -------         -------

Beginning balance of allowance                         $2,025          $1,361

Increase from bank acquisition                            -               357

Loans charged off:

        Real estate                                         8              16

        Commercial and industrial                         -                 3

        Installment and other                             280             221
                                                          ---             ---

                Total charged off                         288             240
                                                          ---             ---

Recoveries:

        Real estate                                       131             307

        Commercial and Industrial                           6              30

        Installment and other                              76             202
                                                           --             ---

                Total recoveries                          213             539
                                                          ---             ---

Net loans charged off (recovered)                          75            (299)

Provision for loan losses                                  30               8
                                                     --------        --------

Ending balance of allowance                            $1,980          $2,025
                                                       ------          ------

Ratio of net charge offs  (recoveries)
   to average loans outstanding                           .10%           (.44%)
                                                     --------        --------

The Company's allowance for loan losses at December 31,1997 was $1,980,212, which, in management's opinion, is adequate to cover potential losses in its current loan portfolio. However, no assurance can be given that in the future economic conditions will not occur that might adversely impact the Company's trade territory, borrowers or collateral values, or that other circumstances will not result in increased losses in the portfolio.


Deposits and Other Significant Liabilities. While year-end deposits were slightly down at December 31,1997, average total deposits increased from $193,311,258 in 1996 to $194,856,268 in 1997. The Company has no "brokered"
deposits. The following table (Table 8) reflects average deposits and average rates paid for 1997 and 1996.


Table 8
                       Average Deposits and Average Rates
                           December 31, 1997 and 1996
                             (Dollars in Thousands)


                                             1997                    1996
                                             ----                    ----
                                       Amount      Rate        Amount     Rate
                                       ------      ----        ------     ----

Non-interest-bearing demand deposits   $  26,635   0.00%       $  25,977  0.00%

Savings and interest bearing
 transaction accounts                     67,023   2.76%          64,863  2.77%

Time deposits                            101,198   4.94%         102,471  5.06%
                                       ---------   -----       ---------  -----

Total average deposits                  $194,856   3.51%        $193,311  3.61%
                                        --------   -----        --------  -----


The Company also has liabilities in the form of securities sold under agreements to repurchase. At December 31, 1997 such liabilities totaled $4,085,167.


Liquidity and Interest Rate Risk Management. The primary functions of asset and liability management as it relates to a financial institution are to provide sufficient liquidity to react to normal volatility in funding sources and to insulate net interest margins from adverse effect that may be wrought by major fluctuations in interest rates while maximizing net interest earnings. Liquidity reflects the Company's ability to meet daily demands for funds from its customers and to meet other financial commitments. Management monitors liquidity requirements as warranted by interest rate and economic trends, changes in the scheduled maturity and interest rate sensitivity of the investment and loan portfolios, and changes in the maturity and perceived interest rate sensitivity of deposit accounts. Management attempts to match (within acceptable risk guidelines established by the board of directors) rate-sensitive assets and rate-sensitive liabilities in order to minimize exposure from adverse fluctuations in interest rates and maximize net interest earnings through periods of changing interest rates.

The Company's liquidity is considered by Management to be adequate to meet all foreseen business needs.

Capital Resources. The Bank is subject to regulatory "risk-based" capital guidelines. In the risk-based capital computation, all assets are weighted based upon assigned risk factors, and certain off-balance sheet items are included, such as loan commitments and standby letters of credit. Capital is separated into two categories, Tier 1 and Tier 2, which are combined for Total Capital. Tier 1 capital consists of common shareholder equity and perpetual preferred stock, subject to certain limitations. Tier 2 capital consists of the reserve for loan losses and subordinated debt, subject to certain limitations. In order to be considered "well capitalized", the guidelines provide for a Total Risk-Based Capital of at least 10%, a Tier 1 Risk-Based Capital ratio of at least 6%, and a leverage ratio of at least 5%. At December 31,1997, the Bank's Total Risk-Based Capital ratio was 26.04%, it's Tier 1 Risk-Based Capital ratio was 24.79%, and it's leverage ratio was 10.26%. Regulatory agencies may increase minimum capital standards or downgrade an institution's capital category because of safety and soundness considerations. The Bank's capital ratios have been in excess of the "well capitalized" minimums since the adoption of the "risk-based" capital guidelines.


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

        KPMG Peat Marwick LLP, independent auditors, has continuously served as the independent auditor for Peoples from 1982 through the present. A representative of KPMG Peat Marwick LLP is expected to be present at the Special Meeting. This representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

                               VALIDITY OF SHARES

        Patricia C. Meringer, Corporate Counsel and Secretary of Hibernia has passed upon the validity of the shares to be issued by Hibernia in the Merger. As of the date of this Proxy Statement-Prospectus, Ms. Meringer beneficially owned 22,830 shares of Hibernia Common Stock (including options to purchase shares of Hibernia Common Stock that are currently exercisable.

                                    EXPERTS

        The audited the consolidated financial statements of Hibernia Corporation incorporated by reference in Hibernia's Corporation's Annual Report (Form 10-K) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors. as set forth in their report thereon incorporated by reference therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon Ernst & Young's report given upon the authority of such firm as experts in accounting and auditing.

        KPMG Peat Marwick LLP, independent certified public accountants, have audited the consolidated financial statements of Peoples for the years ended December 31, 1997 and 1996. Those financial statements are included in the Proxy Statement of Peoples, which is referred to and made a part of this Prospectus and Registration Statement, and have been included in reliance upon the report of KPMG Peat Marwick LLP appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                          PEOPLES HOLDING CORPORATION
                                 WITH AND INTO
                              HIBERNIA CORPORATION


        AGREEMENT AND PLAN OF MERGER dated as of February 10, 1998 (this "Agreement"), adopted and made by and among Peoples Holding Corporation, Minden, Louisiana, a Louisiana corporation("Peoples"), Peoples Bank and Trust Company, Minden, Louisiana, a Louisiana state banking association (the "Bank") and Hibernia Corporation, a Louisiana corporation("Hibernia")and Hibernia National Bank, a national banking association.

        Peoples is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 618 Main Street, Minden, LA 71055-3327; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). The presently authorized capital stock of Peoples consists solely of 420,000 shares of common stock of $10.00 par value ("Peoples Common Stock"). As of December 31, 1997, 383,243 shares of Peoples Common Stock had been issued, 374,986 shares of Peoples Common Stock were outstanding, and 8,257 shares of Peoples Common Stock were held in Peoples' treasury. All outstanding shares of Peoples Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of Peoples authorized, issued, or outstanding, and there are no existing options, warrants, calls, or commitments of any kind obligating Peoples to issue any share of its capital stock or any other security of which it is or will be the issuer. None of the shares of Peoples' capital stock has been issued in violation of preemptive rights of shareholders. Peoples owns 100 percent of the outstanding voting shares of the Bank, which is a Louisiana banking corporation organized and existing under the laws of the State of Louisiana. All of the issued and outstanding shares of capital stock of the Bank is owned by Peoples. The Bank is (i) an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and (ii) has been duly organized and is validly existing as a banking corporation under the laws of the State of Louisiana, and has full authority to conduct its business as and where currently conducted.

        Hibernia is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 313 Carondelet Street, New Orleans, Louisiana 70130; and is a bank holding company within the meaning of the Bank Holding Company Act. Hibernia owns all of the issued and outstanding shares of capital stock of Hibernia National Bank ("HNB") and Hibernia National Bank of Texas ("HNBT"). The presently authorized capital stock of Hibernia is 300,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 200,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of December 31, 1997, 2,000,000 shares of Hibernia's preferred stock were issued and outstanding, 133,000,857 shares of Hibernia Common Stock were outstanding, and no shares of Hibernia Common Stock were held in Hibernia's treasury. All outstanding shares of Hibernia Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing Hibernia Common Stock and (in limited circumstances, the Hibernia Preferred Stock) are the only voting securities of Hibernia authorized, issued or outstanding and there are no existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer, except that Hibernia has authorized or reserved 1,968,750 shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options covering 1,383,482 shares of Hibernia Common Stock were outstanding as of the date hereof; 7,880,703 (as adjusted) shares of Hibernia Common Stock for issuance under its 1992 Long-Term Incentive Plan, pursuant to which options covering 5,745,660 shares of Hibernia Common Stock were outstanding as of the date hereof; 1,000,000 shares of Hibernia Common Stock for issuance under its 1993 Director Stock Option Plan, pursuant to which options covering 290,000 shares of Hibernia Common Stock are outstanding on the date hereof; 24 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan; and warrants covering 213,176 shares of Hibernia Common Stock are outstanding. None of the shares of Hibernia's capital stock has been issued in violation of preemptive rights of shareholders. Mergers with Northwest Bancshares of Louisiana, Inc. and ArgentBank and a pending merger with Firstshares of Texas, are expected to result in the issuance of no more than an additional 18.6 million shares of Hibernia Common Stock.

        HNB is a national banking association organized and existing under the laws of the United States of America having its principal registered office at 313 Carondelet Street, New Orleans, Louisiana 70130. All of the issued and outstanding shares of capital stock of HNB are owned by Hibernia. HNB is(i) an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and (ii) has been duly organized and are validly existing as national banks under the laws of the United States, and has full authority to conduct its business as and where currently conducted.

        The Boards of Directors of Peoples, the Bank, Hibernia and HNB have duly approved this Agreement and have authorized the execution hereof by Peoples' and the Bank's President and Chief Executive Officer and Hibernia's and HNB's President and Chief Executive Officer, respectively. Peoples has directed that this Agreement be submitted to a vote of its shareholders in accordance with
Part XI of the Louisiana Business Corporation Law ("LBCL") and the terms of this Agreement.

        In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of Peoples with and into Hibernia and the merger of the Bank with and into HNB and prescribe the terms and conditions of such mergers and the mode of carrying them into effect, which shall be as follows:

         1.     The Mergers.

        1.1 Company Merger. On the Effective Date (as defined in Section 14 hereof), Peoples shall be merged with and into Hibernia under the Articles of Incorporation of Hibernia, pursuant to the provisions of, and with the effect provided in, Part XI of the LBCL (the "Company Merger") and the Merger Agreement in substantially the form of Exhibit 1 hereto (the "Company Merger Agreement").

        1.2 Bank Merger. On the Effective Date (as defined in Section 14 hereof), the Bank shall be merged with and into HNB under the Articles of Association of HNB, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. 215a (the "Bank Merger") and the Merger Agreement in substantially the form of Exhibit 2 hereto (the "Bank Merger Agreement"). The Bank Merger and the Company Merger are collectively referred to herein as the "Mergers", and the Company Merger Agreement and the Bank Merger Agreement are collectively referred to herein as the "Merger Agreements."

         2. Hibernia Capital Stock. The shares of the capital stock of Hibernia issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

         3.     Peoples Common Stock.

               3.1. Conversion. On the Effective Date and subject to the provisions of Section 3.7 hereof,

                (a) each share of Peoples Common Stock issued and outstanding immediately prior to the Effective Date, other than (i) shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 12: 131 of the LBCL and (ii) shares owned beneficially by Hibernia or its subsidiaries, shall, by virtue of the Company Merger automatically and without any action on the part of the holder thereof, become and be converted into the number of shares of Hibernia Common Stock that equals the Exchange Rate set forth in Section 3.8 hereof;

                (b) holders of certificates which represent shares of Peoples Common Stock outstanding immediately prior to the Effective Date (hereinafter called "Old Certificates") shall cease to be, and shall have no rights as, shareholders of Peoples;

                (c) each share of Peoples Common Stock held in the treasury of Peoples or owned beneficially by Hibernia or any of its subsidiaries shall be canceled;

                (d) Old Certificates shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates for the number of whole shares of Hibernia Common Stock to which such holders shall be entitled in accordance with the Exchange Rate set forth in Section 3.8 and a check representing cash paid in lieu of fractional shares as provided in Section 3.2 hereof; and

                (e) each share of Bank Common Stock shall be canceled upon the effective time of the Bank Merger.

                3.2. Fractional Shares. Each holder of Old Certificates who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock (after taking into account all shares of Peoples Common Stock represented by the Old Certificates then delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the Average Market Price of Hibernia Common Stock as defined in Section 3.8(c), and no such holder shall be entitled to dividends, voting rights or any other right of shareholders in respect of any fractional share.

                3.3. Transmittal Materials. As promptly as practicable after the Effective Date, Hibernia shall send or cause to be sent to each former shareholder of record of Peoples transmittal materials for use in exchanging Old Certificates for certificates representing Hibernia Common Stock and a check representing cash paid in lieu of fractional shares, if any. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of certificates representing Hibernia Common Stock. If any certificate for shares of Hibernia Common Stock is to be issued in a name other than that in which an Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the exchange agent to be appointed by Hibernia in connection with such exchange (the "Exchange Agent") that such taxes are not payable.

                3.4. Rights as Shareholders. Former shareholders of Peoples will be able to vote after the Effective Date at any meeting of Hibernia shareholders or pursuant to any written consent procedure the number of whole shares of Hibernia Common Stock into which their shares of Peoples Common Stock are converted, regardless of whether they have exchanged their Old Certificates. Whenever a dividend is declared by Hibernia on the Hibernia Common Stock after the Effective Date, the declaration shall include dividends on all shares issuable hereunder, but no shareholder will be entitled to receive his distribution of such dividends until physical exchange of his Old Certificates shall have been effected. Upon physical exchange of his Old Certificates, any such person shall be entitled to receive from Hibernia an amount equal to all dividends (without interest thereon and less the amount of taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby.

                3.5. Cancellation of Old Certificates. On and after the Effective Date there shall be no transfers on the stock transfer books of Peoples or Hibernia of the shares of Peoples Common Stock which were issued and outstanding immediately prior to the Effective Date. If, after the Effective Date, Old Certificates are properly presented to Hibernia, they shall be canceled and exchanged for certificates representing shares of Hibernia Common Stock and a check representing cash paid in lieu of fractional shares as herein provided. Any other provision of this Agreement notwithstanding, neither the Exchange Agent nor any party hereto shall be liable to a holder of Peoples Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                3.6. Property Transfers. From time to time, as and when requested by Hibernia and HNB and to the extent permitted by Louisiana law, the officers and directors of Peoples and the Bank last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to Hibernia or HNB title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of Peoples and the Bank, and otherwise to carry out the purposes of this Agreement.

                3.7. Dissenters' Shares. Shares of Peoples Common Stock held by any holder having rights of a dissenting shareholder as provided in Part XIII of the LBCL, who shall have properly objected to the Company Merger and who shall have properly demanded payment on his stock in accordance with and subject to the provisions of Section 12:131 of the LBCL, shall not be converted as provided in Section 3.1 hereof until such time as such holder shall have failed to perfect, or shall have effectively lost, his right to appraisal of and payment for his shares of Peoples Common Stock, at which time such shares shall be converted as provided in Section 3.1 hereof.

                3.8.  Exchange Rate.

        (a) Except as provided for in paragraph (b) of this Section 3.8, the Exchange Rate shall be calculated as follows: ($69,375,000 375,000) the Average Market Price of Hibernia Common Stock, as defined in paragraph (c) of this
Section 3.8.

        (b) Notwithstanding anything in paragraph (a) of this Section 3.8 to the contrary, in no event shall the Exchange Rate be greater than 10.5 shares of Hibernia Common Stock for each share of Peoples Common Stock, and in no event shall the Exchange Rate be less than 9.5 shares of Hibernia Common Stock for each share of Peoples Common Stock.

        (c) For purposes of this Agreement, the Average Market Price of Hibernia Common Stock on the Closing Date shall be the average of the closing price of one share of Hibernia Common Stock for the ten business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

         4. Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of Hibernia and the Articles of Association and Bylaws of HNB in force immediately prior to the Effective Date shall on and after the Effective Date continue to be the Articles of Incorporation and Bylaws of Hibernia and the Articles of Association and Bylaws of HNB, respectively, unless altered, amended or repealed in accordance with applicable law.

         5. Employees. Hibernia shall cause to be provided as soon as practicable after the Effective Date for the employees of Peoples and the Bank immediately prior to the Effective Date the employee benefits then made available to employees of Hibernia and its subsidiaries, subject to the terms and conditions under which those employee benefits are made available to such employees; provided, however, that for purposes of determining the eligibility of an employee of Peoples or the Bank (or both) to receive, and the amount and type of benefits to which such employee shall be entitled, under Hibernia's benefits plans after the Effective Date, any period of employment of such employee with Peoples or the Bank shall be deemed equivalent to having been employed for that same period by Hibernia and/or its subsidiaries and provided further, however, that if Hibernia determines in good faith that it cannot merge any benefit plan of Peoples into a comparable benefit plan of Hibernia or HNB without creating significant potential liability or additional expense for Hibernia's or HNB's plan, then Hibernia shall be entitled to freeze the existing benefit plan of Peoples and prohibit participation by former employees of Peoples in Hibernia's plan for the period of time required by applicable law to ensure that Hibernia's and HNB's benefit plans are not deemed to be successor plans of the Peoples plan in question.

         6. Negative Covenants. From the date hereof until the Effective Date, or until the termination of this Agreement, Peoples covenants and agrees that it will not do, or agree to commit to do, and Peoples will cause the Bank not to do and not to agree or commit to do, without the prior written consent of Hibernia, any of the following:

                (a) in the case of Peoples (and not the Banks), make, declare, set aside or pay any dividend or declare or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of Peoples Common Stock (other than in a fiduciary capacity); provided, however, that Peoples may declare and pay, to the extent lawfully permitted to do so, its normal and customary quarterly dividends of $.50 per outstanding share of Peoples Common Stock from the date hereof until the Effective Date.

                (b) authorize the creation or issuance of or issue any additional shares of its capital stock, or any options, calls, warrants, stock appreciation rights or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it, shares of its capital stock;

                (c) enter into any employment contracts with, increase the rate of compensation of, or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with existing policy; provided, however, that Hibernia hereby acknowledges and consents to the increase in the monthly directors' fees payable to members of the Peoples board of directors to $600 per month beginning January 1, 1998;

                (d) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees.

                (e) other than as contemplated hereby, (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) amend its or the Bank's Articles of Incorporation or Bylaws, (iii) impose, or suffer the imposition, on any share of stock held by Peoples in the Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist, (iv) establish or add any automatic teller machines or branch or other banking offices, (v) make any capital expenditures in excess of $25,000 other than in the ordinary course of business consistent with past practices or (vi) take any action that would materially and adversely affect the ability of any party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect Peoples' ability to perform its covenants and agreements hereunder;

                (f) except with respect to transactions contemplated hereby, merge with any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank; acquire control over any other firm, bank, corporation or organization or create any subsidiary (except in a fiduciary capacity or in connection with foreclosures in bona fide loan transactions); liquidate; or sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with its past practice; or

                (g) knowingly fail to comply with any laws, regulations, ordinances, or governmental actions applicable to it and to the conduct of its business in a manner significant, material and adverse to its business.

         7. Representations and Warranties of Peoples. Peoples (and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

                7.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

                7.2. Organization and Qualification. Peoples is a corporation and the Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana, respectively; each of Peoples and the Bank has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business; and each of Peoples and the Bank has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

                7.3. Ownership of Other Banks. Peoples does not own, directly or indirectly, 5 percent or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except the Bank. The presently authorized capital stock of the Bank consists solely of 141,500 shares of common stock of the par value of $10.00 each, of which 138,254 shares of common stock are issued and outstanding. The outstanding shares of capital stock of the Bank are validly issued and outstanding, fully paid and, except as may be affected by Louisiana Revised Statute 6:262, nonassessable and, except as provided on Schedule 7.3 hereto, all of such shares are owned by Peoples, free and clear of all liens, claims and encumbrances.

                7.4. Corporate Authorization. The execution, delivery and performance of this Agreement have been authorized by each of Peoples' and the Bank's Boards of Directors, and, subject to the approval of this Agreement by Peoples' shareholders in accordance with the LBCL and other approvals required by Section 12 hereof, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by each of Peoples and the Bank of this Agreement and the consummation of the Company Merger have been validly and appropriately taken. Subject to such shareholder approval and to such other approvals as are required by Section 12 hereof, this Agreement is a legal, valid and binding obligation of Peoples and the Bank, enforceable against each of Peoples and the Bank in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

                7.5. No Conflicts. Except as disclosed on Schedule 7.5 hereto, the execution and delivery of this Agreement by Peoples does not, and the consummation of the transactions contemplated hereby by it will not, constitute
(i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Peoples or the Bank or to which Peoples or the Bank is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses or results of operations of Peoples and the Bank taken as a whole or on the transactions contemplated hereby, (ii) to the best of the knowledge of Peoples' management, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Peoples or the Bank or to which Peoples or the Bank is subject, or (iii) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of Peoples or the Bank; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

                7.6. Financial Statements; Dividend Restrictions. Peoples has delivered to Hibernia prior to the execution of this Agreement true and correct copies of the following consolidated financial statements (collectively referred to herein as the "Peoples Financial Statements"): Peoples' Consolidated Balance Sheets as of December 31, 1997, 1996 and 1995 (audited) Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995 (audited). Each of the Peoples Financial Statements (including the related notes) fairly presents the consolidated results of operations of Peoples and the Bank for the respective periods covered thereby and the consolidated financial condition of Peoples and the Bank as of the respective dates thereof (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as disclosed in the Peoples Financial Statements, including the notes thereto, or Schedule
7.6 hereto, and except as otherwise required by this Agreement, there are no restrictions in any note, indenture, agreement, statute or otherwise (except for statutes or regulations applicable to Louisiana corporations or national banks generally) precluding Peoples or the Bank from paying dividends, in each case when, as and if declared by its Board of Directors.

                7.7. No Material Adverse Change. Since December 31, 1997, there has been no event or condition of any character (whether actual, or to the knowledge of Peoples or the Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Peoples, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Peoples or the Bank, excluding changes in laws or regulations that affect banking institutions generally.

                7.8. Litigation and Proceedings. Except as set forth on Schedule
7.8 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against Peoples that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of Peoples and the Bank taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated. Except as disclosed on
Schedule 7.8 hereto, no member of Peoples' consolidated group is subject to any written agreement, memorandum, or order with or by any bank or bank holding company regulatory authority restricting its operations or requiring any material actions.

                7.9. Material Contracts. Except for this Agreement and arrangements made in the ordinary course of business or disclosed on Schedule
7.9 hereto, neither Peoples nor the Bank is bound by any material contract to be performed after the date hereof that is not terminable by Peoples or the Bank without penalty or liability on thirty days prior notice.

                7.10. Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Peoples or the Bank or under their authority is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement; provided, however, that in the event Peoples determines to engage a financial advisor within 30 days after the date of this Agreement, Peoples shall may so engage the advisor and pay such fees to such advisor as may be reasonable or appropriate under the circumstances without violation or breach of this provision if such advisor and the fees to be paid such advisor are identified to Hibernia and Hibernia shall have no reasonable objection to such fees.

                7.11.  Contingent  Liabilities.  Except as disclosed on Schedule
7.11 hereto or as reflected in the Peoples Financial Statements and except in the case of the Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of December 31, 1997, neither Peoples nor the Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Peoples and the Bank taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after December 31, 1997, or from any action omitted to be taken during such period that, to the knowledge of Peoples, could reasonably be expected to result in any such material obligation or liability.

                7.12. Tax Liability. The amounts set up as liabilities for taxes in the Peoples Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

                7.13. Material Obligations Paid. Since December 31, 1997, neither Peoples nor the Bank has incurred or paid any obligation or liability that would be material to Peoples on a consolidated basis, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with its past practices.

                7.14. Tax Returns; Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Peoples or the Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1996, and all returns filed are complete and accurate to the best information and belief of their respective managements; all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Peoples or the Bank except as reserved against in the Peoples Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and Peoples' reserves for bad debts at December 31, 1996, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

                7.15. Loans. To the best knowledge and belief of its management, each loan reflected as an asset of Peoples in the Peoples Financial Statements, as of December 31, 1997, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as such enforceability may be affected by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally), and no loan is subject to any asserted defense, offset or counterclaim known to Peoples, except as disclosed in writing to Hibernia on or prior to the date hereof.

                7.16. Allowance for Loan Losses. The allowances for possible loan losses shown on the balance sheets of Peoples as of December 31, 1997 are adequate in all material respects under the requirements of regulatory accounting principles (and to the best knowledge and belief of Peoples, GAAP) and the balance sheets of Peoples as of December 31, 1996 are adequate in all material respects under the requirements of GAAP, to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 1997 or December 31, 1996, respectively, and each such allowance has been established in accordance with GAAP (in the case of allowances shown on the balance sheets of Peoples as of December 31, 1996) or regulatory accounting principles (in the case of allowances shown on the balance sheets of Peoples as of December 31,
1997).

                7.17.  Title to Assets; Adequate Insurance Coverage.

                (a) As of December 31, 1997, Peoples and the Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the Peoples Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Peoples Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 1997, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Peoples and the Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by Peoples or the Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by Hibernia in such lease of such property.

                (b) With respect to each lease of any real property or a material amount of personal property to which Peoples or the Bank is a party, except for financing leases in which Peoples or the Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (ii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and
(iv) neither the Company Merger nor the Bank Merger will constitute a default or a cause for termination or modification of such lease.

                (c) Neither Peoples nor the Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

                (d) To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Peoples and the Bank provide adequate coverage against loss and the fidelity bonds in effect as to which Peoples or the Bank is named insured.

                7.18. Employee Plans. To the best of Peoples' knowledge and belief, it, the Bank, and all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by Peoples or the Bank:

                        (i) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

                        (ii) has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

                7.19. Copies of Employee Plans. On or prior to the date hereof, Peoples has provided Hibernia with true, complete and accurate copies of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, savings, stock appreciation right or profit-sharing plans, any employment, deferred compensation, consultant, severance, bonus, or collective bargaining agreement or group insurance contract, or any other incentive, welfare, or employee benefit plan or agreement maintained by it or the Bank for its or the Bank's employees or former employees.

                7.20. Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under section 4971 of the Internal Revenue Code, all of which have been fully paid, neither Peoples nor the Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code.

                7.21. No Default. To the best knowledge and belief of its management, neither Peoples nor the Bank is in default in any material respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

                7.22. Minutes. Prior to the date hereof, Peoples has made available to Hibernia, for inspection pursuant to the terms of Section 9.5 hereof, the minutes of meetings of Peoples' and the Bank's Board of Directors and all committees thereof held prior to the date hereof, which minutes are complete and correct in all respects and fully and fairly present the deliberations and actions of such Boards and committees and accurately reflect the business condition and operations of Peoples and the Bank as of the dates and for the periods indicated therein.

                7.23. Insurance Policies. Attached hereto as Schedule 7.23 is a schedule detailing all policies of fire, theft, public liability, and other insurance (including without limitation fidelity bonds and directors and officers liability insurance) maintained by Peoples or the Bank at the date hereof. Except as disclosed on Schedule 7.23 hereto, neither Peoples nor the Bank has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Peoples nor the Bank has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience of Peoples or the Bank.

                7.24. Investments. Except for investments classified as held-to-maturity as prescribed under the Financial Accounting Standards Board Statement No. 115 and pledges to secure public or trust deposits, none of the investments reflected in the Peoples Financial Statements under the heading "Investment Securities," and none of the investments made by Peoples or the Bank since December 31, 1997, and none of the assets reflected in the Peoples Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Peoples or the Bank freely to dispose of such investment at any time. With respect to all repurchase agreements to which Peoples or the Bank is a party, Peoples or the Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

                7.25. Environmental Matters. Neither Peoples nor the Bank nor, to the knowledge of Peoples and the Bank, any previous owner or operator of any properties at any time owned (including any properties owned as a result of foreclosure of a loan, whether still owned or subsequently resold) leased, or occupied by Peoples or the Bank or used by Peoples or the Bank in their respective business ("Peoples Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Peoples Properties except in compliance with all applicable federal, state, and local laws, rules, and regulations pertaining to air and water quality, hazardous waste, waste disposal, air emissions, and other environmental matters ("Environmental Laws"). Neither Peoples nor the Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to Peoples Properties.

         8. Representations and Warranties of Hibernia. Hibernia (and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

              8.1.  Recitals.   The facts  set  forth  in  the  preamble to this
Agreement with respect to it are true and correct.

                8.2. Organization and Qualification. Hibernia is a corporation, and HNB is a national banking association, duly organized, validly existing and in good standing under the laws of the State of Louisiana and the United States of America, respectively. Each of Hibernia and its material subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business, and Hibernia has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

                8.3. Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of Hibernia Corporation and HNB are validly issued and outstanding, fully paid and nonassessable (subject, in the case of HNB, to 12 U.S.C. Section 55) and all of such shares of HNB are owned directly or indirectly by Hibernia free and clear of all liens, claims, and encumbrances. The shares of Hibernia Common Stock to be issued in connection with the Company Merger pursuant to this Agreement will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

                8.4. Due Authorization. The execution, delivery and performance of this Agreement have been authorized by Hibernia's Board of Directors, and, subject to the regulatory and other approvals required by Section 12 hereof, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Hibernia of this Agreement and the consummation of the Company Merger have been validly and appropriately taken. Subject to receipt of the regulatory and other approvals required by
Section 12 hereof, this Agreement is a legal, valid, and binding obligation of Hibernia enforceable against Hibernia in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

                8.5. No Conflicts. Except as disclosed on Schedule 8.5 hereto, the execution and delivery of this Agreement by Hibernia does not, and the consummation of the transactions contemplated hereby by it will not, constitute
(i) a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or by which Hibernia or any of its subsidiaries is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses, or results of operations of Hibernia and its subsidiaries taken as a whole or on the transactions contemplated hereby, (ii) to the best of the knowledge of Hibernia's management, a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or to which Hibernia or any of its subsidiaries is subject, or
(iii) a breach or violation of, or a default under the Articles of Incorporation or Association or Bylaws of Hibernia, or of its subsidiaries, and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture, or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

                8.6. Reports of Hibernia. As of their respective dates, none of its Annual Report on Form 10- K for the fiscal year ended December 31, 1997, and its proxy statement for its 1997 annual meeting of shareholders, each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Hibernia Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected or is so affecting, or, in the opinion of the executive officers of Hibernia, may reasonably be expected in the future to so affect, the business, financial condition, net worth, properties, prospects or results of operations of Hibernia and its subsidiaries, taken as a whole, that has not been disclosed in the Hibernia Reports. Each of the balance sheets in or incorporated by reference into the Hibernia Reports (including the related notes) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of income and stockholders' equity and statement of cash flows or equivalent statements in the Hibernia Reports (including any related notes and schedules) fairly presents the results of operations and changes in stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Copies of the Hibernia Reports have been furnished to Peoples on or before the date hereof.

                8.7. Employee Plans. To the best of Hibernia's knowledge and belief, it, HNB , and all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by Hibernia or HNB:

     (i) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

     (ii) has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

                8.8. No Material Adverse Change. Since December 31, 1997, there has been no event or condition of any character (whether actual, or to the knowledge of Hibernia or HNB, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Hibernia or HNB, excluding changes in laws or regulations that affect banking institutions generally.

         9. Agreements and Covenants. Hibernia and Peoples each hereby agrees and covenants to the other that:

                9.1. Shareholder Approvals. If required by applicable law, this Agreement shall be submitted to its respective shareholders at a special meeting called and held in accordance with applicable provisions of law (to be scheduled to the extent possible for the date of the shareholders' meeting for the other party hereto, if any) at which its shareholders shall be asked to consider and vote upon this Agreement and the transactions contemplated hereby.

                9.2. Actions Necessary to Complete the Company Merger and the Bank Merger. It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date (including obtaining the consent or approval of each governmental authority and individual, partnership, corporation, association, or any other form of business or professional entity whose consent or approval is required for the consummation of the transactions contemplated hereby, requesting the delivery of appropriate opinions and letters from its counsel and recommending that this Agreement be approved by its shareholders) and cooperate fully with the other party hereto to that end; provided, however, that neither party shall be obligated to take or cause to be taken any action which is or creates a material burden on or a material expense for such party, or materially adversely changes the economics of the Mergers to such party, except to the extent such actions are reasonably anticipated to be required in order to effect the Mergers.

                9.3. Preparation of Registration  Statement and Proxy Statement.
It shall prepare as promptly as practicable jointly with the other party hereto a proxy statement to be mailed to the shareholders of each party the shareholders of which are to vote upon this Agreement in connection with the transactions contemplated hereby and to be part of a registration statement (the "Registration Statement") to be filed by Hibernia with the SEC pursuant to the Securities Act of 1933, as amended (the "1933 Act") with respect to the shares to be issued in the Merger. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the time of the last shareholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Hibernia relating to Hibernia and by Peoples relating to Peoples, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the SEC thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Hibernia will advise Peoples promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Hibernia Common Stock issuable in connection with the Company Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                9.4. Press Releases and Public Statements. Unless approved by Hibernia in advance, Peoples will not issue any press release, marketing or advertising material or other written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law. The parties will cooperate in any public announcements directly related to the Merger; provided, however, that, in the event Hibernia determines to file a current report on Form 8-K that discloses only the substantive facts of a previously released press release, such filing may be made without prior consultation with Peoples so long as Peoples is furnished with a copy of such report within a reasonable time after its filing.

                9.5.  Material Developments; Access to Information.

     (i) In order to afford Peoples access to such information as it may reasonably deem necessary to perform its due diligence review with respect to Hibernia and its assets in connection with the Merger, Hibernia shall (and shall cause HNB to), (A) upon reasonable notice, afford Peoples and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books, records and personnel, and to furnish Peoples and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Peoples shall from time to time reasonably request to perform such review, (B) furnish Peoples with copies of all reports filed by Hibernia with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (C) promptly advise Peoples of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of Hibernia, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of its consolidated group as a whole.

     (ii) In order to afford Hibernia access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of Peoples to be acquired as a result of the Merger, Peoples shall (and shall cause the Bank to), upon reasonable notice, afford Hibernia and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Bank's properties, books, contracts, commitments, loan files, litigation files, and records (including, but not limited to, the minutes of the Boards of Directors of Peoples and the Bank and all committees thereof), and it shall (and shall cause the Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to Hibernia such information as Hibernia may reasonably request to perform such review.

     (iii) No investigation pursuant to this Section 9.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, either party to this Agreement.

                9.6. Prohibited Negotiations. Prior to the Effective Date, neither Peoples nor the Bank shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, Peoples or the Bank or any business combination with Peoples or the Bank other than as contemplated by this Agreement. Peoples shall instruct each officer, director, agent, or affiliate of it or the Bank to refrain from doing any of the above, and Peoples will notify Hibernia promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Peoples; provided, however, that nothing contained in this section shall be deemed to prohibit any officer or director of Peoples or the Bank from taking any action that counsel to Peoples or the Bank has advised in writing is required to discharge his or her fiduciary duties to Peoples or the Bank, a copy of which advice shall be furnished to Hibernia upon its request.

                9.7.  Affiliates.  Prior  to the  Closing  Date (as  defined  in
Section 14 hereof), Peoples shall deliver to Hibernia a letter identifying all persons whom it believes to be "affiliates" of Peoples for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act ("Affiliates"). Peoples shall use its best efforts to cause each person so identified to deliver to Hibernia prior to the Effective Date a written agreement in substantially the form of Exhibit 9.7 hereto providing, among other things, that such person will not dispose of Hibernia Common Stock received in the Company Merger except in compliance with the 1933 Act and the rules and regulations thereunder and except in accordance with Section 201.01 of the SEC's Codification of Financial Reporting Policies; provided, however, that Peoples shall have no such obligation to use its best efforts to cause any such identified person to deliver to Hibernia such agreement if such person may not lawfully execute such agreement.

                9.8. Adjustment for Changes in Outstanding Shares. In the event that prior to the Effective Date the outstanding shares of Hibernia Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in the Hibernia's capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Hibernia Common Stock to be thereafter delivered pursuant to Section 3.1 hereof.

                9.9. Accounting Treatment. It shall use its best efforts to cause the Company Merger to qualify for pooling-of-interests accounting treatment to the extent factors affecting such treatment are within its control.

                9.10. Cooperation in Bank Merger. Promptly upon request by Hibernia, Peoples shall, and it shall cause the Banks to, take any and all necessary or appropriate actions to cause the Bank to become merged with and into HNB effective as of, or as soon as practicable after, the Effective Date if so requested by Hibernia; provided, however, that Peoples acknowledges and agrees that the determination as to when and if the Bank and HNB shall be merged shall be solely within Hibernia's discretion.

                9.11. Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in
Section 12 of this Agreement and in any event prior to the Effective Date (unless this Agreement is terminated pursuant to Section 13 hereof), Peoples shall, and it shall cause the Bank to, take any and all necessary or appropriate actions to adopt all Hibernia accounting procedures and policies (including without limitation those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Peoples or the Bank at the request of Hibernia or HNB pursuant to this Section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Peoples herein.

                9.12. Indemnification of Directors and Officers of Peoples and the Bank.

                (a) From and after the Effective Date of the Merger, Hibernia agrees to indemnify and hold harmless each person who, as of the date immediately prior to the Closing Date, served as an officer or director of Peoples or the Bank (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his capacity as an officer or director of Peoples or the Bank, to the same extent as he would have been indemnified under the Articles of Incorporation and/or Bylaws of Hibernia, as such documents were in effect on the date of this Agreement as if he were an officer or director of Hibernia at all relevant times; provided, however, that the indemnification provided by this Section shall not apply to any claim against an Indemnified Person if such Indemnified Person knew or should have known of the existence of the claim and failed to make a good faith effort to require Peoples or the Bank, as the case may be, to notify its director and officer liability insurance carrier of the existence of such claim prior to the Closing Date.

                (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of Hibernia or HNB.

                (c) The rights to  indemnification  granted  by this  subsection
9.12 are subject to the following limitations: (i) the total aggregate indemnification to be provided by Hibernia pursuant to subsection 9.12(a) shall not exceed, as to all of the Indemnified Persons as a group, the sum of $13 million, and Hibernia shall have no responsibility to any Indemnified person for the manner in which such sum is allocated among that group (but nothing in this subsection is intended to prohibit the Indemnified Persons from seeking reallocation among themselves); (ii) a director or officer who would otherwise be an Indemnified Person under this subsection 9.12 shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement (the "Joinder Agreement") in the form of Exhibit 9.12 hereto; and (iii) amounts otherwise required to be paid by Hibernia to an Indemnified Person pursuant to this subsection 9.12 shall be reduced by any amounts that such Indemnified Person recovers by virtue of the claim for which other employees and officers indemnification is sought.

                (d) Hibernia agrees that the $13 million indemnification limit set forth in paragraph (c) of this Section 9.12 shall not apply to any damages, liabilities, judgments and claims (and related expenses, including but not limited to attorney's fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in
Section 11.2 hereof.

        (e) The provisions of this Section 9.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Person and his or her heirs and representatives.

                9.13 Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Mergers, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Mergers.

        10. Permits, Consents and Approvals. As promptly as practicable after the date hereof:

                (a) Hibernia shall submit an application to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Holding Company Act;

                (b) Hibernia shall submit an application to the Comptroller of the Currency (the "Comptroller") for approval of the Bank Merger in accordance with the provisions of the Bank Merger Act;

                (c) Peoples shall submit to the Louisiana Office of Financial Institutions such applications, documents and/or filing fees necessary in order to complete the Bank Merger;

                (d) Peoples shall endeavor to have its Affiliates execute a written agreement in substantially the form of Exhibit 9.7 hereto; provided, however, that Peoples shall have no such obligation prior to the receipt by the Board of Directors of Peoples of the Fairness Opinion; and

                (e) Peoples shall endeavor to have each of the directors of Peoples and the Bank execute a Non-Competition Agreement in substantially the form of Exhibit 10(e) hereto; provided, however, that Peoples shall have no such obligation prior to the receipt by the Board of Directors of Peoples of the Fairness Opinion.

        11.  Confidentiality; Hold Harmless.

                11.1. Confidentiality. The parties hereto acknowledge that each of them or their representatives or agents has engaged in, and may continue to engage in, certain due diligence reviews and examinations with respect to the other and that, in the course of such reviews and examination, has received or may receive in the future confidential or proprietary information. Hibernia and Peoples agree, for a period of five years after the date hereof on behalf of themselves, their respective officers, directors, employees, representatives and agents, that they will not use any information obtained pursuant to due diligence investigations for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and, if the Company Merger is not consummated, will hold all such information and documents in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, in which event the party required to make such disclosure shall advise and consult with the other party reasonably in advance of such disclosure regarding the information proposed to be disclosed. In the event of the termination of this Agreement, Hibernia and Peoples shall, promptly upon request by the other party, either destroy or return any documents so obtained. The parties hereto expressly acknowledge and agree that the terms of this Section 11.1 shall supersede any prior agreements relating to the confidentiality of information received by the parties hereto from each other.

                11.2. Hold Harmless. Hibernia will indemnify and hold harmless each of Peoples and the Bank, each of its directors and officers and each person, if any who controls Peoples or the Bank within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several or solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Hibernia shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Hibernia by Peoples or the Bank for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Hibernia under this Section, notify Hibernia in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Hibernia of the commencement thereof, Hibernia shall be entitled to participate therein, and to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and, after notice from Hibernia to such indemnified party of its election to so assume the defense thereof, Hibernia shall not be liable to such indemnified party under this Section 11.2 for any legal expenses of counsel other than that selected by Hibernia as set forth above or any other expenses subsequently incurred by such indemnified party.

        12. Conditions. The consummation of the Merger is conditioned upon:

                12.1. Shareholder Approval; Dissenters. Approval of this Agreement by the required vote of shareholders of Peoples, and exercise and perfection of dissenters' rights by shareholders owning less than 9.8% of the Peoples Common Stock.

                12.2. Federal Reserve Board and OCC Approvals. Procurement by Hibernia of the approval of the Federal Reserve Board of the Company Merger and the Comptroller of the Bank Merger and any and all other transactions contemplated hereby.

                12.3. Other Approvals. Procurement of all other consents and approvals and satisfaction of all other requirements prescribed by law that are necessary to the consummation of the transactions contemplated by this Agreement.

                12.4. No Restraining Action. No litigation or proceeding initiated by any governmental authority shall be pending before any court or agency that shall present a claim to restrain, prohibit or invalidate the transactions contemplated hereby and neither Hibernia nor Peoples shall be prohibited by any order of any court or other governmental authority from consummating the transactions provided for in this Agreement.

                12.5. Opinion of Hibernia Counsel. Peoples and its directors shall have received an opinion, dated the Closing Date, of counsel for Hibernia, in form and substance satisfactory to Peoples, as to such matters as Peoples may reasonably request with respect to the transactions contemplated hereby.

                12.6. Opinion of Peoples Counsel. Hibernia, its directors and its officers who sign the Registration Statement shall have received an opinion, dated the Closing Date, of Watkins, Ludlam, Winter & Stennis, P.A. for Peoples, in form and substance satisfactory to Hibernia, which shall cover such matters as Hibernia may reasonably request with respect to the transactions contemplated hereby.

                12.7. Representations, Warranties and Agreements of Peoples. Each of the representations, warranties, and agreements of Peoples contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Hibernia shall have received a certificate signed by the Chairman of the Board and the President of Peoples, dated the Closing Date, to such effect; Peoples shall have furnished to Hibernia such other certificates as Hibernia shall reasonably request in connection with the Closing (as defined in Section 14 hereof), evidencing compliance with the terms hereof and its status, business and financial condition. Peoples shall have furnished Hibernia with such further documents or other materials as Hibernia shall have reasonably requested in connection with the transactions contemplated hereby.

                12.8. Representations, Warranties and Agreements of Hibernia. Each of the representations, warranties and agreements of Hibernia contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or the date when made in the case of any representations or warranty which specifically relates to an earlier date) and Peoples shall have received a certificate signed by the Chief Financial Officer of Hibernia, dated the Closing Date, to such effect; Hibernia shall have furnished to Peoples such other certificates as Peoples shall reasonably request in connection with the Closing, evidencing compliance with the terms hereof and its status, business and financial condition. Hibernia shall have furnished Peoples with such further documents or other materials as Peoples shall have reasonably requested in connection with the transactions contemplated hereby.

                12.9. Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Peoples shall have received a certificate to such effect from the officer of Hibernia designated as its agent for service on the cover page of the Registration Statement (which certificate may be to the knowledge of such officer).

                12.10. Tax Opinion. Hibernia and Peoples shall have received an opinion of a nationally recognized public accounting firm satisfactory to Peoples, which opinion shall be satisfactory in form and substance to Hibernia and Peoples, to the effect that the Company Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that the exchange of Peoples Common Stock to the extent exchanged for Hibernia Common Stock will not give rise to gain or loss to the shareholders of Peoples with respect to such exchange and that the Louisiana income tax treatment to the shareholders of Peoples will be substantially the same as the federal income tax treatment to the shareholders of Peoples.

                12.11. Listing on New York Stock Exchange. The shares of Hibernia Common Stock issuable to the holders of Peoples Common Stock in the Company Merger shall have been approved for listing on the New York Stock Exchange, Inc. on or before the Closing Date, subject to official notice of issuance.

                12.12. Fairness Opinion. Peoples shall have received a letter from the investment advisor listed on Schedule 12.12 hereto (which Schedule shall be submitted to Hibernia within 30 days after the date hereof) dated within five days of the scheduled date of mailing of the Proxy Statement to its shareholders, and updated to within five days of the Closing Date to the effect that the terms of the Company Merger are fair to its shareholders from a financial point of view.

                12.13.  Employment  Arrangement.   As  of  the  Effective  Date,
Hibernia and/or HNB shall have entered into an employment agreement with Ralph Williams on terms mutually acceptable to Mr. Williams and Hibernia.

                12.14. Assertion of Conditions. A failure to satisfy any of the requirements set forth in Section 12.5, 12.8, 12.11, 12.12 or 12.13 shall only constitute conditions to consummation of the Company Merger if asserted by Peoples and a failure to satisfy any of the requirements set forth in Section
12.6 or 12.7 shall only constitute conditions to consummation of the Company Merger if asserted by Hibernia.

        13. Termination. This Agreement may be terminated prior to the Closing Date, either before or after its approval by the shareholders of the parties hereto, in any of the following events:

                13.1. Mutual Consent. By the mutual consent of the parties hereto, if the Board of Directors of each party so determines by vote of a majority of the members of its entire Board.

                13.2. Breach of Representation, Warranty or Covenant. By either party hereto, in the event of a breach by the other party (a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if
(i) the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the party committing such breach, or (ii) in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching party's performance of this Agreement.

                13.3. Passage of Time; Inability to Satisfy Conditions. By either party hereto, in the event that (i) the Company Merger is not consummated by March 31, 1999, or (ii) any condition to Closing cannot be satisfied by March 31, 1999 and will not be waived by the party or parties entitled to waive it.

                13.4. Failure to Obtain Regulatory Approval. By either party hereto, at any time after the Federal Reserve Board, the Federal Reserve Bank or the Comptroller has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Company Merger and the time period for all appeals or requests for reconsideration thereof has run.

                13.5. Failure to Obtain Shareholder Approval. By either party hereto, if the Company Merger is not approved by the required vote of shareholders of Peoples.

                13.6. Material Adverse Change. By Peoples, if a material adverse change as described in Section 8.8 of this Agreement occurs, and by Hibernia, if a material adverse change as described in Section 7.7 hereof occurs, after the date hereof and prior to the Closing.

                13.8. Fairness Opinion. By Peoples, if it shall not have received a letter from the investment advisor listed on Schedule 12.12 hereto dated within five days of the scheduled date of mailing of its proxy statement to its shareholders, and updated to within five days of the Closing Date, to the effect that the terms of the Company Merger are fair to its shareholders from a financial point of view.

                13.9. Due Diligence. By Hibernia, within 30 days after the date hereof, if its due diligence review of Peoples results in a discloses material liabilities, obstacles to the Company Merger or other circumstances that are not disclosed in this Agreement or the Schedules hereto and that, in the good faith judgment of Hibernia, materially alter the economic basis for, or feasibility of, the Merger; provided, however, that the sole remedy that Hibernia shall have in that event pursuant to this Section 13.9 shall be the termination of this Agreement.

        14. Closing and Effective Date. The closing of the Company Merger (the "Closing") shall take place at the office of Hibernia at 313 Carondelet Street, New Orleans, Louisiana, at 11:00 a.m. local time, or at such other place or time as shall be mutually agreeable to the parties hereto, on the first business day occurring after the last to occur of: (i) the date that falls 15 days after the date of the order of the Federal Reserve Board approving the Company Merger pursuant to the Bank Holding Company Act; (ii) the date that falls 15 days after the date of the order of the Comptroller approving the merger of the Bank with and into HNB pursuant to the Bank Merger Act; and (iii) the date that falls 5 days after the date on which the last meeting of shareholders called to approve this Agreement is held; or such later date within 60 days of such date as may be agreed upon between the parties hereto (the date and time of the Closing being referred to herein as the "Closing Date"). Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the
Company Merger Agreement shall be certified, executed, acknowledged and delivered to the Secretary of State of the State of Louisiana (the "Secretary") for filing pursuant to and in accordance with the provisions of Section 12:112 of the LBCL. The Company Merger shall become effective as of the date and time of issuance by the Secretary of a certificate of merger relating to the Company Merger (such date and time being referred to herein as the "Effective Date").

        15.  Survival  and  Termination  of   Representations,   Warranties  and
Covenants.

                15.1. Except as otherwise provided in this Section 15, the representations, warranties and covenants contained in this Agreement shall terminate as of the earlier of the Effective Date or the termination of this Agreement. Upon termination of such representations, warranties and covenants, such provisions shall be of no further force or effect, and no party hereto shall have any legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any such provision.

                15.2.  The provisions and agreements set forth in Sections 3, 5,
9.12 and 11 and the last sentence of Section 8.3 hereof shall survive the Closing, if the Closing occurs, for the benefit of the shareholders, directors and officers of Peoples who are the intended beneficiaries of such provisions.

                15.3. The provisions of Section 11 and liabilities for a breach of the provisions of Sections 9.2 or 9.13 shall survive the termination of this Agreement if this Agreement terminates without the Closing or the Company Merger having occurred, in which event liability for a breach of Section 9.2 or Section
9.13 shall survive the termination of the Agreement for a period of 180 days following the date on which the Agreement terminates. Nevertheless, no party to this Agreement shall have a legal right to redress or cause of action for a breach of Section 9.2 except in those circumstances in which such breach directly resulted in the termination of the Agreement.

                15.4. In consideration of the mutual benefits and agreements contained in this Agreement, each of the parties hereto, on behalf of itself and its successors and assigns, hereby irrevocably waives any right or cause of action which otherwise would survive in the absence of this Section 15.

        16. Amendment; Waivers. To the extent permitted under applicable law, prior to the Closing Date any provision of this Agreement may be amended or modified at any time, either before or after its approval by the shareholders of the parties hereto, (i) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, and (ii) as provided in Section 12:112 of the LBCL. Except with respect to any required shareholder or regulatory approval, each party hereto, by written instrument signed by a duly authorized officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Hibernia or Peoples) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such waiver executed after approval of this Agreement by the shareholders of Hibernia or Peoples shall change the number of shares of Hibernia Common Stock into which shares of Peoples Common Stock will be converted by the Merger.

        17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

        18. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

        19. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and auditors, provided that printing expenses shall be borne by Hibernia.

        20. No Assignment. Prior to the Effective Date, neither party hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other bank holding company that is a party hereto, including any transfer or assignment by operation of law.

        21. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, to the Chief Executive Officer of each party hereto at the address of such party set forth in the preamble to this Agreement and shall be deemed to have been given as of the date so personally delivered or mailed. A copy of all notices or other communications directed to Hibernia shall be sent to:

                                Hibernia Corporation
                                313 Carondelet Street
                                New Orleans, Louisiana  70130
                                Attention:  Corporate Law Division


and a copy of all notices or other communications directed to Peoples shall be sent to:

                                Ralph Williams
                                President
                                Peoples Holding Corporation
                                618 Main Street
                                Minden, Louisiana  71055-3327


with a copy to:

                              Carl J. Chaney, Esq.
                    Watkins, Ludlam, Winter & Stennis, P.A.
                             633 North State Street
                               Jackson, MS 39202

        22.   Headings.   The  headings  in  this  Agreement  are  inserted  for
convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        23. Entire Agreement. This Agreement and the Schedules and Exhibits hereto supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contain the entire agreement of the parties relating to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors. Nothing in this Agreement or in the Company Merger Agreement is intended to or shall be construed to confer upon or to give any person other than the parties hereto any rights, remedies, obligation or liabilities under or by reason of this Agreement except as expressly provided herein.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

                                        Hibernia Corporation




                                        Stephen A. Hansel
                                        President and Chief Executive
                                        Officer

Attest:




Patricia C. Meringer
Secretary


                                        Hibernia National Bank




                                        Stephen A. Hansel
                                        President and Chief Executive
                                        Officer

Attest:




Patricia C. Meringer
Secretary


                                        Peoples Holding Corporation



                                        By:________________________
                                                Ralph S. Williams
                                                President and Chief Executive
                                                  Officer


Attest:




Secretary



                                        Peoples Bank and Trust Company



                                        By:________________________
                                                Ralph S. Williams
                                                President and Chief Executive
                                                  Officer

Attest




Secretary




                                   APPENDIX B
              FORM OF OPINION OF PROFESSIONAL BANK SERVICES, INC.

                                 April 24, 1998



Board of Directors
Peoples Holding Corporation
618 Main Street
Minden, Louisiana 71058

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Peoples Holding Corporation, Minden, Louisiana (the "Company") of the proposed merger of the Company with Hibernia Corporation, New Orleans, Louisiana, ("Hibernia"). In the proposed merger, Company shareholders will receive an aggregate of 3,562,367 Hibernia common shares for all 374,986 Company common shares outstanding as further defined in the Agreement and Plan of Merger between Hibernia and the Company (the "Agreement"). On April 23, 1998, the proposed consideration to be received represents an aggregate value of $76,813,538 or $204.84 per Company common share based on the closing Hibernia common stock price of $21.56 as quoted on the New York Stock Exchange.

Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company and its wholly owned subsidiaries, contained in: (i) December 31, 1996 and December 31, 1997 Consolidated Reports of Condition and Income filed by the Bank with the Federal Reserve; (ii) December 31, 1995, 1996, and 1997 audited annual reports of the Company; and (iii) September 30, 1997 Uniform Bank Performance Report of the Bank. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

As part of preparing this Fairness Opinion, PBS reviewed historical financial information of Hibernia contained in: December 31, 1995, 1996 and 1997 Annual Reports; annual financial statements filed with the Securities and Exchange Commission for the years ended 1995, 1996 and 1997; quarterly financial statements filed with the Securities and Exchange Commission for 1997; the Uniform Bank Performance Report as of September 30, 1997 and the historical common stock trading activity of Hibernia.

We have not compiled, reviewed or audited the financial statements of the Company or Hibernia, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or Hibernia.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.


                                 Very truly yours,



                                 /s/ PROFESSIONAL BANK SERVICES, INC.
                                 Professional Bank Services, Inc.






                                   APPENDIX C

                 CERTAIN PROVISIONS OF LOUISIANA LAW RELATING TO
                      THE RIGHTS OF DISSENTING SHAREHOLDERS

        A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty percent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

        B. The right to dissent provided by this Section shall not exist in the case of:

                (1) A sale pursuant to an order of a court having jurisdiction in the premises.

                (2) A sale for cash on terms requiring distribution of all or substantially all of net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

                (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

        C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken;
provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as herein-above prescribed.

        D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

        E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due to accept the value of his shares as fixed by the corporation in its notice of disagreement.

        F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

        G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

        H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.




                                   APPENDIX D

               FORM OF TAX OPINION OF ERNST & YOUNG LLP - PAGE 1


May __, 1998


Hibernia Corporation
313 Carondelet Street
New Orleans, Louisiana  70130

Peoples Holding Corporation
618 Main Street
Minden, Louisiana  71055-3327


Dear Sir or Madam:

This letter is in response to your request that we provide you with our opinion concerning certain federal income tax consequences which would arise from consummation of the proposed merger of Peoples Holding Corporation ("Peoples") with and into Hibernia Corporation ("Hibernia") (the "Company Merger"), and the proposed merger of Peoples Bank and Trust Company ("Bank") with and into Hibernia National Bank ("HNB") (the "Bank Merger"). (Hereinafter, the Company Merger and the Bank Merger are referred to collectively as the "Proposed Mergers.")

In rendering this opinion, we have relied upon the facts, summarized below, as they have been presented to us orally by the management of Hibernia and verified in: the Statements of Facts and Representations dated ___ __, ____ provided by the respective managements of Peoples, Bank, Hibernia, and HNB; the Agreement and Plan of Merger made and entered into by and between Peoples and Hibernia as of February 10, 1998 (the "Agreement"); the Agreement to Merge between Bank and HNB (the "Bank Plan of Merger"); and the Registration Statement (Form S-4), as declared effective by the Securities and Exchange Commission on ___ __, ____ and containing the Proxy Statement - Prospectus of Peoples and Hibernia dated ___ __, ____ ("Prospectus"). (These are sometimes hereinafter referred to collectively as "Documents.")

You have represented to us that the facts contained in the Documents provide an accurate and complete description of the facts and circumstances concerning the Proposed Mergers. We have made no independent investigation of the factual matters and circumstances and, therefore, have relied upon the facts and representations in the Documents for purposes of this letter. Any changes to the facts or Documents may affect the conclusions stated herein.

We understand that reference to Ernst & Young LLP and our opinion is included in the Prospectus relating to the issuance of Hibernia Common Stock in connection with the Proposed Mergers and the special meeting of the Peoples shareholders with respect thereto. We consent to such reference in the Prospectus under the captions "Summary," "Proposed Merger-Representations and Warranties; Conditions to the Merger; Waiver" and "--Material Tax Consequences." We also understand that the form of this letter is included as an appendix to the Form S-4 Registration Statement and the Prospectus. We consent to such inclusion.


STATEMENT OF FACTS

Peoples is a corporation organized and existing under the laws of the State of Louisiana, and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As of December 31, 1997, the authorized capital stock of Peoples was 420,000 shares of common stock, of $10.00 par value ("Peoples Common Stock"). As of December 31, 1997, 383,243 shares of Peoples Common Stock had been issued, 374,986 shares of Peoples Common Stock were outstanding, and 8,257 shares of Peoples Common Stock were held in Peoples' treasury. The shares of Peoples Common Stock are held by approximately (number) shareholders. There are no options, warrants, subordinated rights or other rights to purchase Peoples Common Stock outstanding as of the date hereof.

Bank is principally engaged in the banking business. The presently authorized capital stock of Bank is 141,500 shares of common stock, par value $10.00 per share, of which 138,254 were issued and outstanding and held by Peoples as of the date hereof (referred to as "Bank Common Stock").

Hibernia is a bank holding company organized and existing under the laws of the State of Louisiana. The presently authorized capital stock of Hibernia is 300,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 200,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of December 31, 1997, 2,000,000 shares of Hibernia's preferred stock were issued and outstanding, 133,000,857 shares of Hibernia Common Stock were outstanding, and no shares of Hibernia Common Stock were held in Hibernia's treasury. As of December 31, 1997, Hibernia has the following existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer: Hibernia has authorized or reserved 1,968,750 shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options covering 1,383,482 shares of Hibernia Common Stock were outstanding as of December 31, 1997; 7,880,703 (as adjusted) shares of Hibernia Common Stock for issuance under its Long-Term Incentive Plan, pursuant to which options covering 5,745,660 shares of Hibernia Common Stock were outstanding as of December 31, 1997; 1,000,000 shares of Hibernia Common Stock for issuance under its 1993 Directors' Stock Option Plan, pursuant to which options covering 290,000 shares of Hibernia Common Stock are outstanding as of December 31, 1997; 24 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan; and warrants covering 213,176 shares of Hibernia Common Stock are outstanding. On January 1, 1998, Hibernia completed a merger with Northwest Bancshares of Louisiana, Inc. which resulted in the issuance of 1,508,019 shares of Hibernia Common Stock. On ___ __, ____, Hibernia completed a merger with ArgentBank which resulted in the issuance of (number) shares of Hibernia Common Stock. On ___ __, ____, Hibernia completed a merger with Firstshares of Texas, Inc. which resulted in the issuance of (number) of shares Hibernia Common Stock.

Additionally, on March 14, 1995, Hibernia and its Board of Directors authorized an employee stock ownership plan ("ESOP") to be funded with $30.0 million of Hibernia Common Stock. The $30.0 million purchase of Hibernia Common Stock will be funded through a loan from HNB. Hibernia Common Stock for the ESOP will be purchased as it becomes available on the open market at market prices, or in private negotiated transactions, other than from former shareholders of Peoples Common Stock, at such prices as may be agreed by the parties to the transaction, using funds drawn down on the loan as needed. At December 31, 1997, (number) shares have been acquired. Hibernia Common Stock is traded on the New York Stock Exchange.

HNB is a nationally chartered bank engaged principally in the banking business in the state of Louisiana. HNB is a wholly owned subsidiary of Hibernia.


BUSINESS PURPOSE

The management of Hibernia has represented to us that Hibernia desires to consummate the Proposed Mergers in order to improve its presence in the Louisiana market. As discussed in the Prospectus under the caption, "Proposed Merger-Background of and Reasons for Merger," the Peoples Board of Directors believes the shareholders of Peoples will benefit from being part of a larger banking entity, the stock of which is publicly traded.


PROPOSED TRANSACTIONS

In accordance with the above-stated business purpose, the following transactions have been proposed:

1. After all necessary regulatory and shareholder approvals have been granted, there will be simultaneous mergers (i.e., the Proposed Mergers) of Peoples with and into Hibernia in accordance with the Louisiana Business Corporation Law ("LBCL"), and Bank with and into HNB in accordance with the provisions of Bank Merger Act, 12 U.S.C. Sections 1828 et. seq. and 12 U.S.C. Section 215a ("Bank Merger Act"). Upon the completion of the Company Merger, Hibernia will cause the Bank Merger to occur.

2. In the Company Merger, Hibernia will acquire all of the assets and assume all of the liabilities of Peoples solely in exchange for Hibernia Common Stock (except for cash for fractional shares and dissenters, if any). As a result of the Company Merger, each share of the issued and outstanding Peoples Common Stock shall be converted into and become the number of shares of Hibernia Common Stock determined in accordance with the exchange rate (the "Exchange Rate"). The Exchange Rate shall be the number that is obtained by the following formula:
($69,375,000 , 375,000) , the Average Market Price of Hibernia Common Stock (as defined below); provided, however, that in no event shall the Exchange Rate be greater than 10.5 shares of Hibernia Common Stock for each share of Peoples Common stock, and in no event shall the Exchange Rate be less than 9.5 shares of Hibernia Common Stock for each share of Peoples Common Stock.

 The Average Market Price of Hibernia Common Stock is defined as the average of the closing price of one share of Hibernia Common Stock for ten business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

3. Holders of shares of Peoples Common Stock outstanding immediately prior to the effective date of the Company Merger shall cease to be, and shall have no rights as, shareholders of Peoples after the Company Merger.

4. In the Bank Merger, HNB will acquire all the assets and assume all of the liabilities of Bank in constructive exchange for Hibernia Common Stock. As a result of the Bank Merger, each share of the issued and outstanding Bank Common Stock shall cease to be outstanding and will be canceled. No additional shares of Hibernia Common Stock will actually be issued, nor will shares of HNB Common Stock be issued in the Bank Merger.

5. No fractional shares will be issued. Each holder of Peoples Common Stock who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock shall receive in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the Average Market Price of Hibernia Common Stock as defined above.

6. If the transaction is approved by shareholders holding less than 80 percent of the shares of Peoples Common Stock, then by following certain statutory procedures, shareholders of Peoples Common Stock may exercise dissenter's rights entitling them to receive in cash the value of their respective Peoples Common Stock in lieu of receiving Hibernia Common Stock in the Company Merger.


REPRESENTATIONS

For purposes of our evaluation, we have received from the respective managements of Peoples, Bank, Hibernia and HNB, Statements of Facts and Representations, dated ___ __, ____, as set forth below. References to the "Code" are to the Internal Revenue Code of 1986, as amended.

The  following  representations  have been made in  connection  with the Company
Merger:

(a) The fair market value of the Hibernia Common Stock to be received by each shareholder of Peoples Common Stock will be approximately equal to the fair market value of the Peoples Common Stock surrendered in the exchange.

(b) Hibernia has no plan or intention to offer cash or other "non-qualified consideration" to the shareholders of Peoples and the shareholders of Peoples have no plan or intention to sell, exchange, or otherwise dispose of a number of shares of Hibernia Common Stock received in the transaction to Hibernia or a corporation related to Hibernia that would reduce the Peoples shareholders' ownership of Hibernia Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all the formerly outstanding stock of Peoples as of the same date. For purposes of this representation, any shares of Peoples Common Stock surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Hibernia Common Stock, will be treated as outstanding on the date of the transaction. Moreover, distributions by Peoples in contemplation of the Proposed Mergers and shares of Peoples Common Stock and shares of Hibernia Common Stock held by former Peoples shareholders and otherwise sold, redeemed, or disposed of to Hibernia or a related corporation, prior to February 10, 1998, in contemplation of this transaction, subsequent to that date, or subsequent to this transaction will be considered in making this representation.

(c) Hibernia has no plan or intention to reacquire any of its Common Stock issued in the Company Merger other than to acquire a nominal amount of shares of Common Stock that may be acquired in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions).

(d) Hibernia has no plan or intention to sell or otherwise dispose of any of the assets of Peoples acquired in the transaction except for dispositions made in the ordinary course of business.

(e) Any liabilities of Peoples assumed by Hibernia and any liabilities to which the transferred assets of Peoples are subject were incurred by Peoples in the ordinary course of its business.

(f) Following the transaction, Hibernia will continue, substantially unchanged, the business of Peoples as operated, prior to the Proposed Mergers, through Peoples' subsidiary (Bank) which will be merged with and into HNB.

(g) Except for expenses relating to the registration of the Hibernia Common Stock and certain proxy printing and mailing expenses to be paid solely by Hibernia, which are directly related to the Proposed Mergers in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, Hibernia, Peoples, and the shareholders of Peoples will pay their respective expenses, if any, incurred in connection with the transactions.

(h) There is no intercorporate indebtedness existing between Peoples and its affiliates on the one hand and Hibernia and its affiliates on the other hand which was issued, acquired, or will be settled at a discount.

(i) No two parties to the  transaction  are  investment  companies as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

(j) Peoples is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(k) The fair market value of the assets of Peoples to be transferred to Hibernia will equal or exceed the sum of the liabilities assumed by Hibernia plus the amount of liabilities, if any, to which the transferred assets are subject.

(l) The payment of cash in lieu of fractional shares of Hibernia Common Stock is solely for the purpose of avoiding the expense and inconvenience to Hibernia of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Peoples shareholders instead of issuing fractional shares of Hibernia will not exceed one percent of the total consideration that will be issued in the transaction to the Peoples shareholders in exchange for their shares of Peoples Common Stock. The fractional share interests of each holder of Peoples Common Stock will be aggregated, and no Peoples shareholder will receive cash in an amount equal to or greater than the value of one full share of Hibernia Common Stock for its Peoples Common Stock.

(m) None of the compensation received by any shareholder-employees of Peoples or its affiliates will be separate consideration for, or allocable to, any of their shares of Peoples Common Stock; none of the shares of Hibernia Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

(n) The Company Merger will qualify as a statutory merger under the LBCL.

(o) The shareholders of Peoples (immediately before the proposed transaction) receiving shares of Hibernia Common Stock will not own (immediately after the proposed transaction) more than 50 percent of the fair market value of Hibernia Common Stock.



The following representations have been made in connection with the Bank Merger:

(aa) No additional Hibernia Common Stock will be issued or exchanged in the Bank Merger. No HNB Common Stock will be issued or exchanged in the Bank Merger.

(bb) Hibernia has no plan or intention to offer cash or other "non-qualified consideration" to the shareholder of Bank and the shareholder of Bank has no plan or intention to sell, exchange or otherwise dispose of a number of shares of Hibernia Common Stock constructively received to Hibernia or a corporation related to Hibernia in the transaction that would reduce the Bank shareholder's constructive ownership of Hibernia Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding Bank Common Stock as of the same date. For purposes of this representation, any shares of Bank Common Stock constructively exchanged with Hibernia or a corporation related to Hibernia for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of HNB Common Stock will be treated as outstanding Bank Common Stock on the date of the transaction. Moreover, distributions by Peoples in contemplation of the Proposed Mergers and shares of Bank Common Stock and shares of Hibernia Common Stock held by Bank or its shareholder and otherwise sold, redeemed, or disposed of to Hibernia or a related corporation, prior to February 10, 1998, in contemplation of this transaction, or subsequent to this transaction will be considered in making this representation.

(cc) HNB will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the Bank Merger. For purposes of this representation, amounts paid by Bank to dissenters, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the transaction.

(dd) Prior to the transaction, Hibernia will be in control of HNB within the meaning of Section 368(c) of the Code wherein "control" is defined to mean the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of the corporation.

(ee) Following the transaction, HNB will not issue additional shares of its Common Stock that would result in Hibernia losing control of HNB within the meaning of Section 368(c) of the Code.

(ff) Hibernia has no plan or intention to reacquire any of its Common Stock constructively issued in the Bank Merger.

(gg) Hibernia has no plan or intention to liquidate HNB; to merge HNB into another corporation; to sell or otherwise dispose of the Common Stock of HNB; or to cause HNB to sell or otherwise dispose of any of the assets of Bank acquired in the transaction, except for dispositions made in the ordinary course of business. As Hibernia consummates other mergers, it is likely that some or all of the merged banks will be merged with and into HNB. At this time, the discussion provided under the caption "Summary - Other Pending Transactions for Hibernia" in the Prospectus provides a complete list of all pending mergers that are covered by definitive agreements as of ___ __, ____. However, no Common Stock of HNB will be issued as consideration in any of the pending mergers.

(hh) The liabilities of Bank assumed by HNB and the liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of its business.

(ii) Following the transaction, HNB will continue the historic business of Bank or will use a significant portion of Bank's historic business assets in its business.

(jj) Except for expenses relating to the registration of Hibernia Common Stock and certain proxy printing and mailing expenses to be paid solely by Hibernia, which are directly related to the Proposed Mergers in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, Hibernia, HNB, Bank and the shareholder of Bank will pay their respective expenses, if any, incurred in connection with the transaction.

(kk) There is no intercorporate indebtedness existing between Hibernia and Bank and their affiliates or between HNB and Bank that was issued, acquired, or will be settled at a discount.

(ll) No two parties to the Bank Merger are  investment  companies  as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

(mm) Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(nn) The basis and fair market value of the assets of Bank transferred to HNB will each equal or exceed the sum of the liabilities assumed by HNB, plus the amount of liabilities, if any, to which the transferred assets are subject.

(oo) The merger of Bank into HNB will qualify as a statutory merger under the Bank Merger Act.



TECHNICAL ANALYSIS

Section 368(a)(1)(A) of the Code provides that a reorganization (a "Type A" reorganization) includes a statutory merger or consolidation. Such a reorganization can only be achieved by strict compliance with the applicable corporation laws of the United States or a state or territory of the United States. A statutory merger occurs wherein one party (the surviving corporation) to the transaction absorbs the other party whose corporate existence ceases. It has been represented by the management of Hibernia that the merger of Peoples with and into Hibernia, wherein Hibernia Common Stock is to be exchanged for Peoples Common Stock, is to occur as a statutory merger under applicable state law.

Section 368(a)(2)(D) of the Code provides that the acquisition by one corporation in exchange for stock of a corporation which is in control of the acquiring corporation, of substantially all of the properties of another corporation, shall not disqualify a transaction under Section 368(a)(1)(A) if
(i) no stock of the acquiring corporation is used in the transaction and (ii) the transaction would have otherwise qualified as a Type A reorganization had the merger been into the controlling corporation. It has been represented by the management of Hibernia that the merger of Bank with and into HNB, wherein Hibernia Common Stock is to be constructively exchanged for Bank Common Stock, is to occur as a statutory merger under applicable state and national law.

Revenue Procedure 77-37, 1977-2 C.B. 568 (3.01) provides that, for advance ruling purposes, the "substantially all" requirement of Section 368(a)(2)(D) is satisfied if there is a transfer of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the transferor corporation immediately prior to the transfer. Any payments to dissenters and any redemptions and distributions (except for regular dividend distributions) made by the corporation immediately preceding the transfer and which are a part of the transaction will be considered as assets held by the corporation immediately prior to the transfer. Additionally, the payment of expenses incurred in connection with the Proposed Mergers is taken into consideration in applying the "substantially all" test.

In the proposed Bank Merger, it has been represented by the respective managements of Bank and HNB that HNB will acquire assets representing at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets of Bank and that, for this purpose, the fair market value of the net and gross assets of Bank will be determined before payment by Bank of any expenses incurred by it in connection with the Bank
Merger, before payment to any dissenters to the Bank Merger, and before any redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer. Based upon the foregoing representations, the "substantially all" requirement will be met in the Bank Merger.



Additional Requirements

Sections 1.368-1(b) and 1.368-2(g) of the Income Tax Regulations (the "Regulations") provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368 of the Code:

(i)     "continuity of interest" must be present,

(ii) "continuity of business enterprise" must exist, and

(iii) the transaction must be undertaken for reasons pertaining to the continuance of the business of a corporation which is a party to the transaction.


Continuity of Interest

In general, the continuity of interest test requires the owners of the reorganized entity to receive and retain a meaningful equity in the surviving entity. See e.g., Pinellas Ice & Cold Storage Co. v. Comm'r, 287 U.S. 462
(1933); Cortland Specialty Company v. Comm'r, 60 F.2d 937 (2d Cir. 1932), cert. denied, 288 U.S. 599 (1932); Helvering v. Minnesota Tea Co., 296 U.S. 378
(1935).

The Internal Revenue Service (the "Service") has issued final and temporary regulations (T.D. 8760 and T.D. 8761) providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. Generally, continuity of interest is not preserved to the extent that the acquiring corporation acquires target stock for consideration other than acquiring stock, or if, in connection with the plan of reorganization, the acquiring stock is redeemed (or purchased by a related party). In addition, continuity of interest is not preserved to the extent that, prior to and in connection with the plan of reorganization, the target (or a related party) acquires the stock with consideration other than stock of the target, or makes an extraordinary distribution with respect to the stock. Generally, a related party includes any member of the same affiliated group (without regard to the exceptions in section 1504(b)) as the acquiring corporation, or any other corporation where the purchase of the acquiring stock by such corporation would result in the purchase being a redemption under section 304(a)(2). Sales by the target shareholders of stock of the acquiror received in the transaction to unrelated third parties occurring before or after a reorganization are disregarded.

Based upon our understanding of the facts presented to us orally and as set forth in the Statements of Facts and Representations dated [date], the Company Merger and the Bank Merger will satisfy the continuity of interest requirement. The management of Hibernia has represented that all of the stock of Peoples and Bank outstanding immediately prior to the merger will be exchanged (actually or constructively) solely for stock of Hibernia. Hibernia has represented further that neither Hibernia nor a related person (as defined in Treas. Reg. Section 1.368-1(e)(3)) has any plan or intention, in connection with the plan of reorganization, to (i) acquire a proprietary interest in Peoples or Bank for consideration other than stock of Hibernia, or (ii) redeem any of the stock issued in the transaction. In addition, the management of Peoples and Bank have represented that neither Peoples, Bank, nor a related person (as defined in Treas. Reg. Section 1.368-1(e)(3) determined without regard to Treas. Reg.
Section 1.368-1(e)(3)(i)(A)) has any plan or intention, prior to and in connection with the plan of reorganization, to redeem, acquire, or make an extraordinary distribution with respect to the stock of either entity.

In Revenue Ruling 68-526, 1968-2 C.B. 156, the Service held that the acquisition of the assets (and assumption of liabilities) of a parent corporation and its 60 percent owned subsidiary constituted separate tax-free reorganizations when the transactions occurred pursuant to one plan of reorganization and for valid business reasons. In Revenue Ruling 76-528, 1976-2 C.B. 103, the Service clarified that the continuity of interest requirement was met in Revenue Ruling 68-526 with respect to the subsidiary acquisition even when the parent had no assets other than stock of a subsidiary because, in light of the acquisition of the parent's assets, and its dissolution pursuant to the plan of reorganization, the parent's shareholders, in effect, "stepped into the parent's shoes" as the only qualified parties to receive and continue the stock interest formerly held by the parent corporation. Although no assurance can be given that the Service will agree, the rationale of the above Revenue Rulings suggests that the continuity of interest maintained by the Peoples shareholders in the Company Merger is relevant in determining whether the continuity of interest requirement is satisfied in the Bank Merger. See also PLR 9109044 (December 4, 1990) where the Service, after applying the step transaction doctrine, ruled that a sideways merger of a Bank Holding Company and its wholly owned banking subsidiary into an acquiring bank holding company and its banking subsidiary respectively constituted reorganizations under Section 368(a)(1)(C) and Section 368(a)(2)(D).

In the past, the Service has frequently ruled on certain facts that the simultaneous mergers of a parent and its wholly-owned subsidiary into an acquiring parent corporation and its wholly-owned subsidiary, respectively each qualified as a Section 368(a)(1)(A) reorganization (see e.g., PLR 9111025 (December 14, 1990), 9047015 (August 24, 1990) and 9003053 (October 26, 1989)).
In other rulings involving slightly different facts (i.e., minority shareholders in the subsidiary), the Service held that the subsidiary mergers were Section 368(a)(1)(A) reorganizations by reason of Section 368(a)(2)(D) (see e.g., PLR 9109044 (December 4, 1990), 8943067 (August 2, 1989) and 8942090 (July 27,
1989)).

Although private letter rulings are not binding on the Service as precedent, they are cited to illustrate a consistent rulings position. In recent years, while the Service has declined to rule on whether a transaction qualifies as a reorganization pursuant to Section 368(a)(1)(A) of the Code (see section
3.01(24) of Rev. Proc. 97-3) it has consistently ruled that the receipt by a target parent's shareholders of stock of an acquiring corporation will not prevent a lower tier target's merger from satisfying the continuity of interest requirement of Section 1.368-1(b) of the Regulations. See, for example, PLR 9237031 (June 16, 1992), PLR 9317027 (January 29, 1993), PLR 9510059 (March 10,
1995) and PLR 9743050 (July 31, 1997).


Continuity of Business Enterprise

Section 1.368-1(b) of the Regulations also provides that a continuity of business enterprise (as described in Section 1.368-1(d) of the Regulations) is a requisite to a reorganization. Section 1.368-1(d) of the Regulations (and as modified by T.D. 8760) provides that continuity of business enterprise requires that the acquiring corporation either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. The proposed Bank Merger will meet the continuity of business enterprise test of Section 1.368-1(d) because, based upon the representation of the management of HNB, HNB will continue the historic business of Bank or will use a significant portion of Bank's historic assets in a business.

Revenue Ruling 85-197, 1985-2 C.B. 120, provides that for purposes of the continuity of business enterprise requirement, the historic business of a holding company is the business of its operating subsidiary. Similarly, Revenue Ruling 85-198, 1985-2 C.B. 120, held that the continuity of business enterprise requirement was met upon the merger of two bank holding companies where the business of a former subsidiary of the acquired holding company was continued through a subsidiary of the acquiring corporation. Accordingly, the continuity of business enterprise requirement is met with regard to the Company Merger because Hibernia through its wholly-owned subsidiary HNB, will continue the banking business indirectly conducted by Peoples.


Business Purpose

Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As heretofore indicated in the "Business Purpose" Section set forth above, there are substantial business reasons for the Proposed Mergers. Accordingly, the Proposed Mergers each satisfy the business purpose requirement as set forth in the Regulations.

Constructive Exchange of Shares

To avoid the expense and inconvenience of issuing Hibernia shares to itself in the Bank Merger, and because Peoples' shareholders will have already received fair value for their shares, the shares of Bank Common Stock obtained by Hibernia in the Company Merger shall be canceled. (See the preceding discussion regarding Rev. Rul. 76-528). In the Bank Merger, which occurs simultaneously, but is to be described in the closing documents covering the Proposed Mergers as a step following the Company Merger, HNB technically would acquire the assets of Bank by issuing shares of Hibernia Common Stock to the Bank shareholder, Hibernia (as the result of the Company Merger).

The tax court has consistently held that the physical transfer of shares is not necessary if it would be a "meaningless gesture," particularly in situations where common ownership is present. See, Fowler Hosiery Co., 36 T.C. 201 (1961), aff'd 301 F.2d 394 (7th Cir. 1962) and William Holton George, 26 T.C. 396
(1956). In fact, the Service has ruled that the absence of an actual physical exchange of shares does not prevent a transaction from qualifying as a tax- free reorganization if such an exchange would have been a "meaningless gesture" or a "useless task." See Rev. Rul. 70-240, 1970-1 C.B. 81 and Rev. Rul. 75-383, 1975-2 C.B. 127. See also Davant v. Commissioner, 366 F.2d 874 (5th Cir. 1966); James Armour, Inc., 43 T.C. 295 (1964); American Manufacturing Co., 55 T.C. 204
(1970). In addition, the Service held in Revenue Ruling 78-47, 1978-1 C.B. 113, that a physical issuance of shares was unnecessary in order to eliminate certain expenses associated with a reorganization.

The Service has also consistently permitted constructive exchanges in private letter rulings. See e.g., PLR 9247019 (August 24, 1992) and 9137029 (June 13,
1991) citing Revenue Ruling 78-47; PLR 9319017 (February 5, 1993) citing Revenue Ruling 70-240; PLR 8750071 (September 17, 1987), 8722021 (February 25, 1987),
8620043  (February 14, 1986),  8403028 (October 17, 1983), and 8306010 (November
4, 1982).

Based on the above, the constructive exchange described herein does not prevent the Bank Merger from qualifying as a tax-free reorganization.


Other Statutory Provisions

Section 368(b) of the Code defines the term "a party to a reorganization" to include a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

Section 361(a) of the Code provides that no gain or loss shall be recognized to a transferor corporation which is a party to a reorganization on any exchange pursuant to the plan of reorganization solely for stock or securities in another corporation which is a party to the reorganization. Section 1032 of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. Revenue Ruling 57-278, 1957-1 C.B. 124, provides that a subsidiary will not recognize gain upon the exchange of its parent's stock for property in connection with a tax-free reorganization. See also Treasury Regulations (Treas. Regs.) Section 1.1032-2.

Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation which is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation which is a party to the reorganization.

Cash received by shareholders of Peoples Common Stock who dissent, will be treated as received in exchange for his or her stock subject to the provisions and limitations of Section 302 of the Code. See Treas. Reg. Sec. 1.354-1(d), Ex.
(3). If, as a result of such distribution, a shareholder owns no Peoples Common Stock either directly or indirectly through the application of Section 318 of the Code, the redemption will be treated as a complete termination of interest under Section 302(b)(3) of the Code and such cash will be treated as a distribution in exchange for stock under Section 302(a) of the Code.

Section 362(b) of the Code generally provides that if property is acquired by a corporation in connection with the reorganization, then the basis shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on such transfer.

Section 1223(2) of the Code provides that in determining a taxpayer's holding period for property, there shall be included the period for which such property was held by another person, if such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in such taxpayer's hands as it would have had in the hands of such other person.

Section 381 of the Code applies to certain transactions, including those transactions to which Section 361 of the Code applies, where there is a transfer in connection with a reorganization described in Section 368(a)(1)(A) or in
Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.


FEDERAL INCOME TAX CONSEQUENCES

Based solely upon the Statements of Facts and Representations, the Agreement, and the Bank Plan of Merger, it is our opinion that the following federal income tax consequences will result:




In the merger of Peoples with and into Hibernia:

(1) Provided the proposed merger of Peoples with and into Hibernia qualifies as a statutory merger under Louisiana law, the Company Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Peoples and Hibernia will each be a party to a reorganization within the meaning of
Section 368(b) of the Code.

(2) No gain or loss will be recognized by Peoples upon the transfer of its assets to Hibernia in exchange solely for Hibernia Common Stock, cash for dissenters, if any, and the assumption by Hibernia of the liabilities of Peoples, since any cash for dissenters will be distributed to the shareholders (Sections 361(a), 361(b), and 357(a) of the Code).

(3) No gain or loss will be recognized by Hibernia on receipt of the Peoples assets in exchange for Hibernia Common Stock, cash and the assumption by Hibernia of the liabilities of Peoples (Section 1032(a) of the Code).

(4) The basis of the assets of Peoples in the hands of Hibernia will, in each case, be the same as the basis of those assets in the hands of Peoples immediately prior to the transaction (Section 362(b) of the Code).

(5) The holding period of the assets of Peoples in the hands of Hibernia will, in each case, include the period for which such assets were held by Peoples (Section 1223(2) of the Code).

(6) No gain or loss will be recognized, with respect to the receipt of Hibernia Common Stock, by the shareholders of Peoples who receive solely Hibernia Common Stock and cash for fractional shares in exchange for their shares of Peoples Common Stock (Section 354(a)(1) of the Code). With respect to the cash received in lieu of fractional shares, see Item 12 below.

(7) The cash received by a dissenting shareholder of Peoples in exchange for his or her Peoples Common Stock will be treated as having been received by such shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no Peoples Common Stock either directly or indirectly through the application of Section 318, the redemption will be treated as a complete termination of interest under Section 302(b)(3) and such cash will be treated as a distribution in exchange for stock under Section 302(a).

(8) The basis of Hibernia Common Stock to be received by the shareholders of Peoples Common Stock will be, in each instance, the same as the basis of their stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of gain, if any, recognized in the exchange. (Section 358(a)(1) of the Code).

(9) The holding period of the Hibernia Common Stock to be received by the shareholders of Peoples Common Stock in the transaction will include in each instance, the period during which the Peoples Common Stock surrendered in exchange therefor is held as a capital asset on the date of the surrender (Section 1223(l) of the Code).

(10) Hibernia will succeed to and take into account those tax attributes of Peoples described in Section 381(c) of the Code. (Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations.) These items will be taken into account by Hibernia subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.

(11) As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, Hibernia will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Peoples as of the date of transfer. Any deficit in the earnings and profits of Peoples will be used only to offset the earnings and profits accumulated after the date of transfer.

(12) The payment of cash in lieu of fractional share interests of Hibernia Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Hibernia. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, subject to the provisions and limitations of Section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77- 41, 1977-2 C.B. 574).

(13) Peoples will close its taxable year as of the date of the distribution or transfer. Hibernia will not close its taxable year merely because of the Company Merger. (Section 381(b) of the Code).


In the merger of Bank with and into HNB:

(14) Provided the proposed merger of Bank with and into HNB qualifies as statutory merger under the Bank Merger Act, the acquisition by HNB of substantially all of the assets of Bank solely in constructive exchange for Hibernia Common Stock and the assumption by HNB of the liabilities of Bank, will qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Bank, Hibernia and HNB will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

(15) No gain or loss will be recognized by either Hibernia or HNB upon the acquisition by HNB of substantially all of the assets of Bank in constructive exchange for Hibernia Common Stock and the assumption of Bank's liabilities (Section 1032(a) of the Code). (See Treas. Regs. Section 1.1032-2 and Rev. Rul. 57-278, 1957-1 C.B. 124.)

(16) The basis of the assets of Bank acquired by HNB will be the same in the hands of HNB as the basis of such assets in the hands of Bank immediately prior to the exchange (Section 362(b) of the Code).

(17) The basis of the HNB Common Stock in the hands of Hibernia will be increased by an amount equal to the basis of the Bank assets in the hands of HNB and decreased by the sum of the amount of the liabilities of Bank assumed by HNB and the amount of liabilities to which the assets of Bank are subject (Section 1.358-6(c)(1) of Treas.
Regs.).

(18) The holding period of the assets of Bank received by HNB will, in each instance, include the period for which such assets were held by Bank (Section 1223(2) of the Code).

(19) As provided by Section 381(c) of the Code and Section 1.381(c)(2)-1 of the Regulations, HNB will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Bank as of the date of transfer. Any deficit in the earnings and profits of Bank or HNB will be used only to offset the earnings and profits accumulated after the date of transfer.

(20) The shareholder of HNB will recognize no gain or loss upon the constructive exchange of Bank Common Stock solely for Hibernia Common Stock. (Section 354(a)(1) of the Code.)

(21) Bank will recognize no gain or loss on the transfer of its assets to HNB in constructive exchange for Hibernia Common Stock and the assumption by HNB of the liabilities of Bank, as described above. (Sections 361(a) and 357(a) of the Code.)

(22) Bank will close its taxable year as of the date of the distribution or transfer. HNB will not close its taxable year merely because of the Bank Merger. (Section 381(b) of the Code.)

(23)  Pursuant  to  Section  381(a) of the Code and  Section  1.381(a)-1  of the
Regulations, HNB will succeed to and take into account the items of Bank described in Section 381(c) of the Code. These items will be taken into account by HNB subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and Regulations promulgated thereunder.




STATE INCOME TAX CONSEQUENCES

(1) The Louisiana income tax treatment to the shareholders of Peoples will be substantially the same as the federal income tax treatment to the shareholders of Peoples.


SCOPE OF OPINION

The scope of this opinion is expressly limited to the federal income tax issues specifically addressed in (1) through (23) in the section entitled "Federal Income Tax Consequences" above and (1) in the section entitled "State Income Tax Consequences" above. Specifically, our opinion has not been requested and none is expressed with regard to the federal, foreign, state or local income tax consequences for the shareholders of Hibernia or with regard to the foreign, state or local income tax consequences (other than those enumerated in (1) above of "State Income Tax Consequences") for the shareholders of Peoples, Bank, and HNB. We have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under Section 382, on the availability of net operating loss carryovers (or built-in gains or losses), if any, after the Proposed Mergers, the application (if any) of the alternative minimum tax to this transaction, nor the application of any consolidated return or employee benefit issues which may arise as a result of the Proposed Mergers unless expressly stated above. Further, we have made no determination as whether Peoples dividend distributions have been sufficient to eliminate any undistributed personal holding company tax liability, if applicable. We have made no determination nor expressed any opinion as to the fair market value of any of the assets being transferred in the Proposed Mergers nor the common shares being exchanged in the Proposed Mergers. Furthermore, our opinion has not been requested and none is expressed with respect to any foreign, state or local tax consequences to Peoples, Bank, Hibernia, and HNB.

Our opinion, as stated above, is based upon the analysis of the Code, the Regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. In addition, we have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date hereof.

This letter represents our opinions as to the interpretation of existing law and, accordingly, no assurance can be given that the Service or the courts will agree with the above analysis.



PART II.       INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.        Indemnification of Directors and Officers.

        The Louisiana Business Corporation Law ("LBCL") contains two provisions that directly affect the liability of officers and directors of Louisiana corporations to the corporations and shareholders whom they serve. Section 83 permits Louisiana corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Sections 91 and 92 set forth the liability of officers and directors of Louisiana corporations.

        Section 91 of the LBCL provides that officers and directors of Louisiana corporations are fiduciaries with respect to the corporation and its shareholders and requires that they discharge the duties of their positions as such in good faith and with the diligence, care, judgment and skill which ordinarily prudent men would exercise under similar circumstances in like positions. Section 91 specifically provides that it is not intended to derogate from any indemnification permitted under Section 83, discussed below.

        Section 92 of the LBCL limits the liability of officers and directors with respect to certain matters, as well as imposes personal liability for certain actions, such as the knowing issuance of shares in violation of the LBCL. Paragraph E of Section 92 permits a director, in the performance of his duties, to be fully protected from liability in relying in good faith on the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee of the board by any of the corporation's officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer or independent or certified public accountant selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such a selection or by any other person as to matters the directors reasonably believe are within such other person's professional or expert competence and which person is selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such selection.

        Section 83 of the LBCL permits a Louisiana corporation to indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business. Such persons may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any such action as long as the indemnified party acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to criminal actions or proceedings, the indemnified person must not only have acted in good faith and in a manner believed to be in or not opposed to the best interest of the corporation; he or she must also not have had any reasonable cause to believe that his or her conduct was unlawful.

        The LBCL treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action for any expenses if the individual seeking indemnification is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation unless specifically ordered by the court. Otherwise, officers and directors may be indemnified in derivative actions only with respect to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action.

        Indemnification of officers and directors may only be made by the corporation if the corporation has specifically authorized indemnification after determining that the applicable standard of conduct has been met. This determination may be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

        Indemnification of officers and directors against reasonable expenses is mandatory under Section 83 of the LBCL to the extent the officer or director is successful on the merits or in the defense of any action or suit against him giving rise to a claim of indemnification.

        Louisiana corporations are permitted to advance the costs of defense to officers and directors with respect to claims for which they may be indemnified under Section 83 of the LBCL. In order to advance such costs, however, such procedure must be approved by the board of directors by a majority of a quorum consisting of disinterested directors. In addition, a corporation may only advance defense costs if it has received an undertaking from the officer or director to repay the amounts advanced unless it is ultimately determined that he or she is entitled to be indemnified as otherwise authorized by Section 83.

        Louisiana corporations are also specifically permitted to procure insurance on behalf of officers and directors and former officers and directors for actions taken in their capacities as such. Insurance coverage may be broader than the limits of indemnification under Section 83. Also, the indemnification provided for in Section 83 is not exclusive of any other rights to indemnification, whether arising from contracts or otherwise.

        Hibernia Corporation (the "Registrant") has adopted an indemnification provision in its articles of incorporation that provides for indemnification of officers and directors under the circumstances permitted by Louisiana law. The Registrant's indemnification provision requires indemnification, except as prohibited by law, of officers and directors of the Registrant or any of its wholly-owned subsidiaries against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (including any action by or in the right of the Registrant) by reason of the fact that the person served as an officer or director of the Registrant or one of its subsidiaries. Officers and directors may only be indemnified against expenses in cases brought by the officer or director against the Registrant if the action is a claim for indemnification, the officer or director prevails in the action, or indemnification is included in any settlement or is awarded by the court. The indemnification provision further requires the Registrant to advance defense costs to officers and directors in such suits and proceedings upon receipt of an undertaking to repay such expenses unless it is ultimately determined that the officer or director is entitled to indemnification as authorized by the Article.

        The Registrant's Articles of Incorporation further provide that no director or officer of the Registrant will be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as an officer or director. This provision is limited to those circumstances in which such a limitation of liability is permitted under applicable law and would not be operative in any circumstances in which the law prohibits such an limitation.

Item 21.        Exhibits and Financial Statement Schedules.

(a)

EXHIBIT      DESCRIPTION

     2 Agreement and Plan of Merger (included as Appendix A to the Proxy Statement-Prospectus)

     3.1 Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Articles of Incorporation of the Registrant, as amended to date)

     3.2 Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (By-Laws of the Registrant, as amended to date)

     5    Opinion of Patricia C. Meringer, Esq. re: legality of shares

     8 Opinion of Ernst & Young LLP, certified public accountants, regarding certain tax matters (included as Appendix D to the Proxy Statement-Prospectus)

10.13 Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1988, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Deferred Compensation Plan for Outside Directors of Hibernia Corporation and its Subsidiaries, as amended to date)

10.14 Exhibit 10.14 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1990, filed with the Commission by the Registrant (Commission File No.0-7220) is hereby incorporated by reference (Hibernia Corporation Executive Life Insurance Plan)

10.16 Exhibit 4.7 to the Registration Statement on Form S-8 filed with the Commission by the Registrant (Registration No. 33-26871) is hereby incorporated by reference (Hibernia Corporation 1987 Stock Option Plan, as amended to date)

10.34 Exhibit C to the Registrant's definitive proxy statement dated August 17, 1992 relating to its 1992 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (Long- Term Incentive Plan of Hibernia Corporation)

10.35     Exhibit  A  to  the  Registrant's  definitive  proxy  statement  dated
          March 23, 1993 relating to its 1993 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (1993 Director Stock Option Plan of Hibernia Corporation)

10.36     Exhibit  10.36  to the Registrant's Annual Report on Form 10-K for the
          fiscal year ended December 31, 1993 filed with the Commission (Commission file no. 0-7220) is hereby incorporated by reference (Employment agreement between Stephen A. Hansel and Hibernia Corporation)

10.37 Exhibit 10.37 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Commission
          (Commission  File  No.  0-7220) is  hereby  incorporated  by reference
          (Employment Agreement between J. Herbert Boydstun and Hibernia Corporation)

10.38 Exhibit 10.38 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference
          (Employment Agreement between E. R. "Bo" Campbell and Hibernia Corporation)

10.39     Exhibit  10.39  to the Registrant's Annual Report on Form 10-K for the
          fiscal   year   ended   December  31,  1996  filed with the Commission
          (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement between B.D. Flurry and Hibernia Corporation)

10.40 Exhibit 10.40 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Split-Dollar Life Insurance Plan of Hibernia Corporation effective as of July 1996)

10.41 Exhibit 10.41 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Nonqualified Deferred Compensation Plan for Key Management Employees of Hibernia Corporation effective as of July 1996)

10.42 Exhibit 10.42 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Supplemental Stock Compensation Plan for Key Management Employees effective as of July 1996)

10.43 Exhibit 10.43 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission
          (Commission No. 0-7220) is hereby incorporated by reference (Nonqualified Target Benefit (Deferred Award) Plan of Hibernia Corporation effective as of July 1996))

10.44 Exhibit 10.44 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission (Commission No. 0-7220) is hereby incorporated by reference (Form of Change of Control Employment Agreement for Executive and Senior Officers of the Registrant

10.45 Exhibit 10.45 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission
          (Commission   No.   0-7220)  is  hereby   incorporated   by  reference
          (Employment Agreement between Randall A. Howard and Hibernia Corporation)


     13 Exhibit 13 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (1997 Annual Report to security holders of Hibernia Corporation).

     21 Exhibit 21 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Subsidiaries of the Registrant)

      23(a)Consent of  Patricia  C. Meringer, Esq. (included  with    Exhibit 5)

   23(b)(i)Consent  of KPMG Peat  Marwick  LLP
       (ii)Consent of Ernst & Young LLP
      (iii)Consent of Professional Bank Services, Inc.

      24 Powers of Attorney

      99 Form of Proxy of Peoples Holding Corporation

  (b)

FINANCIAL STATEMENT SCHEDULES
N/A



Item 22.        Undertakings.

        The undersigned registrant hereby undertakes:

        (i) to file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

               (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (ii) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

        (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (iv) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

        (v) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to information called for by the other Items of the applicable form;

        (vi) that every prospectus (a) that is filed pursuant to the preceding paragraph, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

        (vii) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

        (viii) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on May 8, 1998.

                                       HIBERNIA CORPORATION



                                       By:   /s/ PATRICIA C. MERINGER
                                                 Patricia C. Meringer
                                                 Senior Vice President and
                                                   Secretary


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 8, 1998.



Signatures                                              Title

       *
_____________________________           Chairman of the Board
Robert H. Boh

       *
_____________________________           President and Chief Executive
Stephen A. Hansel                         Officer and Director

       *
_____________________________           Chief Financial Officer
Marsha M. Gassan

       *
_____________________________           Chief Accounting Officer
Ron E. Samford, Jr.

       *
_____________________________           Director
J. Herbert Boydstun

       *
_____________________________           Director
J. Terrell Brown

       *
_____________________________           Director
E. R. Campbell

       *
_____________________________           Director
Richard W. Freeman, Jr.

       *
_____________________________           Director
Dick H. Hearin

       *
_____________________________           Director
Robert T. Holleman

       *
_____________________________           Director
Elton R. King

       *
_____________________________           Director
Sidney W. Lassen

       *
_____________________________           Director
Laura A. Leach

       *
_____________________________           Director
James R. Murphy

       *
_____________________________           Director
Donald J. Nalty

       *
_____________________________           Director
William C. O'Malley

        *
_____________________________           Director
James R. Peltier

       *
_____________________________           Director
Robert T. Ratcliff

       *
_____________________________           Director
Janee M. Tucker

       *
_____________________________           Director
Virginia Eason Weinmann

       *
_____________________________           Director
Robert E. Zetzmann

*By:   /s/ PATRICIA C.MERINGER
           Patricia C. Meringer
           Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit                          Sequential Page
                                     Number


 5 (a)          Opinion of Patricia C. Meringer, Esq.

 23             Consent of Patricia C. Meringer, Esq.
                        (included with Exhibit 5)

 23(b)(i)       Consent of KPMG Peat Marwick LLP
     (ii)       Consent of Ernst & Young LLP
    (iii)       Consent of Professional Bank Services, Inc.

 24             Powers of Attorney

 99             Form of Proxy of Peoples Holding Corporation

                                  EXHIBIT 5(a)




                                   May 5, 1998




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

        I am Corporate Counsel and Secretary of Hibernia Corporation (the "Company") and am delivering this opinion in connection with the registration by the Company of shares of Class A Common Stock (the "Shares) to be issued by the Company in a proposed merger (the "Merger") with Peoples Holding Corporation ("Peoples") in which the shareholders of Peoples will receive the Shares in exchange for their shares of common stock of Peoples, to which registration statement (the "Registration Statement") this opinion is attached. The Shares will be reserved for issuance upon the closing of the Merger. The Shares will be issued to shareholders of Peoples upon consummation of the Merger pursuant to the registration statement after it has been declared effective by the Securities and Exchange Commission.

        In furnishing this opinion, I or attorneys under my supervision have examined such documents and have made such investigation of matters of fact and law as I have deemed necessary or appropriate to provide a basis for the opinions set forth herein. In such examination and investigation, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted as originals and the conformity to original documents of all documents submitted as certified or photostatic copies.

        In rendering this opinion, I do not express any opinion concerning any law other than the law of the State of Louisiana and the federal law of the United States, and I do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed below.

        Based  upon  and  limited  by  the  foregoing,   and  based  upon  legal
considerations which I deem relevant and upon laws or regulations in effect as of the date hereof, I am of the opinion that:

        1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Louisiana.

        2. The Shares have been duly authorized and either are, or, upon issuance thereof pursuant to the terms of the offering thereof, will be, validly issued, fully paid and non-assessable.

        I hereby expressly consent to the inclusion of this Opinion as exhibit to the Registration Statement and to the reference to this Opinion therein.


        This opinion is being furnished to you pursuant to the filing of the Registration Statement and may not be relied upon by any other person or used for any other purpose, except as provided for in the preceding paragraph.

                                                        Very truly yours,



                                                        /s/ PATRICIA C.MERINGER
                                                        Patricia C. Meringer
                                                        Corporate Counsel
                                                         and Secretary

PCM/gbp

                                Exhibit 23(b)(i)
                         Independent Auditor's Consent


The Board of Directors
Peoples Holding Corporation:

We consent to the use of our report dated January 16, 1998 related to the consolidated financial statements of Peoples Holding Corporation and Subsidiary as of and for the years ended December 31, 1997 and 1996 included herein and to the reference to our firm under the heading "Experts" in the prospectus relating to the merger of Peoples Holding Corporation and Hibernia Corporation constituting part of the Registration Statement on Form S-4 of Hibernia Corporation to be filed on or about May 8, 1998.


/s/ KPMG PEAT MARWICK LLP
KPMG PEAT MARWICK LLP


Shreveport, Louisiana
May 8, 1998

                               Exhibit 23(b)(ii)
                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) and related Prospectus of Hibernia Corporation for the registration of 3,937,353 shares of its common stock to be issued pursuant to its proposed merger with Peoples Holding Corporation and to the incorporation by reference therein of our report dated January 13, 1998, with respect to the consolidated financial statements of Hibernia Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                        /s/ ERNST & YOUNG LLP
                                                        Ernst & Young LLP

New Orleans, Louisiana
May 6, 1998

                               Exhibit 23(b)(iii)
                     Consent of Professional Bank Services


In connection with the proposed merger of Peoples Holding Corporation with and into Hibernia Corporation, the undersigned, acting as an independent financial advisor to the common shareholders of Peoples Holding Corporation, hereby consents to the reference to our firm in the proxy statement and to the inclusion of our fairness opinion as an exhibit to the proxy statement.


                                       /s/ PROFESSIONAL BANK SERVICES, INC.
                                           Professional Bank Services, Inc.

Louisville, Kentucky
May ___, 1998

                                   EXHIBIT 24
                               POWERS OF ATTORNEY



                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned Chairman and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.



                                               /s/ ROBERT H. BOH
                                                   Robert H. Boh
                                                   Chairman and Director
                                                   HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.



                                                   /s/ J. HERBERT BOYDSTUN
                                                       J. Herbert Boydstun
                                                       Director
                                                       HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.



                                                  /s/ J. TERRELL BROWN
                                                      J. Terrell Brown
                                                      Director
                                                      HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.



                                                  /s/ E. R. "BO" CAMPBELL
                                                      E. R. "Bo" Campbell
                                                      Director
                                                      HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.


                                                   /s/ RICHARD W. FREEMAN, JR.
                                                       Richard W. Freeman, Jr.
                                                       Director
                                                       HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned President, Chief Executive Officer and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.

                                         /s/ STEPHEN A. HANSEL
                                             Stephen A. Hansel
                                             President, Chief Executive Officer
                                               and Director
                                             HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.


                                                  /s/ DICK H. HEARIN
                                                      Dick H. Hearin
                                                      Director
                                                      HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.


                                                    /s/ ROBERT T. HOLLEMAN
                                                        Robert T. Holleman
                                                        Director
                                                        HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.



                                                       /s/ ELTON R. KING
                                                           Elton R. King
                                                           Director
                                                           HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.



                                                  /s/ SIDNEY W. LASSEN
                                                      Sidney W. Lassen
                                                      Director
                                                      HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), her true and lawful agents and attorneys-in-fact, for her and on her behalf and in her name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the 25th day of March 1998.



                                                     /s/ LAURA A. LEACH
                                                         Laura A. Leach
                                                         Director
                                                         HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.


                                                   /s/ JAMES R. MURPHY
                                                       James R. Murphy
                                                       Director
                                                       HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned Vice Chairman and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.



                                                 /s/ DONALD J.NALTY
                                                     Donald J. Nalty
                                                     Vice Chairman and Director
                                                     HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.



                                                    /s/ WILLIAM C.O'MALLEY
                                                        William C. O'Malley
                                                        Director
                                                        HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.

                                                    /s/ JAMES R. PELTIER
                                                        James R. Peltier
                                                        Director
                                                        HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.



                                                    /s/ ROBERT T. RATCLIFF
                                                        Robert T. Ratcliff
                                                        Director
                                                        HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.

                                                    /s/ H. DUKE SHACKELFORD
                                                        H. Duke Shackelford
                                                        Director
                                                        HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), her true and lawful agents and attorneys-in-fact, for her and on her behalf and in her name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the 25th day of March 1998.



                                                    /s/ JANEE M."GEE" TUCKER
                                                        Janee M. "Gee" Tucker
                                                        Director
                                                        HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), her true and lawful agents and attorneys-in-fact, for her and on her behalf and in her name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the 25th day of March 1998.


                                                    /s/ VIRGINIA E. WEINMANN
                                                        Virginia E. Weinmann
                                                        Director
                                                        HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.


                                                    /s/ ROBERT E. ZETZMANN
                                                        Robert E. Zetzmann
                                                        Director
                                                        HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned Controller and Chief Accounting Officer of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 25th day of March 1998.


                                    /s/ RON E. SAMFORD, JR.
                                        Ron E. Samford, Jr.
                                        Controller and Chief Accounting Officer
                                        HIBERNIA CORPORATION

                                P0WER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned Chief Financial Officer of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), her true and lawful agents and attorneys-in-fact, for her and on her behalf and in her name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Peoples Holding Corporation ("Peoples") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Peoples and merge Peoples into the Corporation, authorized by resolutions adopted by the Board of Directors on March 25, 1998 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the 25th day of March 1998.



                                                    /s/ MARSHA M. GASSAN
                                                        Marsha M. Gassan
                                                        Chief Financial Officer
                                                        HIBERNIA CORPORATION

                                   EXHIBIT 99

                          PEOPLES HOLDING CORPORATION
                                     PROXY

                      THIS PROXY IS SOLICITED ON BEHALF OF
             THE BOARD OF DIRECTORS OF PEOPLES HOLDING CORPORATION


The undersigned shareholder of Peoples Holding Corporation ("Peoples"), a Louisiana corporation, hereby constitutes and appoints Ralph S. Williams and Luther Moore, or either of them, proxies with full power of substitution to vote and act for the undersigned, as designated below, with respect to the number of shares of common stock, $10.00 par value, of Peoples the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Peoples, which will be held at the office of Peoples Holding Corporation, 618 Main Street, Minden, Louisiana 71055 on June 16, 1998 at 2:00 P.M., and at any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF PEOPLES, OR, IN THE EVENT A MATTER IS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING AS TO WHICH THE BOARD OF DIRECTORS HAS MADE NO RECOMMENDATION, THE PROXIES WILL VOTE THE SHARES IN THEIR DISCRETION.

        The Board of Directors of Peoples recommends that you vote FOR the approval of the Agreement and Plan of Merger between Peoples and Hibernia dated February 10, 1998 and the merger of Peoples into Hibernia Corporation.

                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE
               PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
                      IN THE ENCLOSED POSTAGE PAID ENVELOPE



PLEASE MARK YOUR CHOICE LIKE
THIS ___ IN BLUE OR BLACK INK
    /---/


            --------------------
            Common Stock

            Approval of the Agreement and Plan of Merger between Peoples Holding Corporation and Hibernia dated February 10, 1998 and the Merger of Peoples with and into Hibernia.

             For                Against             Abstain

           _______              _______             _______
          /______/             /______/            /______/


        The  undersigned   hereby   acknowledges   receipt  of  a  copy  of  the
accompanying Notice of Special Meeting of Shareholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given.


Date_______________________________


Signature__________________________

Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, or in a similar capacity, you should so indicate when signing. If the person signing is a corporation, partnership or other entity, please sign the full name of the corporation or partnership or other entity by a duly authorized officer, partner or other person. If the shares are held jointly, each shareholder named should sign.